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Filed with the Securities and Exchange Commission on December 18, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCPAC INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	77-0469911 (I.R.S. Employer Identification Number)

6700 Koll Center Parkway
Pleasanton, California 94566
(925) 461-2625
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

David M. Hood
President, Chief Executive Officer and
Chairman of the Board of Directors
6700 Koll Center Parkway
Pleasanton, California 94566
(925) 461-2625
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent For Service)

With copies to:

Paul V. Rogers	Christopher M. Kelly
Andrea Vachss	Sean M. McAvoy
Covington & Burling	Jones, Day, Reavis & Pogue
One Front Street	2882 Sand Hill Road
San Francisco, California 94111	Menlo Park, California 94025
(415) 591-6000	(650) 739-3939

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.01 par value per share	$40,000,000	$3,680

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(p), the filing fee of $15,267 previously paid in connection with the Registration Statement on Form S-1 (No. 333-56657) filed by the Registrant on June 11, 1998 and withdrawn on September 17, 2002 is offset against the entire filing fee for this Registration Statement. As a result, no filing fee is due in connection with this filing.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated December 18, 2002

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              Shares

Common Stock

This is our initial public offering. We are selling all of the shares of common stock offered by this prospectus. We expect the public offering price to be between $    and $    per share. Currently, no public market exists for the shares. After pricing the offering, we expect the common stock will be traded on the Nasdaq National Market under the symbol "ACPC."

Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 7.

PRICE $ PER SHARE
	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to ACCPAC	$	$

The underwriters may also purchase up to an additional            shares from ACCPAC at the public offering price, less the underwriting discount, within 30 days from                        to cover over-allotments.

The underwriters expect to deliver the shares on or about                             , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

RBC Capital Markets

SoundView Technology Group

Adams, Harkness & Hill, Inc.

                        , 2003.

CUSTOMERS
SUPPLIERS
PARTNERS
EMPLOYEES
TRADING COMMUNITIES
DEVICES
Web-based EDI
ACCPAC Exchange
Customer Relationship Management
ACCPAC eCRM
ACCPAC Warehouse Management System
Warehouse Management
ACCPAC Advantage Series
ACCPAC Pro Series
Accounting
Human Resource Management
ACCPAC HR Series
ACCPAC eTransact
e-Commerce
ACCPAC Future Applications
Future Applications
INTERNET

ACCPAC End-to-End Business Management Applications

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or any sale of the common stock. Information on our website or in our promotional literature is not part of this prospectus.

        The market and industry data we have included in this prospectus is derived from independent publications. We have not independently verified this market and industry information, and we cannot assure you that it is accurate or complete.

DEALER PROSPECTUS DELIVERY OBLIGATION

        Until            , 2003, which is 25 days after commencement of this offering, all dealers that effect transactions in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our common stock under "Risk Factors" and the consolidated financial statements and the related notes included elsewhere in this prospectus, before investing in our common stock.

ACCPAC International, Inc.

        We are a global provider of end-to-end business management applications for small and midsize businesses, or SMBs. We believe that we offer the most comprehensive and functionally complete suite of business management applications specifically designed for SMBs. Our accounting applications are the foundation of our applications suite. We complement these accounting applications with a number of other applications that address our customers' needs in the areas of customer relationship management, electronic commerce, human resource management, warehouse management and Internet-based business-to-business transaction exchange. We market all of these applications, some of which are licensed from technology partners, under the ACCPAC brand. By integrating our business management applications and making them accessible via the Internet, we offer an end-to-end business management solution to our SMB customers. We sell our SMB business management applications through our network of more than 3,000 business partners worldwide. We have been in business for over 20 years and have registered more than 140,000 SMB customers in over 130 countries. In addition to our SMB business management applications, we also offer accounting software for small office and home office, or SOHO, businesses.

Industry Background

        Businesses are increasingly challenged to raise employee productivity, increase the speed and accuracy of decision-making, and establish more efficient relationships with customers, suppliers and partners. Businesses rely on business management applications to meet these challenges. Increasingly, businesses are demanding that these applications be integrated with one another and accessible via the Internet, or e-business enabled. International Data Corporation estimates that the market for e-business applications will grow at approximately three times the rate of the overall business applications market, from $4.4 billion in 2001 to $19.5 billion in 2006, which represents a compound annual growth rate of 34.4%.

        The accounting application is the central repository for all business transactions, financial data and other critical business information. Accordingly, the accounting application has emerged as the foundation for integrated business management applications. This development, coupled with the increased demand for these applications to be e-business enabled, has fueled the emergence of end-to-end business management applications.

        To date, most business management applications targeted at the SMB market have been stand-alone, non-integrated applications that have been expensive and have not been e-business enabled. As a consequence, while Gartner Group estimates that there are more than 8.0 million SMBs worldwide, we believe most are not benefiting from end-to-end business management applications. However, the emergence of the Internet as a secure, low-cost platform for business transactions, and the availability of affordable information technology infrastructure, are driving an increasing demand for end-to-end business management applications in the SMB market.

Our Solution

        We believe our end-to-end business management solution addresses the requirements of the SMB market by offering the following benefits:

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  a comprehensive suite of applications tightly integrated with our accounting applications;

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  rapid, low-cost implementation;

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  flexible pricing, packaging and deployment options;

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  Internet and wireless device accessibility;

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  low-cost business-to-business electronic connectivity; and

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  local consulting and implementation support.

Our Strategy

        Our goal is to be the leading provider of end-to-end business management applications for the SMB market. Key elements of our strategy are as follows:

  •
  leverage and expand our large network of more than 3,000 SMB-focused business partners to grow our revenues;

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  leverage our large installed base of accounting software customers to generate additional sales of our accounting and complementary business management applications;

  •
  enhance our products and develop new products by leveraging our extensive technical expertise and market knowledge;

  •
  expand our application hosting service, ACCPAC Online, which today provides one or more of our business management applications to over 100 customer sites on a subscription-fee basis; and

  •
  expand international operations, which we believe will continue to represent a significant opportunity for future sales growth of our end-to-end business management applications.

Relationship with Computer Associates

        We are a majority-owned subsidiary of Computer Associates International, Inc., a leading enterprise software company. After this offering, Computer Associates will continue to own approximately    % of our common stock, or    % if the underwriters exercise their over-allotment option in full, and will continue to be able to exercise control over matters requiring stockholder approval. In addition, we are a party to several agreements with Computer Associates relating to matters such as technology licensing, finance and real estate. See "Certain Transactions."

        We were incorporated in Delaware in October 1997. Our principal office is located at 6700 Koll Center Parkway, Pleasanton, California 94566. Our telephone number is (925) 461-2625. In this prospectus, the terms "we," "us" and "our" refer to ACCPAC International, Inc. and predecessors.

        "ACCPAC" is our registered trademark. "ACCPAC Advantage Series," "ACCPAC eCRM," "ACCPAC eTransact," "ACCPAC Exchange," "ACCPAC HR Series," "ACCPAC Online," "ACCPAC Pro Series," "ACCPAC Warehouse Management," "ACCPAC Simply Accounting," "ACCPAC FAXserve" and "ACCPAC Messenger" are some of our trademarks. Service marks, trademarks and trade names of other companies also appear in this prospectus and are the property of their respective owners.

The Offering

Common stock we are offering	shares
Common stock to be outstanding after this offering	shares
Underwriters' over-allotment option	shares
Use of proceeds	We intend to use the net proceeds of this offering for working capital and general corporate purposes, including research and development, sales and marketing, international expansion, the potential acquisition of other businesses, products and technologies and capital expenditures. See "Use of Proceeds."
Proposed Nasdaq National Market symbol	ACPC

        The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 2002, as adjusted to reflect the issuance of 830,555 shares of our common stock and the reservation of 113,889 shares of our common stock for issuance to eWare employees in connection with our acquisition of eWare Limited on December 18, 2002 and excludes:

  •
  2,700,560 shares subject to options outstanding as of September 30, 2002, at a weighted average exercise price of $7.34 per share;

  •
  2,298,940 additional shares that we could issue under our stock option plans as of September 30, 2002; and

  •
  1,000,000 shares that we could issue under our employee stock purchase plan subsequent to completion of the offering.

        For more information on our acquisition of eWare, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisition of eWare Limited."

        Except where we state otherwise, the information we present in this prospectus reflects no exercise of the underwriters' over-allotment option.

Summary Consolidated Financial and Other Financial Data

        The following tables set forth our summary historical consolidated financial data. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes to those statements included in this prospectus.

        The summary consolidated statements of operations data for the fiscal years ended March 31, 2000, 2001 and 2002 and six months ended September 30, 2001 and 2002, and the summary consolidated balance sheet data as of September 30, 2002 are derived from our consolidated financial statements and the notes to those statements included in this prospectus. The summary consolidated statements of operations data for the fiscal years ended March 31, 1998 and 1999 are derived from our consolidated financial statements not included in this prospectus. The summary "as adjusted" consolidated balance sheet data as of September 30, 2002 gives effect to the receipt and application of the net proceeds from the sale of            shares of common stock we are offering at an assumed initial offering price of $    per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Fiscal Year Ended March 31,					Six Months Ended September 30,
	1998	1999	2000	2001	2002	2001	2002
	(In Thousands, Except Per Share Data)
Consolidated Statements of Operations Data:
Revenue:
License	$24,820	$27,362	$41,683	$46,908	$38,787	$16,133	$16,811
Maintenance and other	7,495	10,439	20,366	28,728	33,962	16,781	20,213
Third-party products	16,623	14,124	12,069	10,292	5,540	3,175	2,195

Total revenue	48,938	51,925	74,118	85,928	78,289	36,089	39,219
Cost of revenue	21,282	20,845	25,460	27,941	23,309	11,267	10,874

Gross profit	27,656	31,080	48,658	57,987	54,980	24,822	28,345
Operating expenses	21,029	25,124	38,417	73,116	65,119	34,825	26,516

Income (loss) from operations	6,627	5,956	10,241	(15,129)	(10,139)	(10,003)	1,829

Net income (loss)	$4,131	$3,043	$6,187	$(11,167)	$(10,564)	$(9,553)	$379

Net income (loss) per share:
Basic	$0.38	$0.28	$0.57	$(1.04)	$(0.98)	$(0.89)	$0.04
Diluted	0.38	0.28	0.56	(1.04)	(0.98)	(0.89)	0.03
Shares used in per share computation:
Basic	10,800	10,773	10,773	10,773	10,773	10,773	10,774
Diluted	10,800	10,773	11,103	10,773	10,773	10,773	11,055
	As of September 30, 2002
	Actual	As Adjusted
	(In Thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$11,392	$
Working capital (deficit)	(16,591)
Total assets	52,394
Note payable to Computer Associates	17,530
Stockholders' equity (deficit)	(7,104)

Other Financial Data:

        The following table presents operating expenses, as adjusted, and income (loss) from operations, as adjusted, that we would have shown if we excluded amortization of goodwill and other intangibles, acquired in-process research and development and, in fiscal 1998 only, stock-based compensation. This table is supplemental in nature and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. It is not presented in accordance with generally accepted accounting principles, but we believe it serves as an important operating measurement when evaluating our performance.

	Fiscal Year Ended March 31,					Six Months Ended September 30,
	1998	1999	2000	2001	2002	2001	2002
	(In Thousands)
Revenue	$48,938	$51,925	$74,118	$85,928	$78,289	$36,089	$39,219
Cost of revenue	21,282	20,845	25,460	27,941	23,309	11,267	10,874
Operating expenses, as adjusted	18,229	25,124	38,020	63,225	56,916	30,706	24,229

Income (loss) from operations, as adjusted	$9,427	$5,956	$10,638	$(5,238)	$(1,936)	$(5,884)	$4,116

RISK FACTORS

        An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus including our financial statements and the related notes before you decide to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently see as immaterial may also impair our business operations. If any of the following risks actually occur, our business could be harmed, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have incurred losses in the past and may again incur net losses in the future.

        We incurred a net loss in the first quarter of fiscal 2003, for all four quarters of fiscal 2002 and for the second, third and fourth quarters of fiscal 2001. While we are presently profitable, we may again incur net losses in fiscal 2003 and possibly longer. If we incur net losses in the future, we may not be able to hire additional personnel or make necessary investments in application development, sales, marketing or customer support. Although we have been profitable for certain periods in the recent past, we do not know if we will be able to maintain profitability.

        Additionally, in December 2002, we acquired eWare Limited, a private software company located in Ireland. eWare has incurred net losses of approximately $5.0 million in calendar 2001. eWare could continue to incur losses for the foreseeable future as our subsidiary. Such losses, if any, would be included in our consolidated operating results.

Our quarterly revenues and operating results fluctuate significantly, and a decline in revenues or operating results may disappoint securities analysts or investors and may result in a decline in our stock price.

        Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. If our operating results are below the expectations of securities analysts or investors, our stock price is likely to decline. Fluctuations in our quarterly operating results may be caused by a number of factors, including:

  •
  timing of customer orders;

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  deferrals of customer orders in anticipation of application enhancements or new applications;

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  costs related to acquisition of technologies or businesses;

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  timing of our development and release of new applications or enhancements to existing applications;

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  customer budget cycles and changes in these budget cycles;

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  higher than expected product returns or bad debt expense;

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  success in maintaining and enhancing existing relationships and developing new relationships with business partners;

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  actions taken by our competitors, including new product introductions and pricing changes;

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  the publication of opinions about our applications or our competitors by industry analysts, opinion influencers or others;

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  costs of maintaining and expanding our operations;

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  costs and timing of hiring qualified personnel; or

  •
  technological changes in our market, including changes in standards for protocols, platforms and operating systems applicable to software, hardware and networking environments.

        In addition, in accordance with accounting principles generally accepted in the United States, we may be required to recognize impairment charges for certain long-lived assets, including goodwill, to reduce the carrying value of those assets to their estimated fair value. Impairment charges in any period will further increase the fluctuations in, and may depress, our operating results.

        In part as a consequence of the foregoing, we believe that our quarterly operating results are likely to vary significantly in the future. We also expect to continue to experience seasonality in our business. In recent years, we have recognized a proportionately lower percentage of our revenue in our first fiscal quarter. As a result, we believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

We do not have an operating history as an independent company, and our historical financial statements do not reflect operations of an independent company.

        Our financial statements included in this prospectus include allocations for payroll, benefits, rent, business acquisition and income tax expenses incurred by Computer Associates and rendered to us. We have also relied on Computer Associates to provide financing for our historical operations. As a result, our consolidated financial statements may not reflect our consolidated financial position, results of operations, changes in stockholders' equity (deficit) and cash flows in the future or what they would have been had we been a separate, stand-alone entity during all of the periods presented.

Our expenditures are tied to anticipated revenues, and therefore imprecise forecasts may result in poor operating results.

        Our expense levels are based, in part, on our expectations of our future revenues and are to some extent fixed. However, our revenues are difficult to forecast because even though maintenance and other revenues are often based on orders booked in prior quarters, we generally ship software products within a short period after receipt of an order and do not have a material backlog of unfilled orders. As a result, license revenues in any quarter are substantially dependent on orders booked in that quarter. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of demand in relation to our expectations and our spending would depress our operating results and impair our ability to maintain or achieve profitability.

Downturns in the software market, and in the SOHO and the SMB markets in particular, may decrease our revenues and profit margins.

        The market for our applications depends on economic conditions affecting the broader software market. Downturns in the economy may cause businesses to delay or cancel technology purchases and reduce their overall information technology budgets. During weak economic periods, customers may experience financial difficulty, fail to budget or defer the budget for the purchase of our applications, or cease operations. This, in turn, may lead to longer sales cycles, delays or failures in payment and collection, and price pressures, causing us to realize lower revenues and profit margins. In particular, capital spending in the information technology sector generally has decreased since mid-2000. Any significant downturn in the SOHO or SMB markets, in particular, or in general economic conditions which result in the reduction of information technology budgets or the delay in software purchases would likely result in a reduction in demand for our applications and services and could decrease our revenues and margins.

If our products and services fail to maintain or achieve market acceptance, our business and results of operations will suffer.

        Our products and services may fail to achieve or maintain market acceptance for any or all of the following reasons:

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  customers may not need the functionality provided by our products and services;

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  customers may opt to achieve the functionality provided by our products or services through non-software-based methods;

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  we may fail to respond and adapt to technological change and changing customer requirements;

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  our competitors may introduce superior applications or applications with greater marketing support or lower prices;

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  we may fail to improve our existing applications or fail to develop and introduce applications with new or enhanced capabilities;

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  we may experience significant delays in the development or introduction of new applications or upgrades;

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  we may receive negative publicity about our company or our products;

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  we may fail to integrate our applications with multiple platforms and existing, or legacy, systems; or

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  we may fail to have access to application interfaces, known as APIs, that are used for communication between external software products and packaged application software.

The occurrence of one or more of these events may harm our current or future results of operations.

We face intense competition from businesses with significantly greater financial, technical and marketing resources, which could harm our ability to maintain or increase sales of our applications.

        The market for business management applications is extremely competitive, evolving and subject to rapid technological change. We have experienced competition to date from both established and emerging software businesses that offer similar products and services targeted at our markets. We also face competition from local businesses in the international markets in which we compete. This competition may increase in the future.

        Many competitors have more financial, technical and marketing resources, broader customer relationships and greater name recognition than we do. Our competitors may also bundle their software with other software or enter into agreements with third parties to sell their software. In addition, if one of our competitors is acquired by a well-capitalized company, we could face increased competition. For example, Microsoft has acquired two of our competitors, Great Plains and Navision, and has announced its intention to actively pursue the SMB market. If competitors lower their prices, we may be forced to match price cuts and decrease our profitability. We may not be able to design new products or improve existing ones to maintain our competitive position in the industry. Any of these competitive pressures from current and future competitors could harm our ability to sell our products.

We rely primarily on our business partners to sell, install and service the products from which we derive the majority of our revenue, and if we do not maintain our existing relationships or establish new relationships with business partners, or our business partners are not successful in their sales or services efforts, our results of operations would suffer.

        We depend upon our business partners to sell, install and service the products from which we derive the majority of our revenue. If we are unable to extend or leverage relationships with existing business partners or to add new business partners to effectively market our products, our revenue may decline. In addition, we cannot control the level and quality of service provided by our business partners, which could harm our reputation and future sales efforts. Our business partners are not contractually required to sell our products and may sell or give higher priority to competing products. In addition, our business partners may fail to:

  •
  aggressively market or sell our products;

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  maintain their relationships with us;

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  sell customers the products that suit the customers' needs; or

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  properly install, implement or support our products.

The occurrence of one or more of these events will cause our results of operations to suffer.

We depend on applications licensed from software developers, and our ability to develop and sell our products and services could be delayed or impaired if these license arrangements are terminated.

        Our strategic products include customized business management applications that we license and then market under the ACCPAC brand. These applications have been customized to integrate with our accounting suites and include:

  •
  ACCPAC HR Series, a human resources application;

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  ACCPAC Warehouse Management System, a warehouse management application; and

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  ACCPAC Exchange, an Internet-based business-to-business transaction exchange application.

        These license agreements generally have terms of between three and five years and provide for automatic renewal unless we fail to meet minimum royalty obligations to the licensor when due and may be terminated by the licensor if we materially breach our obligations under these agreements. These software licenses may not continue to be available on commercially reasonable terms, if at all. Our loss of or inability to maintain these software licenses could cause us to lose revenue and incur substantial costs to license or develop alternative product offerings. We may be unable to license or develop comparable alternative products that integrate with our product offerings in a timely manner, if at all, which could harm our business and impair our future growth.

        In addition, we bundle with our products software applications that we license from other parties, such as Microsoft, which is one of our competitors, and Crystal Decisions. This licensed software may not continue to be available on commercially reasonable terms or with acceptable levels of support, or at all. Our loss of or inability to maintain these software licenses could delay or impair the sale of our products and services until comparable software, if available, is identified, licensed, developed and integrated with our applications, which could harm our business and impair our future growth.

Our software products and the applications with which they integrate, may contain errors or design defects, which may cause delays in product introduction and shipments, require design modifications and result in customer dissatisfaction, negative publicity, litigation and potential liability.

        The interactions by our applications and other integrated applications with our customers' software applications and information technology systems are complex and, accordingly, there may be undetected errors or design defects when applications are introduced or as new versions are released. In the past, we have discovered integration, implementation and software errors in our new releases and new applications after their introduction, which have resulted in additional research and development expenses. Such errors may result in application release delays, delayed revenue, customer dissatisfaction, negative publicity, litigation and potential liability, and may require us to create and release service patches or service packs to solve these problems, which in turn could be time consuming and expensive. In many cases, our applications integrate with software developed by third parties, and any errors or design defects in this software could harm the marketability of our applications. Since many customers use our applications for core business operations, any of these occurrences could generate negative publicity and subject us to litigation and potential liability.

If we fail to introduce new versions or releases of our applications in a timely manner, our revenues may decline.

        We believe that we must continue to enhance our current applications while we concurrently develop and introduce new applications in anticipation of emerging technology standards and keep pace with competitive and technological developments. Our accounting applications must be routinely updated for changes in laws, regulations and generally accepted accounting principles in order to maintain their accuracy and competitiveness. These necessary software changes and updates could require us to make a significant investment in modifications of our accounting applications, which would increase our development costs, reduce our operating margins and harm our financial condition. If our new releases or applications are delayed or do not achieve market acceptance, we could experience a delay in the recognition of, or loss of, revenue.

We derive a substantial amount of our revenues from international sources and risks associated with selling our applications outside of the United States may harm our business.

        For the fiscal year ended March 31, 2002, and six months ended September 30, 2002, we derived approximately 57% and 59%, respectively, of our total revenue from sales outside of the United States. We currently have foreign offices in Australia, Canada, India, Ireland, Mexico, the Netherlands, Singapore, South Africa, the United Arab Emirates and the United Kingdom. We may not be able to maintain and expand our activities in international markets. Even if we are able to successfully expand our international operations, we cannot be certain that we will be able to maintain or increase international market demand for our applications.

        Our sales in international markets are denominated in foreign currency and then translated into U.S. dollars for accounting purposes. As a result, a decline in the value of such currencies relative to the value of the U.S. dollar may decrease the amount of revenue reported from international operations, and an increase relative to the U.S. dollar could increase our expenses in such jurisdictions.

        In addition, there are other risks in doing business in international markets, such as:

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  local economic or market conditions;

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  unexpected changes in regulatory requirements;

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  export controls relating to encryption technology and other export restrictions;

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  tariffs and other trade barriers;

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  longer sales cycles;

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  reduced protection for intellectual property rights in some countries combined with a greater incidence and acceptance of software piracy;

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  political instability, threats or acts of terrorism, or sabotage;

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  potentially adverse tax consequences;

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  difficulties in staffing and managing foreign operations; and

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  potential liability associated with possible errors that may occur in the translation or localization of our applications for specific countries.

The occurrence of one or more of these factors may harm our business.

Security risks expose us to additional costs and to litigation which could harm our business.

        Anyone who circumvents our security measures or the security measures of third parties on which we rely could misappropriate proprietary information or cause disruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. We rely on standard encryption and authentication technology to provide security and authentication to effect the secure exchange of confidential information over the Internet. We also have redundant systems and disaster recovery plans. Despite these security measures, our applications may be vulnerable to unauthorized and illegal access, sabotage, computer viruses and other disruptive problems, including natural disasters. Eliminating computer viruses and addressing other security problems and disasters may cause either loss or compromise of data, or interruptions, delay or cessation of service to users accessing our business management applications via the Internet, which could harm our business, expose us to risk of loss or litigation and possible liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by breaches.

        We rely on third parties to host our applications that allow the exchange of information over the Internet. Generally, Internet service providers and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees, or others. We cannot be certain that the third parties who host our applications have adequate security measures and disaster recovery plans in place or that such measures or plans are implemented adequately.

        Our security measures, and those of third parties on which we rely may be inadequate to prevent security breaches or disruptions in service, and our business would be harmed if we or they do not prevent them.

We depend on the increasing use of the Internet and the growth of electronic commerce. If the Internet and electronic commerce do not grow as anticipated, our revenues could decline and our business will be harmed.

        We depend on the increased acceptance and use of the Internet as a medium for electronic commerce and the adoption by businesses of Internet-based business solutions. Acceptance and use of the Internet may not continue to develop at historical rates and a sufficiently broad base of SMB customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven Internet-based services and products for the SMB market.

The measures on which we rely to protect our intellectual property rights, and to protect the intellectual property that we license from third parties, offer only limited protection and failures to protect such intellectual property could harm our business.

        Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our intellectual property and the ability of third parties to protect the intellectual property that we license from them. We may not be able to successfully protect our intellectual property and third parties may not be able to successfully protect the intellectual property that we license from them, which in either case could harm our business.

        To establish and protect our proprietary rights in our applications, we rely on a combination of copyright, trademark and trade secret laws, a mandatory software registration mechanism in certain applications, confidentiality and non-disclosure agreements with our employees, licensing arrangements with our customers and limitations on access to and distribution of our proprietary information. We have no patents or material patent applications pending, and existing trade secret and copyright laws provide only limited protection of our proprietary rights. In addition, the laws of certain countries in which our applications are sold do not protect our intellectual property rights to the same extent as the laws of the United States. We currently license most of our applications under shrink-wrap or click-through licenses that are not signed by our licensees. These shrink-wrap or click-through licenses may be unenforceable under the laws of certain jurisdictions. Attempts may be made to copy or reverse engineer aspects of our applications or to obtain and use information we regard as proprietary. We have also historically released the source code to some of our legacy applications and to ACCPAC Pro Series to certain of our customers.

This availability may increase the likelihood of misappropriation or other misuse of our intellectual property. Additionally, prior versions of ACCPAC Simply Accounting did not include an activation code mechanism and therefore were particularly susceptible to unauthorized copying and distribution. We believe that at least three parties have unlawfully copied and distributed our products. We have initiated a lawsuit against one of these parties and are evaluating whether to pursue litigation against others. Policing unauthorized use of applications is difficult and expensive litigation may be necessary in the future to enforce our intellectual property and proprietary technology rights.

Our applications, trademarks and other intellectual property could infringe or be alleged to infringe the intellectual property rights of others causing costly litigation and the loss of significant rights.

        As the number of patents, copyrights and other intellectual property rights in the software industry increases, and as the coverage of these rights and the functionality of these products in the market further overlap, we believe that software developers and distributors may increasingly become the subject of infringement claims and related litigation. Such claims or litigation, with or without merit, could result in substantial costs and diversion of our management's time and other resources. From time to time, we have been subject to claims by third parties that some of our intellectual property infringes on their rights. To date, these claims have not harmed our business. However, in the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms, license a substitute technology or redesign our applications to avoid infringement, our business would be harmed. Furthermore, former employers of our current or future employees may assert that our employees have improperly disclosed to us or are using their confidential or proprietary information.

        In addition, we license technology from third parties, and it is possible that we could become a party to infringement actions based upon the licenses from those third parties. Such claims, with or without merit, could subject us to costly litigation and the diversion of our management.

Recent and future acquisitions could disrupt our business, dilute stockholder value, decrease our operating results or disappoint analysts or investors and cause a decline in our stock price.

        We have acquired a number of businesses in the past and we may acquire other businesses in the future. If we do acquire a business, we could have difficulty retaining and assimilating that business' personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and harm our business.

        In December 2002, we acquired eWare Limited, a private software company located in Ireland. Although we had been selling certain eWare products prior to the acquisition, we have not yet fully integrated eWare's business into ours. We cannot guarantee that we will realize any of the benefits and strategic objectives we are seeking to obtain by acquiring eWare, or that we will successfully integrate eWare's operations into ours.

        We may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your percentage ownership would be diluted. Additionally, analysts or investors may disapprove of an acquisition on the grounds that we overpaid for the business or the acquired business does not further our strategic goals, either of which could result in a decline in our stock price.

Legislative actions and potential new accounting pronouncements may cause our operating expenses to increase.

        In order to comply with the newly adopted Sarbanes-Oxley Act of 2002 and any new rules from the Securities and Exchange Commission, we may be required to enhance our internal controls, hire additional personnel and utilize additional outside legal, accounting and advisory services, all of which will cause our operating expenses to increase. In addition, changes in our method of accounting for employee stock options, whether voluntary or as a result of changes in accounting rules, could materially increase our operating expenses.

Risks Relating to Computer Associates

We will be controlled by Computer Associates as long as it owns a majority of our common stock, and our other stockholders will not be able to affect the outcome of stockholder votes during that time.

        Following the offering, Computer Associates will own approximately    % of our outstanding common stock, or approximately,             % if the underwriters exercise their over-allotment option in full. As a result, as long as Computer Associates owns a majority of our outstanding common stock, it will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as any proposed merger. In addition, Computer Associates is not prohibited from selling a controlling interest in our common stock to a third-party.

We may experience conflicts of interest with Computer Associates, and because of Computer Associates' controlling interest, we may not resolve these conflicts on terms that are favorable to us.

        We may experience conflicts of interest with Computer Associates, and the resolution of such conflicts may be less favorable than if we were dealing with an unaffiliated party. We have entered into certain agreements with Computer Associates. These agreements may be amended in the future, and because of Computer Associates' controlling interest, such amendments may be less favorable to us than the current terms of the agreements. See "Certain Transactions" for a description of our agreements with Computer Associates.

        Our certificate of incorporation includes provisions designed to address our relationship with Computer Associates. Among other things, these provisions provide that:

  •
  Computer Associates and its officers and directors will not be liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of Computer Associates in competition with us;

  •
  Computer Associates will have no duty to communicate or offer corporate opportunities to us and will not be liable for breach of any fiduciary duty as a stockholder by reason of the fact that Computer Associates pursues or acquires a corporate opportunity for itself, directs a corporate opportunity to another person or does not communicate information regarding a corporate opportunity to us; and

  •
  business opportunities that may be suitable for both us and Computer Associates will be allocated between the parties based on principles set forth in our certificate of incorporation.

        As a result of Computer Associates' majority ownership of our common stock and the provisions of our certificate of incorporation, Computer Associates may take opportunities for itself or may require us to take actions which may not be in the best interests of our other stockholders. See "Description of Capital Stock — Corporate Opportunities" for additional information on the allocation of corporate opportunities between Computer Associates and ACCPAC.

A member of our board of directors may have duties to Computer Associates that conflict with his duties to ACCPAC and our stockholders, and we do not have any plan to resolve potential conflicts.

        Currently, Alfonse D'Amato is a member of our board of directors and the board of directors of Computer Associates. Mr. D'Amato has fiduciary duties to Computer Associates and its stockholders. He also has fiduciary duties to ACCPAC and our stockholders. In some circumstances, Mr. D'Amato's duties to Computer Associates and its stockholders, including his time commitments, may conflict with his duties as a director of ACCPAC. We do not have any plan or agreement with Computer Associates that would determine how to resolve potential conflicts of interest. Moreover, we may not be able to resolve any potential conflicts, and any resolution may be less favorable than if we were dealing with an unaffiliated party.

Our stock price may suffer so long as Computer Associates or another entity continues to own a substantial portion of our common stock.

        The liquidity of our common stock in the market could be constrained unless and until Computer Associates elects to sell or distribute some significant portion of its shares of our common stock to unaffiliated persons. The potential sale of our shares by Computer Associates could harm the market price of our common stock. In addition, because of the relatively limited liquidity of the market for our common stock, relatively small trades of our common stock may have a disproportionate effect on our common stock price.

Risks Related to the Offering

The substantial number of shares that will be eligible for sale in the near future by Computer Associates and our stockholders may cause the market price for our common stock to decline.

        Sales of substantial numbers of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. In addition, the perception that a sale or divestiture by Computer Associates could occur could also harm the market price for our common stock. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities laws and under agreements that some of our stockholders, including Computer Associates, have entered into with the underwriters. Those lockup agreements restrict those stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of RBC Dain Rauscher Inc. However, RBC Dain Rauscher Inc. may, in its sole discretion, release all or any portion of the common stock from the restrictions on the lockup agreements. The following table indicates approximately when the 11,604,055 shares of our common stock that are not being sold in this offering but which were outstanding as of September 30, 2002, as adjusted for the acquisition of eWare in December 2002, will be eligible for sale into the public market:

Eligibility of Restricted Shares for Sale in Public Market
On the date of this prospectus	188,400
90 days after the date of this prospectus	500
180 days after the date of this prospectus (subject to compliance with Rule 144 in certain cases)	11,415,155

        In addition, of the 2,700,560 shares issuable upon exercise of options to purchase our common stock as of September 30, 2002, approximately 1,272,081 shares will be vested and eligible for sale 180 days after the date of this prospectus. On December 18, 2002, we reserved an additional 113,889 shares of common stock for issuance to employees in connection with our acquisition of eWare. We intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering 5,999,500 shares reserved for issuance under our stock option plans and employee stock purchase plan. For a further description of the eligibility of shares for sale into the public market following this offering, please see "Shares Eligible for Future Sale."

Failure to raise additional capital or generate significant capital necessary to expand our operations and invest in new applications could reduce our ability to compete and result in lower revenues.

        We currently anticipate that the net proceeds from this offering, together with our current cash and cash equivalents and cash from operations, will be sufficient for us to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms we may not be able to, among other things:

  •
  develop or enhance our applications or services;

  •
  expand our domestic or international operations;

  •
  respond to competitive pressures or unanticipated capital requirements;

  •
  hire, train or retain employees; or

  •
  acquire complementary technologies or businesses.

Our failure to do any of these activities could result in lower revenue and harm our business.

        If we raise additional funds through public or private equity or convertible debt financings, your percentage ownership of ACCPAC will be reduced and the value of your common stock may be diluted. We may also issue securities with rights, preferences and privileges that are senior to our common stock without further action by our stockholders. For more information regarding our ability to issue these types of securities, see "Description of Capital Stock."

The market price of our stock is likely to experience extreme price and volume fluctuations, and you may lose all or part of your investment.

        There has been no prior public market for our common stock. An active public market for our common stock may not develop or be sustained after the offering, and therefore we cannot predict how liquid this market will become. The initial public offering price will be determined by negotiations among our management and board of directors and representatives of the underwriters and may not be indicative of future market prices. See "Underwriting" for information regarding the method of determining the initial public offering price. As a result, you may be unable to sell your shares of common stock at or above the offering price. The market price of our common stock may fluctuate significantly in response to the following factors, most of which are beyond our control:

  •
  variations in operating results;

  •
  changes in earnings estimates by analysts or changes in estimates of our financial performance;

  •
  changes in market valuation of similar companies; and

  •
  announcements of technological innovations, new products, acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

        In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies, such as general economic and political conditions including recessions and military conflicts. A continuation of these broad market fluctuations may harm the market price of our common stock.

We may be subject to securities class action litigation, which could distract management and result in substantial costs.

        In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and as a result have been subject to a greater number of securities class action claims than companies in other industries. We therefore believe that we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business.

We have broad discretion over the use of the proceeds from this offering and may fail to use them to effectively grow our business.

        We will have significant flexibility in using the proceeds we receive from this offering and may fail to use the proceeds to effectively grow our business. Because the proceeds are not allocated for any specific purpose, you will not be able, as part of your investment decision, to determine the value or appropriateness of our use of the proceeds.

New investors in our common stock will experience immediate and substantial dilution.

        The offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in the offering will, therefore, incur immediate and substantial dilution of $                              in net tangible book value per share of common stock based on an assumed initial public offering price of $                               per share. Investors will incur additional dilution upon the exercise of outstanding stock options. See "Dilution" for a more detailed discussion of the dilution new investors will incur in this offering.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements relate to future events or future financial performance. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will" and variations of these words and similar expressions are generally used to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. These statements are only predictions and are not guarantees of future performance. Actual events or results may differ materially. In evaluating these forward-looking statements, you should specifically consider various factors, including:

  •
  our ability to compete effectively;

  •
  economic conditions in the software market;

  •
  our ability to achieve market acceptance of our products;

  •
  our ability to maintain relationships with resellers; and

  •
  our ability to maintain relationships with licensors.

You should also consider the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. You should not place undue reliance on these forward-looking statements.

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $                        , assuming an initial public offering price of $                      per share and after deducting underwriting discounts and commissions and estimated expenses of $                               . We estimate that we will receive additional net proceeds of up to $                              if the underwriters' over-allotment option is exercised in full.

        We intend to use the net proceeds, including amounts we may receive from the exercise of the underwriters' over-allotment option, for working capital and general corporate purposes, including research and development, sales and marketing, international expansion and capital expenditures. The amount and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition.

        We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in money-market funds or short-term interest-bearing, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return. We believe that our available cash, together with the net proceeds of this offering, will be sufficient to meet our capital requirements for the next twelve months.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and therefore do not anticipate paying cash dividends in the foreseeable future. See "Description of Capital Stock."

CAPITALIZATION

        The following table presents our capitalization as of September 30, 2002:

  •
  on an actual basis;

  •
  on a pro forma basis after giving effect to the acquisition of eWare in December 2002; and

  •
  as adjusted to reflect the sale of    shares of common stock in this offering, assuming an initial public offering price of $                       per share and after deducting underwriting discounts and commissions and estimated offering expenses of $                              .

        This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes to those statements included in this prospectus.

	As of September 30, 2002
	Actual	Pro Forma	As Adjusted
	(In Thousands)
Note payable to Computer Associates, long term portion	$12,190	$12,190	$

Common stock subject to repurchase, $0.01 par value; no shares issued and outstanding actual; 716,992 shares issued and outstanding pro forma; and no shares issued and outstanding as adjusted(1)	—	4,173		—
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized actual, pro forma and as adjusted; no shares issued and outstanding actual, pro forma and as adjusted	—	—		—
Common stock, $0.01 par value; 100,000,000 shares authorized actual, pro forma and as adjusted; 10,773,500 shares issued and outstanding actual, 10,887,063 shares issued and outstanding pro forma and shares issued and outstanding as adjusted	108	109
Additional paid-in capital	6,745	10,046
Accumulated deficit	(12,808)	(12,808)
Accumulated other comprehensive loss	(1,149)	(1,149)

Total stockholders' equity (deficit)	(7,104)	(3,802)

Total capitalization	$5,086	$12,561	$

(1)
On December 18, 2002, we issued 830,555 shares of common stock in connection with our acquisition of eWare and reserved 113,889 shares of common stock for issuance to eWare employees. Of the 830,555 shares issued, a maximum of 716,992 shares are subject to a put option, entitling the holders of the shares to sell their shares to us for $5.82 per share. These shares are also subject to a call option, entitling us to repurchase the shares for $10.85 per share. Both options are exercisable at any time within the 28 days after November 18, 2003, and both options terminate at the earlier of December 18, 2003 or the last business day prior to the effectiveness of a registration statement relating to our initial public offering of our common stock.

        The table excludes the following shares:

  •
  2,700,560 shares subject to options outstanding as of September 30, 2002, at a weighted average exercise price of $7.34 per share;

  •
  2,298,940 shares that we could issue under our stock option plans as of September 30, 2002; and

  •
  1,000,000 additional shares that we could issue under our employee stock purchase plan subsequent to completion of the offering.

DILUTION

        As of September 30, 2002, the net tangible book value (deficit) of our common stock, after giving effect to our issuance of 830,555 shares of common stock in connection with our acquisition of eWare in December 2002, was approximately ($31.4 million), or ($2.71) per share of common stock. Net tangible book value (deficit) per share represents the amount of our tangible assets less total liabilities, divided by the total number of shares of our common stock outstanding before this offering. All calculations below give effect to our acquisition of eWare.

        Dilution per share to new investors represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of        shares of common stock in this offering, assuming an initial public offering price of $                      per share and after deducting underwriting discounts and commissions and estimated offering expenses of $                      , our net tangible book value as of September 30, 2002 would have been approximately $                      million, or $                      per share. This amount represents an immediate decrease in net tangible book value of $                              per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Net tangible book value (deficit) per share as of September 30, 2002	(2.71)
Increase per share attributable to new investors
Net tangible book value per share after this offering

Dilution per share to new investors		$

        The following table presents as of September 30, 2002 the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. The calculation of total consideration includes $107,735 of contributed capital and $2,100 from the exercise of options to purchase shares of our common stock since incorporation. We used the

assumed initial public offering price of $         per share, and we have not deducted underwriting discounts and commissions and estimated offering expenses in our calculations:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	11,604,055%		$7,585,000%		$0.65
New investors
Total

        The calculation of net tangible book value per share assumes no exercise of any outstanding stock options. As of September 30, 2002, we had options outstanding to purchase a total of 2,700,560 shares of our common stock at a weighted average exercise price of $7.34 per share. Investors in this offering will experience additional dilution if any of these outstanding options are exercised. See "Capitalization" and "Management—Employee Stock Plans."

        If the underwriters exercise their over-allotment in full, the following will occur:

  •
  the number of shares of common stock held by existing stockholders will decrease to            , or approximately    % of the total number of shares of common stock outstanding;

  •
  the number of shares of common stock held by new investors will increase to            , or approximately    % of the total number of shares of common stock outstanding; and

  •
  the dilution per share to the new investors will be $                              per share.

SELECTED CONSOLIDATED FINANCIAL AND OTHER FINANCIAL DATA

        The consolidated statements of operations data for the fiscal years ended March 31, 2000, 2001 and 2002, and the consolidated balance sheet data as of March 31, 2001 and 2002, are derived from our audited consolidated financial statements included in this prospectus. The consolidated statements of operations data for the fiscal years ended March 31, 1998 and 1999, and the consolidated balance sheet data as of March 31, 1998, 1999 and 2000, are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statements of operations data for the six months ended September 30, 2001 and 2002, and the consolidated balance sheet data as of September 30, 2002, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in future periods. The consolidated statements of operations and balance sheet data as of March 31, 2001, and March 31, 2002 and for the years then ended reflect the acquisition of Software Business Technologies, Inc., or SBT, in July 2000. This acquisition was accounted for as a purchase. See Note 5 of our notes to consolidated financial statements in this prospectus. The data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, and the notes to those statements included in this prospectus.

	Fiscal Year Ended March 31,					Six Months Ended September 30,
	1998	1999	2000	2001	2002	2001	2002
	(In Thousands, Except Per Share Data)
Consolidated Statements of Operations Data:
Revenue:
License	$24,820	$27,362	$41,683	$46,908	$38,787	$16,133	$16,811
Maintenance and other	7,495	10,439	20,366	28,728	33,962	16,781	20,213
Third-party products	16,623	14,124	12,069	10,292	5,540	3,175	2,195

Total revenue	48,938	51,925	74,118	85,928	78,289	36,089	39,219
Cost of revenue:
License	4,675	5,192	9,386	10,598	8,862	3,808	3,399
Maintenance and other	1,937	3,306	5,351	9,407	10,394	4,965	6,013
Third-party products	14,670	12,347	10,723	7,936	4,053	2,494	1,462

Total cost of revenue	21,282	20,845	25,460	27,941	23,309	11,267	10,874

Gross profit	27,656	31,080	48,658	57,987	54,980	24,822	28,345
Operating expenses:
Sales and marketing	9,428	15,835	25,245	38,854	35,833	18,649	15,148
Research and development	3,916	3,905	5,693	10,415	10,343	5,874	4,330
General and administrative	4,885	5,384	7,082	13,956	10,740	6,183	4,751
Amortization of goodwill and other intangibles	—	—	337	5,991	8,203	4,119	2,287
Stock-based compensation	2,800	—	—	—	—	—	—
Acquired in-process research and development	—	—	60	3,900	—	—	—

Total operating expenses	21,029	25,124	38,417	73,116	65,119	34,825	26,516
Income (loss) from operations	6,627	5,956	10,241	(15,129)	(10,139)	(10,003)	1,829
Other income (expense), net	(18)	(1,087)	257	994	(1,862)	(851)	(670)

Income (loss) before income taxes	6,609	4,869	10,498	(14,135)	(12,001)	(10,854)	1,159
Provision (benefit) for income taxes	2,478	1,826	4,311	(2,968)	(1,437)	(1,301)	780

Net income (loss)	$4,131	$3,043	$6,187	$(11,167)	$(10,564)	$(9,553)	$379

Net income (loss) per share:
Basic	$0.38	$0.28	$0.57	$(1.04)	$(0.98)	$(0.89)	$0.04
Diluted	0.38	0.28	0.56	(1.04)	(0.98)	(0.89)	0.03
Shares used in per share computation:
Basic	10,800	10,773	10,773	10,773	10,773	10,773	10,774
Diluted	10,800	10,773	11,103	10,773	10,773	10,773	11,055

	As of March 31,
						As of September 30, 2002
	1998	1999	2000	2001	2002
	(In Thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,013	$11,459	$23,841	$12,241	$14,042	$11,392
Working capital (deficit)	3,788	829	4,368	(33,115)	(11,342)	(16,591)
Total assets	13,990	27,370	42,200	73,049	60,602	52,394
Note payable to Computer Associates	5,000	—	—	—	26,700	17,530
Total stockholders' equity (deficit)	(798)	2,051	9,486	(133)	(8,316)	(7,104)

Other Financial Data

        The following table presents operating expenses, as adjusted, and income (loss) from operations, as adjusted, that we would have shown if we excluded amortization of goodwill and other intangibles, acquired in-process research and development and, in 1998 only, stock-based compensation. This table is supplemental in nature and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. It is not presented in accordance with generally accepted accounting principles, but we believe it serves as an important operating measurement when evaluating our performance.

	Fiscal Year Ended March 31,					Six Months Ended September 30,
	1998	1999	2000	2001	2002	2001	2002
	(In Thousands)
Revenue	$48,938	$51,925	$74,118	$85,928	$78,289	$36,089	$39,219
Cost of revenue	21,282	20,845	25,460	27,941	23,309	11,267	10,874
Operating expenses, as adjusted	18,229	25,124	38,020	63,225	56,916	30,706	24,229

Income (loss) from operations, as adjusted	$9,427	$5,956	$10,638	$(5,238)	$(1,936)	$(5,884)	$4,116

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements that appear in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

        Our fiscal year ends on March 31. Throughout this document we refer to the fiscal year ended March 31, 2000 as fiscal 2000, the fiscal year ended March 31, 2001 as fiscal 2001, the fiscal year ended March 31, 2002 as fiscal 2002, and so on.

Overview

        We are a global provider of end-to-end business management software applications for small and midsize businesses, or SMBs. Our history of developing and marketing accounting applications provides a foundation for addressing critical business needs, including those in the areas of customer relationship management, electronic commerce, human resources management, warehouse management and Internet-based business-to-business transaction exchange.

        We are a majority-owned subsidiary of Computer Associates. In April 1996, we were organized into a single business division of Computer Associates, following a series of acquisitions that Computer Associates made between 1985 and 1996, including its acquisition of Basic Software Group, which had developed and marketed accounting software products since 1979. In October 1997, we were incorporated as a wholly-owned subsidiary of Computer Associates. Since 1997, we have issued 273,500 shares of common stock to officers, directors and employees. Upon the closing of this offering, Computer Associates will own approximately        % of our common stock, or        % if the underwriters exercise their over-allotment option in full. During the last two fiscal years, we have incurred significant losses. As of September 30, 2002, we had an accumulated deficit of $12.8 million.

        In fiscal 2000 and fiscal 2001, we acquired several businesses and products that have expanded the breadth of our product offerings. These acquisitions include Software Business Technologies, Inc., or SBT, in July 2000, which provided us with the Pro Series accounting source code product, and a messaging product line that was transferred to us by Computer Associates in January 2000. The results of operations for the businesses that we acquired have been included in our financial statements since their respective dates of acquisition.

Acquisition of eWare Limited

        On December 18, 2002, we completed our acquisition of eWare Limited, a privately held developer of customer relationship management software products for SMBs. Consideration for the acquisition consisted of $1.8 million in cash and 830,555 shares of our common stock. We have also reserved 113,889 shares of our common stock for issuance to eWare employees. We currently sell certain eWare products and anticipate that this acquisition will enable us to enhance our future product development. Of the 830,555 shares issued to the eWare shareholders, a maximum of 716,992 shares are subject to a put option, entitling the shareholders to sell their shares to us for $5.82 per share, and a call option, entitling us to buy shares from these shareholders for $10.85 per share. Both options are exercisable at any time within the 28 days after November 18, 2003, and both options terminate at the earlier of December 18, 2003 or the last business day prior to the effectiveness of a registration statement relating to an initial public offering of our common stock.

        The acquisition of eWare will be accounted for as a purchase. Under the purchase method of accounting, the total purchase price of approximately $8.6 million will be allocated to eWare's net tangible and identifiable intangible assets based upon their estimated fair value as of the date of acquisition. A portion of the purchase price is expected to be allocated to in-process research and development and expensed at the time of the acquisition. The other identifiable acquired intangibles will be amortized over their respective useful lives. The residual purchase price will be recorded as goodwill. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill relating to the eWare acquisition will not be amortized, but will be carried at cost and tested for impairment annually or whenever events indicate that impairment may have occurred.

Revenue

        We derive our revenue from license fees, maintenance and other fees, and the license of third-party applications.

        License.    Our license revenue is comprised of fees from our strategic and legacy products. Our strategic applications include ACCPAC Advantage Series, ACCPAC Pro Series, ACCPAC eCRM and ACCPAC eTransact, as well as messaging and small office and home office, or SOHO, accounting applications. Our strategic applications also include ACCPAC HR Series, ACCPAC Warehouse Management System and ACCPAC Exchange, which we license from technology vendors and market under the ACCPAC brand. Our legacy products consist of DOS-based applications that we continue to offer and support in order to serve existing users. We offer our applications primarily on a perpetual license basis. Through our ACCPAC Online offering, we also provide our customers access on a monthly subscription-fee basis to some of our applications, which are hosted on remote servers. Our SMB-focused applications are distributed principally through our network of value-added resellers, certified consultants, accounting firms, third-party developers, and application service providers. Our SOHO-focused applications are distributed primarily through retail channels.

        Maintenance and Other.    Our maintenance and other revenue is comprised primarily of strategic and legacy revenue from maintenance contracts purchased by our customers. We offer maintenance contracts that provide product upgrades, on a when and if available basis, and a choice of various levels of technical support. A one-year SupportPlus maintenance contract is typically required as part of the purchase of our SMB-focused applications. Other revenue is comprised of consulting and training fees and fees from our annual reseller education and training conference held in August. Historically, maintenance and other revenue has grown in absolute dollars. We expect this trend will continue in the future.

        Third-party.    Our third-party revenue consists of revenue generated from third-party applications that complement and extend the functionality of our Advantage Series and Pro Series accounting suites. These applications are marketed under the third party developers' brands, and we do not provide maintenance for these applications.

        Product Trends.    Our goal is to increase the sale of our strategic products through focused sales and marketing efforts. Over the last three fiscal years, the combined revenue from the sale of our strategic products and related maintenance contracts has increased both in absolute dollars and as a percentage of total revenue. Over the same period, our revenue related to legacy and third-party products has declined both in terms of absolute dollars and as a percentage of revenue. Our legacy products revenue declined due to decreased demand from prospective customers for these products primarily because they are DOS-based. Our third-party products revenue declined because we intentionally discontinued the sale of several third-party products with lower margins. We expect these declines in revenue from the sale of legacy and third-party products will continue in the future.

        Geographic Trends.    Historically, a majority of our revenue has been derived from international markets. Sales of our products in Canada, including substantially all sales of SOHO-focused accounting products, were 34%, 35%, 32% and 40% of total revenue for the six months ended September 30, 2002 and fiscal 2002, fiscal 2001 and fiscal 2000, respectively. Sales of our products in Asia were 9%, 10%, 15% and 11%, respectively, of total revenue for these same periods. Sales of our products in other international markets were 15%, 13%, 11% and 9%, respectively, of total revenue for these same periods. The destination of product shipments is used to determine the classification of sales by geographic region. We expect to derive a significant portion of revenues from international markets in the future.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. Our actual results may differ from those estimates. We have discussed the development and selection of our critical accounting policies and estimates with our audit committee. The following critical accounting policies affect the significant judgments and estimates we use in preparing our consolidated financial statements.

        Revenue Recognition.    We recognize revenue based on the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. We recognize the revenue allocable to software licenses and third-party products upon shipment to our value-added resellers, certified consultants, accounting firms, third-party developers and application service providers, net of an allowance for estimated returns, provided the fee is fixed or determinable, persuasive evidence of an arrangement exists, collectibility of the fee is probable and vendor-specific objective evidence, or VSOE, of the fair value of all undelivered elements has been established. The fee we charge our value-added resellers is negotiated at the outset of an arrangement and is generally based on the specific volume of product to be delivered. Our normal and customary business practice is to offer payment terms of 30 days to 180 days. Accordingly, payment terms that extend beyond 180 days are considered to be an extended payment arrangement. Revenue relating to extended payment arrangements is recognized when amounts become due and payable. If collectibility is not considered probable, revenue is recognized when the fee is collected. Collectibility is assessed on a reseller-by-reseller basis. We typically sell to established resellers from which we have had a history of successful collection. New resellers are subject to a credit review process, in which we evaluate the reseller's financial position and ultimately its ability to pay. New resellers are typically assigned credit limits based on a review of their financial position. These credit limits are only increased after a successful collection history with the reseller has been established. On sales through wholesale distributors that resell our products to retailers, we recognize revenue allocable to software licenses upon the sale by the retailer to the end-user. We receive from our distributors inventory and sales information on a regular basis to determine the appropriate amount of revenue to recognize.

        VSOE.    We have established VSOE of fair value for post-contract customer support based on the price customers are charged when maintenance and other support is sold separately. Our customers typically purchase maintenance agreements annually. We recognize revenue from maintenance and support agreements ratably over the term of the agreement, which is typically one year. VSOE of fair value for our undelivered elements that are bundled in a multiple-element arrangement is based on standard rates, or negotiated rates where applicable, for the individuals providing services. The standard rates are typically the same rates charged when the undelivered elements are sold separately. We typically recognize revenue from training services and consulting services that are bundled in a multiple element arrangement upon completion of the service.

        Returns Allowance.    We analyze historical returns, current economic trends, changes in consumer demand, the introduction of new competing software and the acceptance of our products in estimating returns. As a result of these factors, we reduce our gross sales to reflect our estimated amount of returns. If our actual returns are higher than our estimate, our revenues would decline and our results of operations may be harmed.

        Allowance for Doubtful Accounts.    We analyze customer concentrations, customer credit-worthiness and current economic trends to determine our allowance for doubtful accounts. We determine a specific allowance to individual receivable balances when full or partial collection is deemed doubtful. In addition, we also calculate a non-specific allowance that is applied against outstanding receivables for which we have not assessed a specific allowance but for which historical experience indicates loss exposure. If we make different judgments or use different estimates, the result may be material differences in the amount and timing of our bad debt expense for any period. If our customers experience financial difficulties and are not able to meet their ongoing financial obligations to us, our results of operations may be harmed.

        Impairment of Goodwill and Other Intangible Assets.    Through fiscal 2002, we periodically assessed whether any event, including a significant decline in demand for our strategic products and changes in market conditions, resulted in an impairment of the carrying value of these assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and Accounting Principles Board Opinion No. 17, Intangible Assets. We have not recognized any impairment charges.

        At the beginning of fiscal 2003, we adopted SFAS No. 142, Goodwill and Other Intangible Assets, and as a result, we no longer amortize goodwill and other intangible assets with indefinite useful lives. During fiscal 2002, goodwill charges were amortized on a straight-line basis over a five-year period, resulting in recurring quarterly amortization charges of $0.9 million. However, other intangible assets with definite useful lives will continue to be amortized on a straight-line basis over a five-year period. We expect to incur amortization charges of $4.5 million, $4.5 million,

$4.2 million and $0.5 million for fiscal 2003, fiscal 2004, fiscal 2005 and fiscal 2006, respectively, for identifiable intangibles.

        Under SFAS No. 142, we are required to assess the fair value and recoverability of goodwill upon adoption, as well as at least once a year prospectively. Accordingly, we will continue to evaluate whether any event has occurred that might indicate that the carrying value of goodwill is not recoverable. Changes in market conditions and other business indicators could give rise to factors that would require us to assess whether goodwill is impaired. Because a significant amount of our goodwill was recorded in connection with our acquisition of SBT, any conditions having an impact on our revenue or operations could result in significant non-cash operating charges reflecting the write down of goodwill to estimated fair value. In accordance with SFAS No. 142, we have determined that we have one reporting unit, which is consistent with our one operating segment. We have completed the transitional impairment test under SFAS No. 142. The results of the transitional impairment test indicated that the fair value of our reporting unit exceeded its carrying value. Accordingly, there was no impairment of goodwill.

        We evaluate all of our long-lived assets, including intangible assets other than goodwill, for impairment in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets and intangible assets other than goodwill be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. Should events indicate that any of our assets are impaired, the amount of such impairment will be measured as the difference between the carrying value and the fair value of the impaired asset and recorded in earnings during the period of such impairment.

        Income Taxes.    We have established a valuation allowance against deferred tax assets to reduce our deferred tax assets to an amount that is more likely than not to be realized. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, the related adjustment would be recorded to income during the period in which we make the determination. The tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

Results of Operations

        The following table sets forth, for each of the periods indicated, certain consolidated statements of operations data as a percentage of total revenue:

	Fiscal Year Ended March 31,			Six Months Ended September 30,
	2000	2001	2002	2001	2002
				(Unaudited)
Revenue:
License	56.2%	54.6%	49.5%	44.7%	42.9%
Maintenance and other	27.5	33.4	43.4	46.5	51.5
Third-party products	16.3	12.0	7.1	8.8	5.6

Total revenue	100.0	100.0	100.0	100.0	100.0
Cost of revenue:
License	12.7	12.3	11.3	10.6	8.7
Maintenance and other	7.2	11.0	13.3	13.8	15.3
Third-party products	14.5	9.2	5.2	6.9	3.7

Total cost of revenue	34.4	32.5	29.8	31.3	27.7

Gross profit	65.6	67.5	70.2	68.7	72.3

Operating expenses:
Sales and marketing	34.0	45.2	45.8	51.7	38.6
Research and development	7.7	12.1	13.2	16.3	11.0
General and administrative	9.5	16.2	13.7	17.1	12.1
Amortization of intangibles	0.5	7.0	10.5	11.4	5.8
Acquired in-process research and development	0.1	4.6	—	—	—

Total operating expenses	51.8	85.1	83.2	96.5	67.5
Income (loss) from operations	13.8	(17.6)	(13.0)	(27.8)	4.8
Other income (expense), net	0.3	1.2	(2.3)	(2.2)	(1.8)

Income (loss) before income taxes	14.1	(16.4)	(15.3)	(30.0)	3.0
Provision (benefit) for income taxes	5.8	(3.4)	(1.8)	(3.6)	2.0

Net income (loss)	8.3%	(13.0)%	(13.5)%	(26.4)%	1.0%

Six Months Ended September 30, 2002 Compared With Six Months Ended September 30, 2001

Revenue

        Total revenue increased 8.7% from $36.1 million for the six months ended September 30, 2001, to $39.2 million for the six months ended September 30, 2002. This increase resulted from a 16.1% increase in revenue from the combined license and maintenance and other revenue related to our strategic products. This increase was partially offset by a decrease of 26.6% in revenues from our combined legacy and third-party products. The combined license and maintenance and other revenue related to our strategic products increased from approximately $29.8 million for the six months ended September 30, 2001, to approximately $34.6 million for the six months ended

September 30, 2002. This increase was partially offset by a decrease of approximately $1.7 million in revenues from our combined legacy and third-party products, as demand has lessened for our DOS-based products and we continue to de-emphasize the sales of third-party products.

        License.    License revenue increased 4.2% from $16.1 million for the six months ended September 30, 2001, to $16.8 million for the six months ended September 30, 2002. License revenue from our strategic products increased 6.8% from approximately $15.1 million for the six months ended September 30, 2001, to approximately $16.1 million for the six months ended September 30, 2002. This increase was partially offset by a decrease of 34.6% in license revenues from our legacy products, from approximately $1.0 million for the six months ended September 30, 2001, to approximately $0.7 million for the six months ended September 30, 2002. As a percentage of total revenue, total license revenue decreased from 44.7% for the six months ended September 30, 2001, to 42.9% for the six months ended September 30, 2002, as a result of maintenance and other revenue growing faster than license revenue.

        Maintenance and Other.    Maintenance and other revenue increased 20.5% from $16.8 million for the six months ended September 30, 2001, to $20.2 million for the six months ended September 30, 2002. Maintenance and other revenue from our strategic products increased 25.6% from approximately $14.7 million for the six months ended September 30, 2001, to approximately $18.5 million for the six months ended September 30, 2002. This increase was partially offset by a decrease in maintenance and other revenue from our legacy products of 16.1% from approximately $2.1 million for the six months ended September 30, 2001, to approximately $1.7 million for the six months ended September 30, 2002. As a percentage of total revenue, maintenance and other revenue increased from 46.5% for the six months ended September 30, 2001, to 51.5% for the six months ended September 30, 2002. Although we anticipate that maintenance and other revenue will continue to grow, we do not anticipate that maintenance and other revenue will continue to increase at this rate in the future.

        Third-party Products.    Third-party products revenue decreased 30.9% from $3.2 million for the six months ended September 30, 2001, to $2.2 million for the six months ended September 30, 2002. As a percentage of total revenue, third-party products revenue decreased from 8.8% for the six months ended September 30, 2001, to 5.6% for the six months ended September 30, 2002.

Cost of Revenue

        Total cost of revenue decreased 3.5% from $11.3 million for the six months ended September 30, 2001, to $10.9 million for the six months ended September 30, 2002. As a percentage of total revenue, total cost of revenue decreased from 31.3% for the six months ended September 30, 2001, to 27.7% for the six months ended September 30, 2002. The decrease, both in absolute dollars and as a percentage of revenue, resulted primarily from a decrease in cost of license revenue and cost of third-party products revenue. This decrease was partially offset by an increase in cost of maintenance and other revenue.

        Cost of License.    Cost of license revenue consists primarily of the packaging, assembly, storage and shipping and handling costs of our software. Our cost of license revenue for our strategic products also includes royalties paid to third-party technology vendors and commissions paid to business partners that facilitate sales to our end-users. Cost of license revenue decreased 10.7% from $3.8 million for the six months ended September 30, 2001, to $3.4 million for the six months ended September 30, 2002. As a percentage of license revenue, cost of license revenue decreased from 23.6% for the six months ended September 30, 2001, to 20.2% for the six months ended September 30, 2002. The decrease, both in absolute dollars and as a percentage of revenue, resulted primarily from a decrease of $0.9 million in material and shipping costs as a result of the introduction of our master CD program in fiscal 2002. Under our master CD program, we provide our business partners with a single master CD for an application, which they can use to install the application at multiple end-user sites, thereby reducing the costs we incur from distributing separate CDs to each end-user. The cost reductions due to our master CD program were partially offset by an increase of $0.3 million in commissions paid to our business partners for sales invoiced to end-users related to increased sales and an increase of $0.3 million in royalties related to sales of our strategic products. As license revenue from our strategic products grows, we expect that royalties and commission expense will continue to increase the cost of license revenue.

        Cost of Maintenance and Other.    Cost of maintenance and other revenue consists primarily of salaries paid to our technical support, training and consulting staff, fees paid to third parties for subcontracted professional services and support, and royalties paid to third-party technology vendors. Cost of maintenance and other revenue also consists of the cost of packaging, assembly, shipping and handling, and storage related to product upgrades offered on a when and if available basis in connection with our maintenance contracts and commissions paid to our business partners for the renewal by end-users of their maintenance contracts. Cost of maintenance and other revenue increased 21.1% from $5.0 million for the six months ended September 30, 2001, to $6.0 million for the six months ended September 30, 2002. As a percentage of maintenance and other revenue, cost of maintenance and other revenue increased from 29.6% for the six months ended September 30, 2001, to 29.7% for the six months ended September 30, 2002. The increase, both in absolute dollars and as a percentage of revenue, resulted primarily from an increase in commissions paid to our business partners resulting from a $3.4 million increase in maintenance and other revenue. This increase was partially offset by a $0.9 million reduction in salaries and packaging costs due to reduced packaging, assembly, shipping and handling, and storage costs relative to maintenance and other revenue as a result of distributing more product upgrades through the Internet and our master CD program.

        Cost of Third-party Products.    Cost of third-party products revenue consists of license fees paid to software application developers who create products that we sell in conjunction with our own software. Cost of third-party products revenue decreased 41.4% from $2.5 million for the six months ended September 30, 2001, to $1.5 million for the six months ended September 30, 2002. The decrease was as a result of reduced sales of third-party products. As a percentage of third- party products revenue, the cost of third-party products revenue decreased from 78.5% for the six months ended September 30, 2001, to 66.6% for the six months ended September 30, 2002, as we focused on selling third-party products with higher margins in the six months ended September 30, 2002, relative to the six months ended September 30, 2001.

Operating Expenses

        In August and October of 2001, in response to the weakening economy, we initiated a number of cost control measures that resulted in reduced sales and marketing, research and development and general and administrative expenses for the six months ended September 30, 2002, when compared to the same period in the prior fiscal year.

        Sales and Marketing.    Sales and marketing expenses consist of salaries, commissions and related costs for sales and marketing personnel, including travel costs and promotion expenditures,

including public relations, advertising, and trade show costs. Sales and marketing expenses decreased 18.8% from $18.6 million for the six months ended September 30, 2001, to $15.1 million for the six months ended September 30, 2002. As a percentage of total revenue, sales and marketing expenses decreased from 51.7% for the six months ended September 30, 2001, to 38.6% for the six months ended September 30, 2002. The decrease, both in absolute dollars and as a percentage of total revenue, was primarily the result of decreased personnel costs, reduced travel expenses and reduced promotion expenses. In August and October 2001, in response to a weakening economy, we reduced personnel in the sales and marketing organization. To the extent that our business grows, we expect our sales and marketing expense will increase in absolute dollars.

        Research and Development.    Research and development expenses consist primarily of costs associated with software development, which include salaries and other related costs for our in-house development staff. The majority of our in-house development staff is located in Canada. From time to time, our in-house development staff is supported by outside developers on a contract basis. Research and development expenses decreased 26.3% from $5.9 million for the six months ended September 30, 2001, to $4.3 million for the six months ended September 30, 2002. As a percentage of total revenue, research and development expenses decreased from 16.3% for the six months ended September 30, 2001, to 11% for the six months ended September 30, 2002. The decrease in research and development expenses, both in absolute dollars and as a percentage of total revenue, resulted primarily from a realignment and reduction of our in-house development staff in August and October 2001 and reduced use of outside developers during the period. We expect our research and development expense will increase as we continue to develop and enhance our products.

        General and Administrative.    General and administrative expenses consist primarily of salaries and related costs for financial, administrative and management personnel, as well as costs related to travel, financial, accounting, human resources, legal, facilities, equipment and other general operations. General and administrative expenses decreased 23.2% from $6.2 million for the six months ended September 30, 2001, to $4.8 million for the six months ended September 30, 2002. As a percentage of total revenue, general and administrative expenses decreased from 17.1% for the six months ended September 30, 2001, to 12.1% for the six months ended September 30, 2002. The decrease in general and administrative expenses, both in absolute dollars and as a percentage of total revenue, resulted from a reduction in personnel in response to a weakening economy, from reduced legal costs and general office and facilities costs.

Amortization of Goodwill and Intangibles

        Amortization of intangibles decreased 44.5% from $4.1 million for the six months ended September 30, 2001, to $2.3 million for the six months ended September 30, 2002. The decrease in amortization of intangibles resulted from our adoption of SFAS No. 142 on April 1, 2002, whereby goodwill and other intangibles with indefinite useful lives are no longer amortized but instead are tested for impairment annually and more frequently upon the occurrence of certain events, as defined by SFAS No. 142. Other intangible assets with definite useful lives continue to be amortized over a five-year period.

Other Income/Expense

        Other income/expense consists primarily of interest expense from outstanding indebtedness and interest income received on our bank deposits. Other expense, net decreased from $0.9 million for the six months ended September 30, 2001, to $0.7 million for the six months ended September 30, 2002. The decline in other expense resulted primarily from a reduction in interest expense due to a reduction of principal and a reduction of the interest rate from 7.5% to 5.5% per annum under the promissory note payable to Computer Associates. The interest rate decrease was the result of a negotiation with Computer Associates and is reflective of a general decline in interest rates. The interest rate reduction was effective April 1, 2002.

Provision for Income Taxes

        We recorded an income tax benefit of $1.3 million for the six months ended September 30, 2001 and an income tax provision of $0.8 million for the six months ended September 30, 2002. The change was due to the mix of domestic and international income (loss) and due to certain foreign operating losses for which we did not receive a tax benefit. The expected effective tax rate on estimated taxable income for the year is 42.0%.

Fiscal 2002 Compared With Fiscal 2001

Revenue

        Total revenue decreased 8.9% from $85.9 million in fiscal 2001, to $78.3 million in fiscal 2002. Total revenue from strategic products increased by 0.9% from approximately $66.2 million in fiscal 2001, to approximately $66.8 million in fiscal 2002. The growth in total revenue from our strategic products was driven by an increase in related maintenance and other revenue, which was partially offset by a decline in license revenue related to our strategic products, which we believe was due primarily to a deterioration of economic conditions. Total revenue from our combined legacy and third-party products decreased 41.9% from approximately $19.7 million in fiscal 2001, to approximately $11.5 million in fiscal 2002.

        License.    License revenue decreased 17.3% from $46.9 million in fiscal 2001 to $38.8 million in fiscal 2002. License revenue from our strategic products decreased 13.7% from approximately $42.7 million in fiscal 2001, to approximately $36.8 million in fiscal 2002. We believe this decline resulted primarily from a deterioration of economic conditions, which caused some customers to cancel or delay their purchases. In addition, license revenues from our legacy products decreased 53.4% from approximately $4.2 million in fiscal 2001, to approximately $2.0 million in fiscal 2002. As a percentage of total revenue, license revenue decreased from 54.6% in fiscal 2001, to 49.5% in fiscal 2002 as a result of maintenance and other revenue growing at a faster rate than license revenue.

        Maintenance and Other.    Maintenance and other revenue increased 18.2% from $28.7 million in fiscal 2001, to $34.0 million in fiscal 2002. Maintenance and other revenue from our strategic products increased 27.6% from approximately $23.5 million in fiscal 2001, to approximately $30.0 million in fiscal 2002 as a result of increased maintenance fees from our existing customers, growing our customer base following the acquisitions that we completed in fiscal 2001, and an increased selling effort related to our maintenance contracts. These increases were partially offset by a 24.1% decrease in maintenance and other revenue from our legacy products from approximately $5.2 million in fiscal 2001, to approximately $4.0 million in fiscal 2002. As a percentage of total revenue, maintenance and other revenue increased from 33.4% in fiscal 2001, to 43.4% in fiscal 2002.

        Third-party Products.    Third-party products revenue decreased 46.2% from $10.3 million in fiscal 2001, to $5.5 million in fiscal 2002. As a percentage of total revenue, third-party products revenue decreased from 12.0% in fiscal 2001, to 7.1% in fiscal 2002.

Cost of Revenue

        Total cost of revenue decreased 16.6% from $27.9 million in fiscal 2001, to $23.3 million in fiscal 2002. As a percentage of total revenue, total cost of revenue decreased from 32.5% in fiscal 2001, to 29.8% in fiscal 2002.

        Cost of License.    Cost of license revenue decreased 16.4% from $10.6 million in fiscal 2001, to $8.9 million in fiscal 2002 as a result of decreased license revenue. As a percentage of license revenue, cost of license revenue increased slightly from 22.6% in fiscal 2001, to 22.8% in fiscal 2002 due to an increase of $1.0 million in commissions paid to our business partners and an increase of $0.3 million in royalty payments related to our strategic products relative to the total amount of license revenue generated, which was partially offset by the cost reductions from the introduction of our master CD program.

        Cost of Maintenance and Other.    Cost of maintenance and other revenue increased 10.5% from $9.4 million in fiscal 2001, to $10.4 million in fiscal 2002 primarily as a result of an increase in commissions paid to our business partners. The increase in commissions resulted from modifications we made in fiscal 2002 to our commission plan. These modifications included paying our business partners varying levels of commissions depending on the percentage of their customers that renew their maintenance contracts. The increase in commissions was partially offset by a reduction in personnel costs and packaging costs as a result of distributing software upgrades through the Internet and through the use of the master CD program. As a percentage of maintenance and other revenue, cost of maintenance and other revenue decreased from 32.7% in fiscal 2001, to 30.6% in fiscal 2002 due to reduced packaging costs relative to maintenance and other revenue as a result of distributing software upgrades through the Internet and our master CD program.

        Cost of Third-party Products.    Cost of third-party products revenue decreased 48.9% from $7.9 million in fiscal 2001, to $4.1 million in fiscal 2002 as a result of reduced sales of third-party products. As a percentage of third-party products revenue, cost of third-party products revenue decreased from 77.1% in fiscal 2001, to 73.2% in fiscal 2002 as a result of our focus on selling third-party products with higher margins during fiscal 2002 relative to fiscal 2001.

Operating Expenses

        Sales and Marketing.    Sales and marketing expenses decreased 7.8% from $38.9 million in fiscal 2001, to $35.8 million in fiscal 2002. This decrease resulted primarily from changes we implemented in response to weaker economic conditions, including decreased personnel in the sales and marketing organization and reduced travel expenses. As a percentage of total revenue, sales and marketing expenses remained relatively flat, increasing slightly from 45.2% in fiscal 2001, to 45.8% in fiscal 2002 due to a decrease in total revenue that was not fully offset by a corresponding decrease in sales and marketing expenses.

        Research and Development.    Research and development expenses remained relatively flat, decreasing slightly from $10.4 million in fiscal 2001, to $10.3 million in fiscal 2002 due primarily to reduced in-house development staff and reduced use of outside developers in response to weaker economic conditions. As a percentage of total revenue, research and development expenses increased from 12.1% in fiscal 2001, to 13.2% in fiscal 2002 due to a decrease in total revenue that was not fully offset by a corresponding decrease in research and development expenses.

        General and Administrative.    General and administrative expenses decreased 23.0% from $14.0 million in fiscal 2001, to $10.7 million in fiscal 2002. As a percentage of total revenue, general and administrative expenses decreased from 16.2% in fiscal 2001, to 13.7% in fiscal 2002. The decrease, both in absolute dollars and as a percentage of revenue, resulted from a reduction in legal fees principally relating to a copyright infringement lawsuit which we initiated and have now settled, as well as reduced personnel costs and general office costs in response to weaker economic conditions.

Amortization of Goodwill and Other Intangibles

        Amortization of goodwill and other intangibles increased 36.9% from $6.0 million in fiscal 2001 to $8.2 million in fiscal 2002. This increase in amortization of goodwill and other intangibles was the result of recognizing a full year of amortization of goodwill and other intangibles related to the acquisition of SBT. While we continue to amortize intangible assets with definite useful lives, on April 1, 2002 we ceased amortizing goodwill and other intangibles with indefinite useful lives as a result of our adoption of SFAS No. 142. We estimate that this will result in a $3.7 million reduction of amortization expense for fiscal 2003 relative to fiscal 2002. On a pro forma basis, if SFAS No. 142 had been adopted on April 1, 2000, amortization of intangibles for fiscal 2001 and fiscal 2002 would have been $4.0 million and $4.5 million, respectively.

Acquired In-process Research and Development

        We did not incur in-process research and development charges in fiscal 2002, which resulted in a $3.9 million decrease from fiscal 2001.

Other Income/Expense

        Other expense, net was $1.9 million in fiscal 2002 compared to other income, net of $1.0 million in fiscal 2001. The change in other income/expense, net resulted from reduced interest income as our level of bank deposits declined for substantially all of fiscal 2002 and from interest expense of $2.0 million under our note payable to Computer Associates, compared to no interest expense in fiscal 2001 because no interest accrued on the note payable to Computer Associates until April 2001.

Provision for Income Taxes

        We recorded an income tax benefit of $3.0 million and $1.4 million in fiscal 2001 and fiscal 2002, respectively. Our effective tax rate was 21.0% in fiscal 2001, compared to 11.9% in fiscal 2002. The decrease in the effective tax rate was primarily caused by an increase in the valuation allowance due to the uncertainty of being able to realize certain deferred tax assets in foreign tax jurisdictions where we operate, as well as additional amortization expense related to goodwill in fiscal 2002 compared to fiscal 2001. These costs are not deductible for tax purposes. These decreases to income tax benefit were slightly offset by an increase in the income tax benefit that we realized in fiscal 2002 compared to fiscal 2001 in certain foreign tax jurisdictions where we operate and as a result of not incurring any acquired in-process research and development charges. Acquired in-process research and development costs are not deductible for tax purposes.

Fiscal 2001 Compared With Fiscal 2000

Revenue

        Total revenue increased 15.9% from $74.1 million in fiscal 2000, to $85.9 million in fiscal 2001. The total revenue from our strategic products increased by 44.6% from approximately $45.8 million in fiscal 2000, to approximately $66.2 million in fiscal 2001 due to license and maintenance and other sales growth from existing and newly acquired products. The increase in revenue from our strategic products was partially offset by a 30.4% decrease in revenue from our legacy and third- party products from approximately $28.3 million in fiscal 2000, to approximately $19.7 million in fiscal 2001.

        License.    License revenue increased 12.5% from $41.7 million in fiscal 2000, to $46.9 million in fiscal 2001. License revenue from our strategic products increased 38.2% from approximately $30.9 million in fiscal 2000, to approximately $42.7 million in fiscal 2001, primarily as a result of $5.3 million in sales of products acquired from SBT in July 2000, $4.7 million in sales of the messaging products transferred from Computer Associates in January 2000 and, to a lesser extent, an increase in sales of our existing strategic products. These increases were partially offset by a 60.8% decrease in license revenue from legacy products from approximately $10.8 million for fiscal 2000, to approximately $4.2 million for fiscal 2001. As a percentage of total revenue, license revenue decreased from 56.2% in fiscal 2000, to 54.6% in fiscal 2001 as a result of maintenance and other revenue growing at a faster rate than license revenue.

        Maintenance and Other.    Maintenance and other revenue increased 41.1% from $20.4 million in fiscal 2000, to $28.7 million in fiscal 2001. Maintenance and other revenue from our strategic products increased 58.0% from approximately $14.9 million in fiscal 2000, to approximately $23.5 million in fiscal 2001 primarily as a result of increased maintenance fees from our existing customers and as a result of a broader customer base following the acquisitions that we completed in fiscal 2001. These increases were partially offset by a 4.9% decrease in maintenance and other revenue related to our legacy products from approximately $5.5 million for fiscal 2000, to approximately $5.2 million for fiscal 2001. As a percentage of total revenue, maintenance and other revenue increased from 27.5% in fiscal 2000, to 33.4% in fiscal 2001.

        Third-party Products.    Third-party products revenue decreased 14.7% from $12.1 million in fiscal 2000, to $10.3 million in fiscal 2001. As a percentage of total revenue, third-party products revenue decreased from 16.3% in fiscal 2000 to 12.0% in fiscal 2001.

Cost of Revenue

        Total cost of revenue increased 9.7% from $25.5 million in fiscal 2000, to $27.9 million in fiscal 2001. As a percentage of total revenue, total cost of revenue decreased from 34.4% in fiscal 2000 to 32.5% in fiscal 2001.

        Cost of License.    Cost of license revenue increased 12.9% from $9.4 million in fiscal 2000, to $10.6 million in fiscal 2001 as a result of an increase in license revenue. As a percentage of license revenue, cost of license revenue increased slightly from 22.5% in fiscal 2000, to 22.6% in fiscal

2001 primarily as a result of a $0.4 million increase in royalty payments related to our strategic products, a $0.3 million increase in freight costs and a $0.3 million increase in personnel costs associated with our messaging products.

        Cost of Maintenance and Other.    Cost of maintenance and other revenue increased 75.8% from $5.4 million in fiscal 2000, to $9.4 million in fiscal 2001 as a result of an increase in maintenance and other revenue. As a percentage of maintenance and other revenue, cost of maintenance and other revenue increased from 26.3% in fiscal 2000, to 32.7% in fiscal 2001 primarily as a result of increased personnel costs following the acquisition of SBT that were only partially offset by the increase in maintenance and other revenue.

        Cost of Third-party Products.    Cost of third-party products revenue decreased 26.0% from $10.7 million in fiscal 2000, to $7.9 million in fiscal 2001 as a result of reduced sales of third-party products. As a percentage of third-party products revenue, the cost of third-party products revenue decreased from 88.8% in fiscal 2000, to 77.1% in fiscal 2001 as a result of our focus on selling third-party products with higher margins during fiscal 2001 relative to fiscal 2000.

Operating Expenses

        Sales and Marketing.    Sales and marketing expenses increased 53.9% from $25.2 million in fiscal 2000, to $38.9 million in fiscal 2001. As a percentage of total revenue, sales and marketing expenses increased from 34.0% of total revenue in fiscal 2000, to 45.2% of total revenue in fiscal 2001. The increase in sales and marketing expenses, both in absolute dollars and as a percentage of total revenue, was attributable to increased sales and marketing personnel following the acquisition of SBT and our increase in advertising, direct mail campaigns and trade show participation as we continued to invest in sales and marketing.

        Research and Development.    Research and development expenses increased 82.9% from $5.7 million in fiscal 2000, to $10.4 million in fiscal 2001. As a percentage of total revenue, research and development expenses increased from 7.7% in fiscal 2000, to 12.1% in fiscal 2001. The increase in research and development expenses, both in absolute dollars and as a percentage of total revenue, was attributable to increased research and development personnel following the acquisition of SBT and the transfer of messaging products from Computer Associates.

        General and Administrative.    General and administrative expenses increased 97.1% from $7.1 million in fiscal 2000, to $14.0 million in fiscal 2001. As a percentage of total revenue, general and administrative expenses increased from 9.5% in fiscal 2000, to 16.2% in fiscal 2001. The increase in general and administrative expenses, both in absolute dollars and as a percentage of total revenue, was attributable to an increase in administrative personnel and general office costs in connection with the acquisition of SBT, and an increase in legal fees of $1.8 million in connection with a copyright infringement lawsuit that we filed.

Amortization of Goodwill and Other Intangibles

        Amortization of goodwill and other intangibles increased from $0.3 million in fiscal 2000, to $6.0 million in fiscal 2001 as a result of amortization of goodwill and other intangibles related to acquisitions consummated in fiscal 2001, most notably the acquisition of SBT. On a pro forma basis, if SFAS No. 142 had been adopted on April 1, 1999, amortization of other intangibles for fiscal 2000 and fiscal 2001 would have been $0.2 million and $4.0 million respectively.

Acquired In-process Research and Development

        Acquired in-process research and development expenses increased from $0.1 million in fiscal 2000, to $3.9 million in fiscal 2001 as a result of our acquisition of SBT. The value assigned to in-process research and development was determined by estimating the cost to develop the in-process research and development to commercially viable products, forecasting revenues expected from sales of the first generation of the in-process product, determining and deducting a percentage of the gross in-process product revenues to account for any strategic technology to be leveraged by the in-process product, determining and removing a percentage of the net in-process product revenues to account for the incomplete portion of the project, deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to arrive at a forecast of net returns on the completed portion of the in-process technology, and discounting these net returns to a present value at an appropriate discount rate.

Other Income/Expense

        Other income, net increased from $0.3 million in fiscal 2000, to $1.0 million in fiscal 2001. The increase in other income, net, resulted from an increase in interest income as we shifted our cash into money market funds and a reduction in interest expense as we repaid $5.0 million owed to Computer Associates pursuant to a promissory note in November 1999. This promissory note was established in 1998 as a part of the Contribution Agreement, which is more fully described in "Certain Transactions."

Provision/Benefit for Income Taxes

        We recorded an income tax provision of $4.3 million and an income tax benefit of $3.0 million in fiscal 2000 and fiscal 2001, respectively. This change in provision/benefit for income taxes is primarily due to the shift from profit to loss from fiscal 2000 to fiscal 2001. We recognized income before income taxes of $10.5 million in fiscal 2000 compared to a loss before income taxes of $14.1 million in fiscal 2001. The change in provision/benefit for income taxes was slightly offset by costs that we incurred for acquired in-process research and development charges in fiscal 2001. No such costs were incurred during fiscal 2000. Acquired in-process research and development expenses are not deductible for tax purposes.

Quarterly Results of Operations

        The following tables set forth the unaudited quarterly statements of operations data for each of the ten quarters ended September 30, 2002, as well as such data expressed as a percentage of our total revenue for the quarters presented. The information for each of these quarters is derived from the unaudited consolidated financial statements and, in our opinion, includes all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of that information. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future period.

	Quarter Ended
	June 30, 2000	Sept 30, 2000	Dec 31, 2000	Mar 31, 2001	June 30, 2001	Sept 30, 2001	Dec 31, 2001	Mar 31, 2002	June 30, 2002	Sept 30, 2002
	(Dollars in Thousands)
Consolidated Statements of Operations Data:
Revenue:
License	$10,285	$11,993	$11,848	$12,782	$7,949	$8,184	$9,669	$12,985	$8,028	$8,783
Maintenance and other	5,848	7,559	7,877	7,444	7,791	8,990	8,538	8,643	9,303	10,910
Third-party products	2,233	2,863	2,893	2,303	1,975	1,200	1,161	1,204	1,221	974

Total revenue	18,366	22,415	22,618	22,529	17,715	18,374	19,368	22,832	18,552	20,667
Cost of revenue:
License	2,351	2,492	2,605	3,150	1,937	1,871	2,133	2,921	1,576	1,823
Maintenance and other	1,969	2,802	2,397	2,239	2,597	2,368	2,589	2,840	2,717	3,296
Third-party products	1,899	2,143	2,217	1,677	1,556	938	886	673	814	648

Total cost of revenue	6,219	7,437	7,219	7,066	6,090	5,177	5,608	6,434	5,107	5,767

Gross profit	12,147	14,978	15,399	15,463	11,625	13,197	13,760	16,398	13,445	14,900
Operating expenses:
Sales and marketing	7,002	10,543	10,329	10,980	9,072	9,577	10,073	7,111	7,424	7,724
Research and development	1,961	2,911	2,784	2,759	3,029	2,845	2,362	2,107	2,200	2,130
General and administrative	2,096	3,157	4,149	4,554	3,085	3,098	2,956	1,601	2,355	2,396
Amortization of intangibles	168	1,710	2,036	2,077	2,040	2,079	2,058	2,026	1,165	1,122
Acquired in-process research and development	—	3,900	—	—	—	—	—	—	—	—

Total operating expenses	11,227	22,221	19,298	20,370	17,226	17,599	17,449	12,845	13,144	13,372
Income (loss) from operations	920	(7,243)	(3,899)	(4,907)	(5,601)	(4,402)	(3,689)	3,553	301	1,528
Other income (expense), net	180	124	226	464	(413)	(438)	(491)	(520)	(324)	(346)

Income (loss) before income taxes	1,100	(7,119)	(3,673)	(4,443)	(6,014)	(4,840)	(4,180)	3,033	(23)	1,182
Provision (benefit) for income taxes	214	(1,384)	(714)	(1,084)	(716)	(585)	(497)	361	61	719

Net income (loss)	$886	$(5,735)	$(2,959)	$(3,359)	$(5,298)	$(4,255)	$(3,683)	$2,672	$(84)	$463

As a Percentage of Revenue:
Revenue:
License	56.0%	53.5%	52.4%	56.7%	44.9%	44.6%	49.9%	56.9%	43.3%	42.5%
Maintenance and other	31.8	33.7	34.8	33.1	44.0	48.9	44.1	37.8	50.1	52.8
Third-party products	12.2	12.8	12.8	10.2	11.1	6.5	6.0	5.3	6.6	4.7

Total revenue	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0
Cost of revenue:
License	12.8	11.1	11.5	14.0	10.9	10.2	11.0	12.8	8.5	8.8
Maintenance and other	10.7	12.5	10.6	9.9	14.7	12.9	13.4	12.4	14.6	15.9
Third-party products	10.4	9.6	9.8	7.5	8.8	5.1	4.6	3.0	4.4	3.2

Total cost of revenue	33.9	33.2	31.9	31.4	34.4	28.2	29.0	28.2	27.5	27.9

Gross profit	66.1	66.8	68.1	68.6	65.6	71.8	71.0	71.8	72.5	72.1
Operating expenses:
Sales and marketing	38.1	47.0	45.7	48.7	51.2	52.1	52.0	31.2	40.0	37.4
Research and development	10.7	13.0	12.3	12.3	17.1	15.5	12.2	9.2	11.9	10.3
General and administrative	11.4	14.1	18.3	20.2	17.4	16.9	15.3	7.0	12.7	11.6
Amortization of intangibles	0.9	7.6	9.0	9.2	11.5	11.3	10.6	8.9	6.3	5.4
Acquired in-process research and development	—	17.4	—	—	—	—	—	—	—	—

Total operating expenses	61.1	99.1	85.3	90.4	97.2	95.8	90.1	56.3	70.9	64.7
Income (loss) from operations	5.0	(32.3)	(17.2)	(21.8)	(31.6)	(24.0)	(19.1)	15.5	1.6	7.4
Other income (expense), net	1.0	0.5	1.0	2.1	(2.3)	(2.4)	(2.5)	(2.3)	(1.8)	(1.7)

Income (loss) before income taxes	6.0	(31.8)	(16.2)	(19.7)	(33.9)	(26.4)	(21.6)	13.2	(0.2)	5.7
Provision (benefit) for income taxes	1.2	(6.2)	(3.1)	(4.8)	(4.0)	(3.2)	(2.6)	1.5	0.3	3.5

Net income (loss)	4.8%	(25.6)%	(13.1)%	(14.9)%	(29.9)%	(23.2)%	(19.0)%	11.7%	(0.5)%	2.2%

        Our customers typically purchase new accounting applications and upgrades at the end of their fiscal year, which generally occurs during the quarters ending December 31 and March 31 of each year. In recent years, we have recognized a proportionately lower percentage of our revenue in the first quarter of our fiscal year.

        For the quarter ended September 30, 2000, we recognized a significant increase in both our revenues and our operating expenses in connection with our acquisition of SBT. Also in connection with our acquisition of SBT, we incurred a significant increase in our amortization of intangible assets and a one-time charge of $3.9 million for acquired in-process research and development.

        In the quarter ending September 30 of each fiscal year, we conduct a reseller education and training conference. The fees from this conference have historically resulted in increased maintenance and other revenue for the quarters ended September 30 of past fiscal years. In connection with this conference, we also incur additional cost of maintenance and other revenues and sales and marketing expenses in the quarters ending September 30 of each fiscal year.

        For the quarter ended March 31, 2002, we began to benefit from cost control measures initiated in the quarters ended September 30 and December 31, 2001. These measures included a reduction in a number of areas, including overall personnel, trade show participation, marketing expenditures and travel costs, and the consolidation of facilities. In addition, general and administrative expenses for the quarter ended March 31, 2002 were further reduced by a reimbursement of legal fees of $0.8 million from our insurance company for a copyright infringement lawsuit we initiated. This lawsuit has been settled, and we expect that it will have no material impact in the future.

Liquidity and Capital Resources

        We have financed our operations primarily through internally generated cash flows and extensions of our intercompany credit from Computer Associates. We financed our acquisition of SBT through $26.7 million in funds we borrowed from Computer Associates, evidenced by a promissory note, of which $17.5 million remains outstanding as of September 30, 2002. As of September 30, 2002, we had cash and cash equivalents of $11.4 million and a working capital deficit of $16.6 million.

        Cash provided by (used in) operating activities was $(4.3) million and $6.4 million for the six months ended September 30, 2001 and September 30, 2002, respectively, and $19.3 million, $(0.7) million and $2.8 million for fiscal 2000, 2001 and 2002, respectively. The change from cash provided by operations in fiscal 2000 as compared with cash used in operations in fiscal 2001 was primarily due to a net loss in fiscal 2001 compared to a net income in fiscal 2000. The increase in cash provided by operations in fiscal 2002 as compared with cash used in operations in fiscal 2001 was primarily due to a lower net loss. In addition to net income (loss), our cash provided by (used in) operating activities is impacted by changes in our working capital and by non-cash charges. Our non-cash charges include amortization of intangible assets, including goodwill and other intangibles with indefinite useful lives prior to April 1, 2002, and acquired in-process research and development.

        Cash used in investing activities was $0.1 million and $0.4 million for the six months ended September 30, 2001 and September 30, 2002, respectively, and $5.6 million, $37.1 million and

$0.3 million for fiscal 2000, 2001 and 2002, respectively. The increase in cash used in investing activities in fiscal 2001 was attributable to the acquisitions of SBT and other businesses.

        Cash provided by (used in) financing activities was none and $9.2 million for the six months ended September 30, 2001 and September 30, 2002, and $(1.7) million, $26.8 million and none for fiscal 2000, 2001, and 2002, respectively. Cash provided by financing activities in fiscal 2001 was $26.8 million as a result of the promissory note payable to Computer Associates to fund the acquisition of SBT. In the six months ended September 30, 2002, we made scheduled principal payments of $2.7 million and unscheduled principal payments of $6.5 million towards the note payable to Computer Associates.

        Taxes.    Historically, we have filed tax returns on a consolidated basis with Computer Associates. Therefore, we have not filed separate tax returns with the federal government or any state agencies as a stand-alone entity. A contribution agreement with Computer Associates allocates responsibility for certain tax matters while we are a subsidiary of Computer Associates for tax purposes. Prior to the closing of this offering, tax obligations to Computer Associates of $1.8 million as of September 30, 2002 will be settled as part of a settlement of an intercompany account we maintain with Computer Associates. In addition, following the closing of this offering, we will file separate tax returns with the federal government and certain state agencies, and we may have to pay taxes in the future.

        The tax authority in Canada recently completed an examination of the fiscal 1999 and 2000 tax filings of our subsidiary, ACCPAC Canada Inc. As a result of this examination the tax authorities have taken a tax position that is contrary to the tax position taken by us. We believe that the tax authority will accept our tax position. However, in the event we are unable to prevail, we will be subjected to additional tax liabilities which we estimate to be as high as $1.7 million.

        Promissory Note.    In July 2000, we borrowed $26.7 million from Computer Associates, evidenced by a promissory note to finance the acquisition of SBT. From July 2000 to March 31, 2001, no interest accrued on the note because the note had not been formalized. From April 1, 2001 to March 31, 2002, the interest rate on this note was 7.5% per annum. From April 1, 2002 until the note is fully paid the interest rate is 5.5% per annum. As of April 15, 2002, we began making quarterly payments of principal of $1.3 million plus any accrued interest. As of September 30, 2002, the principal outstanding balance under the note was $17.5 million. On November 13, 2002, the promissory note was amended to provide that we will pay Computer Associates the remaining amount payable as of the closing date of this offering, estimated to be approximately $17.5 million, over 16 years. The amendment will take effect upon the closing of this offering. Commencing the first day of the month after the expiration of 15 months following the closing of this offering, we will be obligated to repay principal and interest, at the 10-year treasury note rate plus 0.5%, quarterly. The rate will be reset April 1 of each year to the 10-year treasury note rate then in effect.

        Line of Credit.    In December 2001, we entered into a line of credit with Computer Associates to borrow up to $5.0 million in increments of $0.5 million at the interest rate at which Computer Associates borrows. To date we have not borrowed any money under this facility. This facility will terminate upon completion of this offering.

        Intercompany Account.    We have an intercompany account with Computer Associates that reflects our transactions with Computer Associates for royalties, license fees from customers, rent and related expenses payable under real estate leases, tax consequences under the contribution agreement, and other obligations. Upon the closing of this offering, the amount of the intercompany obligation will be reduced to reflect the amount Computer Associates has recorded as being owed to it. We will estimate the adjustment to the intercompany obligation to Computer Associates prior to the closing of the offering and remit a payment to Computer Associates for an amount equal to the estimated adjusted intercompany obligation. Differences between the estimated and actual intercompany obligation, which differences we expect to be nominal, will be settled within 90 days of the closing of the offering. Had the closing of the offering occurred on September 30, 2002, we would have settled the intercompany obligation to Computer Associates for $0.9 million. There may be intercompany transactions with Computer Associates following the closing of this offering, which will be reflected in this intercompany account.

        Lease Obligations.    We lease certain of our facilities and equipment under non-cancelable operating lease agreements. As of September 30, 2002, we had total operating lease obligations of approximately $13.8 million due under these leases.

        The following is a schedule by fiscal years of future non-cancelable minimum lease payments under operating leases, net of sublease income, as of September 30, 2002:

Fiscal Year	Amount
(In Thousands)
2003	$1,411
2004	2,301
2005	2,552
2006	2,538
2007	2,488
Thereafter	2,504

        Operating Capital Requirements.    We currently anticipate that the net proceeds from this offering, together with our current cash and cash equivalents, and cash from operations, will be sufficient for us to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Although operating activities may provide cash in certain periods, our operating and investing activities may require additional cash to facilitate future growth. Consequently, we may be required to obtain additional equity or debt financing in the future. Factors that could affect our cash used or generated from operations and, as a result, our need to seek additional borrowings or capital include:

  •
  timing of customer orders;

  •
  deferrals of customer orders in anticipation of application enhancements or new applications;

  •
  costs related to acquisition of technologies or business;

  •
  timing of our development and release of new applications or enhancements to existing applications;

  •
  customer budget cycles and changes in these budget cycles; and

  •
  higher than expected returns or bad debt expense.

        Please also see our risk factor entitled "Our quarterly revenues and operating results fluctuate significantly and a decline in revenue or operating results may disappoint securities analysts or investors and may result in a decline in our stock price" under the heading titled "Risk Factors."

Recent Accounting Pronouncements

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, effective for fiscal years beginning after December 15, 2002. Under the new rules, a liability for a cost associated with an exit or disposal activity must only be recognized when the liability is incurred. Under previous guidance, liabilities for exit costs were recognized at the date of an entity's commitment to an exit plan. We do not expect the adoption of SFAS No. 146 to have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        For the six months ended September 30, 2001 and September 30, 2002, revenue from international markets accounted for approximately 56.5% and 58.8%, respectively, of our total revenue. We do not engage in any hedging activities to guard against currency risk. We have not had any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets that we serve. However, in future periods, we expect sales in international markets, including Canada and Asia, to account for a significant portion of our revenue. As our sales in Asia are primarily invoiced and collected in U.S. dollars, a strengthening of the U.S. dollar could cause our products to be less attractive in those markets. Our cash and cash equivalents of $11.4 million as of September 30, 2002, which consisted primarily of demand deposits and money market funds held by large institutions in the United States and Canada and our short-term investments were invested in corporate debt and equity securities maturing in less than one year.

        The indebtedness that we have to Computer Associates currently accrues interest at a fixed rate of 5.5% per annum. Due to the nature of our short-term investments and to the fixed rate of interest on our indebtedness, we do not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates.

BUSINESS

Overview

        We are a global provider of end-to-end business management applications for small and midsize businesses, or SMBs. We believe that we offer the most comprehensive and functionally complete suite of business management applications specifically designed for SMBs. Our accounting applications are the foundation of our application suite. We complement these accounting applications with a number of other applications that address our customers' needs in the areas of customer relationship management, or CRM, electronic commerce, human resource management, or HR, warehouse management and Internet-based business-to-business transaction exchange. We market all of these applications, some of which are licensed from technology partners, under the ACCPAC brand. By integrating our business management applications and making them accessible via the Internet, we offer an end-to-end business management solution to our SMB customers. We sell our SMB business management applications through our network of more than 3,000 business partners worldwide. We have been in business for over 20 years and have registered more than 140,000 SMB customers in over 130 countries. In addition to our SMB business management applications, we also offer accounting software for small office and home office, or SOHO, businesses.

Industry Background

    Emergence of end-to-end business management applications

        Businesses are increasingly challenged to raise employee productivity, increase the speed and accuracy of decision-making, and establish more efficient relationships with customers, suppliers and partners. Businesses rely on business management applications to meet these challenges. Increasingly, businesses are demanding that these applications be integrated with one another and that they be accessible via the Internet, or e-business enabled. International Data Corporation estimates that the market for e-business applications will grow at approximately three times the rate of the overall business applications market, from $4.4 billion in 2001 to $19.5 billion in 2006, which represents a compound annual growth rate of 34.4%.

        The accounting application has emerged as the foundation for integrated business management applications because it is the central repository for all business transactions, financial data and other critical business information. All business transactions, from online sales to warehouse shipments, must flow through and be recorded by the accounting application. By integrating other business management applications with their accounting application, businesses can realize increased value. For example, a stand-alone CRM application may only track basic customer information for a sales representative. However, when the CRM application is integrated with the accounting application, the sales representative can also track detailed customer status and transactional information such as credit availability, customer-specific pricing and recent customer orders. The emergence of the accounting application as the foundation for integrated business management applications, coupled with the increasing demand for these applications to be e-business enabled, has resulted in the emergence of end-to-end business management applications.

    Opportunities in the SMB market

        To date, businesses that have sought to integrate and e-business enable their business management applications have had to purchase expensive software applications that require complex, costly and time-consuming custom programming. Accordingly, large enterprises with substantial financial and information technology resources were the first to adopt end-to-end business management applications. However, applications marketed to large enterprises generally cost too much, take too long to implement and are too difficult to maintain for most SMBs. Moreover, most business management applications targeted at the SMB market are stand-alone, non-integrated applications and are not e-business enabled. As a consequence, while Gartner Group estimates that there are more than 8.0 million SMBs worldwide, we believe most are not benefiting from end-to-end business management applications.

        The emergence of the Internet as a secure, low-cost platform for business transactions, and the availability of affordable information technology infrastructure is driving an increasing demand for end-to-end business management applications in the SMB market. To meet the needs of the SMB market, we believe an end-to-end business management solution should provide the following:

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  a comprehensive suite of applications seamlessly integrated with the accounting system;

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  rapid, low-cost implementation;

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  flexible pricing, packaging and deployment options;

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  Internet and wireless device accessibility;

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  low-cost business-to-business electronic connectivity; and

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  local consulting and implementation support.

        We believe a significant opportunity exists in the SMB market to provide a solution that meets these requirements. Further, we believe we are uniquely positioned to exploit this emerging market opportunity by virtue of our experienced reseller channel, our large installed base of SMB accounting customers and our comprehensive suite of SMB-focused, e-business enabled, and tightly integrated business management applications.

Our Solution

        We are a global provider of end-to-end business management applications for SMBs. Our applications address critical business needs, including those in the areas of accounting, CRM, electronic commerce, HR, warehouse management, and Internet-based business-to-business transaction exchange. We believe that we offer the most comprehensive and functionally complete suite of business management applications designed for SMBs. By integrating and e-business enabling these applications, we offer an end-to-end business management solution.

        We believe that our end-to-end business management solution addresses the requirements of the SMB market by offering the following benefits:

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  Increased functionality through comprehensive, integrated applications. The breadth and integrated design of our suite of applications enables our customers to realize more value than they would with non-integrated business management applications. For example, because our accounting application is integrated with our web store and warehouse management applications, a customer can deploy a web store that readily adapts to its existing business practices, such as customer-specific pricing, credit terms and shipping methods maintained within the accounting system.

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  Rapid, low-cost implementation. Our business management applications are designed to be implemented in a relatively short period of time, making them well suited for the SMB market's more limited financial and information technology resources. In addition, our applications are designed to integrate seamlessly with our core accounting applications. As a result, our customers can rapidly implement our suite of applications to realize advanced functionality without the significant time and costs typically associated with integrating a number of disparate software offerings.

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  Flexible pricing, packaging and deployment options. We offer our customers a wide variety of pricing, packaging and deployment options which allows them to license our applications based on their price sensitivities and deployment needs. These options include a variety of software editions, which vary based on features, price and the number of users or transactions. Our packaging options allow businesses to easily upgrade as they grow, without purchasing an entirely new application. In addition, our fully integrated business management applications may be deployed at a customer's site, on a hosted basis, or a combination of both.

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  Internet and wireless device accessibility. Most of our applications can be accessed via the Internet and wireless devices, including mobile telephones and personal digital assistants, or PDAs. As a result, our customers are able to more easily interact with their customers, suppliers, partners and employees, enabling better service and lower operational costs.

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  Low-cost business-to-business electronic commerce connectivity. We offer our customers the ability to electronically transmit and receive critical business documents, such as purchase orders, sales orders, invoices and shipping acknowledgements via the Internet. This allows our customers to use the Internet as a secure electronic data interchange, or EDI, transport at a much lower cost than traditionally associated with EDI.

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  Local consulting and implementation support. Our network of over 3,000 geographically diverse SMB-focused business partners, including value added resellers, certified consultants, accounting firms, third-party developers and application service providers, offers many advantages to our customers, many of whom lack the financial or information technology resources to implement applications on their own. Principally, these business partners assist our customers with implementation and ongoing maintenance.

Our Strategy

        Our goal is to be the leading global provider of end-to-end business management applications for the SMB market. Key elements of our strategy are as follows:

  •
  Leverage and expand our large network of business partners. We have built relationships with more than 3,000 SMB-focused business partners worldwide. We believe that our business partner network has been successful in penetrating the SMB market by providing high-quality and cost-effective marketing, sales and service. Through our recruiting and channel development efforts, which include training, certification and performance recognition programs, we intend to continue to leverage, expand, and strengthen this network to further grow our revenues.

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  Leverage our large customer base. Over the past 20 years, we have registered more than 140,000 customers in the SMB market. We plan to leverage our large installed base to generate additional sales of our accounting and complementary business management applications.

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  Enhance existing products and develop new applications. We intend to continue to leverage our extensive technical expertise and market knowledge to enhance our existing products and develop new business applications designed to provide our customers with additional functionality and other benefits. We believe that this will increase our revenue opportunities and enhance our competitive position.

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  Expand our application hosting services. SMBs are increasingly using hosted applications as an alternative or complement to applications deployed on premises. Today, ACCPAC Online, our application hosting service, with data centers in North America, Europe and Africa, provides one or more of our business management applications to over 100 customer sites on a subscription-fee basis. We believe that expanding our ACCPAC Online hosting services will increase our opportunities to build recurring revenue.

  •
  Expand international operations. To date, we have sold our accounting applications in over 130 countries. The flexibility of our accounting software architecture allows us to provide applications that are customized to the various international tax laws, accounting principles and languages needed by our customers. We believe that international markets will continue to represent a significant opportunity for sales of our accounting applications, as well as the sale of our complementary business management applications.

Products

        We provide a broad range of accounting, business management and messaging applications to the SMB and SOHO markets. The following table outlines some of our business management applications and their target markets:

Product Name	Target Market	Function	Description

ACCPAC Advantage Series	SMB	Financial and Operational Accounting	Modular accounting application that can be accessed via a web browser, a wireless device or a traditional desktop

ACCPAC Pro Series	SMB	Financial and Operational Accounting	Modular accounting application that offers source code availability

ACCPAC Simply Accounting	SOHO	Financial and Operational Accounting	Bundled accounting application that can be easily installed and used by the end user

ACCPAC eCRM	SMB	Web and Wireless Customer Relationship Management	Integrated sales force, marketing, customer support, and call center automation application accessible via a web browser or wireless device

ACCPAC eTransact	SMB, SOHO	Point and Click Web Store Creation	Business-to-business and business-to-consumer web store application

ACCPAC HR Series	SMB	Human Resource Management	Employee, benefits and compliance administration tracking and reporting application

ACCPAC Warehouse Management System	SMB	Radio Frequency-Based Warehouse Management	Automated warehouse inventory-handling and resource management application

ACCPAC Exchange	SMB	Internet-Based Business-to-Business Transaction Exchange	Internet-based EDI application, which also enables participation in Internet trading communities

ACCPAC Messenger	SMB, SOHO	Centralized Message Management	Networked fax, voice and text-messaging application

ACCPAC FAXserve	SMB	Network Faxing	Server-based fax application capable of sending and receiving over shared network hardware

        ACCPAC Advantage Series is a set of accounting modules accessible via a web browser, a wireless device or a desktop computer in a traditional client/server network environment. Advantage Series is available in four editions, each of which offers one or more of the following accounting modules: system manager, general ledger, accounts payable, accounts receivable, inventory control, order entry, purchase orders, payroll (U.S. and Canadian), general ledger consolidations and intercompany transactions. We also provide functional enhancements to Advantage Series under the ACCPAC Options brand and, in conjunction with our development partners, provide vertical-market targeted applications that extend Advantage Series functionality for particular industries. Advantage Series supports Microsoft, Linux and Novell-based operating systems and Microsoft SQL Server, IBM DB2, Oracle and Pervasive's P.SQL 2000 databases. In addition, the architecture provides multiple integration points that embrace current and emerging industry standards, including COM, SOAP, .Net and J2EE.

        ACCPAC Pro Series is a set of accounting modules designed to provide our business partners and customers with access to source code, enabling them to modify and manipulate the application for diverse business needs. For example, a customer that is required to pay special regulatory taxes on the sale of its products can modify inventory control, accounts receivable and order entry modules to enable the collection and reporting of the information required to calculate the special tax. We offer two editions of Pro Series for the SMB market; both editions include one or more of eighteen fully integrated accounting modules. In addition to the base accounting modules, we provide functional enhancements to the Pro Series under the ACCPAC Options brand and, in conjunction with our development partners, provide vertical-market targeted applications that extend Pro Series functionality for particular industries. Pro Series supports Microsoft, Novell and Linux-based server operating systems and Microsoft FoxPro and Microsoft SQL Server databases.

        ACCPAC Simply Accounting is our SOHO-focused set of accounting modules. Simply Accounting is available in two editions, Standard and Pro, each of which offers ease-of-use and a robust feature set, including international tax and multi-currency support. Simply Accounting Pro supports up to six concurrent users on the Windows operating system. We are currently working to integrate our ACCPAC eTransact application with Simply Accounting.

        ACCPAC eCRM is a customer relationship management application designed to integrate a business' interactions with its customers, partners, and prospects across the enterprise by providing sales force automation, call center automation, marketing automation, customer and partner Internet self-service and integrated workflow. ACCPAC eCRM can be accessed via the Internet or wireless devices, which allows users to access and update the system at anytime, from anywhere their Internet or wireless service is available. For example, a remote field sales organization can access customers' past communications as well as vital information such as customer credit status, inventory availability, quote and order processing and transaction history. Available in three editions, ACCPAC eCRM integrates with our Advantage Series and Pro Series software.

        ACCPAC eTransact is a business-to-business and business-to-consumer web store creation and management system. Businesses use eTransact to generate a web store from their accounting data and rules located in the accounting system without custom programming. The web store can be quickly deployed on premises or as a hosted service at ACCPAC Online. In either case, the web store is fully integrated with our accounting applications. For example, the web store reflects the most current customer-specific pricing, taxation and payment terms maintained in the accounting system. In addition, transactions, such as web store orders and shipping acknowledgements, are automatically shared between the systems. ACCPAC eTransact integrates with both ACCPAC Advantage Series and ACCPAC Pro Series software.

        ACCPAC HR Series is a human resource management solution that helps SMBs collect, manage, calculate and report employee data. By automating most aspects of the human resources process, including compliance with governmental regulations, such as COBRA administration and 401(k) management, HR Series streamlines human resource tasks and reduces manual input and paperwork. ACCPAC HR Series integrates with our Advantage Series software. We are currently working to integrate our HR application with Pro Series and expect this capability to be generally available in the spring of 2003.

        ACCPAC Warehouse Management System is a solution for automating the warehouse inventory and handling process. ACCPAC Warehouse Management System is designed to scale to the varied demands of both small to midsized distribution centers and highly complex, high-volume shipping environments. With ACCPAC Warehouse Management System, customers can allocate resources within the warehouse so orders are accurately picked, packed and shipped. Our product provides the core functionality for fulfillment center and warehouse management operations, including radio frequency device support, order management, receiving, stocking, replenishment, picking, labor control, bar coding and warehouse task management. This product integrates with both ACCPAC Advantage Series and ACCPAC Pro Series software.

        ACCPAC Exchange is an Internet-based business-to-business transaction exchange solution. It provides the electronic transaction processing efficiencies of EDI to SMBs at a reasonable cost. Through the use of the Internet as the medium for exchange of EDI transactions, we help businesses reduce the large costs associated with EDI services offered through traditional value-added networks. With ACCPAC Exchange, customers achieve connectivity services with other ACCPAC Exchange users as well as legacy EDI users on IBM, Sterling, General Electric and EDS value-added networks, without paying for access to each network. By subscribing to the ACCPAC Exchange network, customers can be both end points in a trading community and/or the center of their own trading community. ACCPAC Exchange integrates with both ACCPAC Advantage Series and ACCPAC Pro Series software.

        ACCPAC Messenger is a messaging solution that allows multiple communication types to flow through a desktop computer or wireless device. Using shared hardware and a common voice mail and fax system, networked users can send, receive, save and recall voice, fax and text messages using a desktop computer, telephone or wireless device. ACCPAC Messenger supports Microsoft Outlook 2000 and 2002 (XP) and Windows Explorer.

        ACCPAC FAXserve is an advanced network fax solution which enables users to send and receive faxes directly from their desktop computer, store faxes in electronic files and share fax hardware with other users on a network. FAXserve runs as a service under Windows NT/2000 server and as a native Netware Loadable Module under Novell NetWare and is designed to scale with the growth of a business. Inbound routing options automate the delivery of faxes without the need for manual fax delivery.

Technology

        The ACCPAC Advantage Series Architecture consists of three distinct layers: the user interface layer, the business logic layer and the database layer. The user interface layer and the database layers are separated from the business logic layer by common interfaces designed to easily support a variety of end-user devices or databases in a fashion that insulates the business logic from potentially intrusive modifications. The business logic layer consists of more than 600 business logic objects that enforce the rules and procedures within the accounting system, ensuring that transactions are processed the same way regardless of their method of entry. The following is a diagram depicting the advanced architecture of our Advantage Series product:

        The architecture of ACCPAC Advantage Series offers the following benefits:

  •
  Rapid and Robust Integration of Additional Business Management Applications — Allows our customers to adopt and implement additional business management applications fully integrated with their accounting system with minimal disruption to their business activities and with minimal implementation costs. The architecture of ACCPAC Advantage Series allows us to use Internet standard technologies such as Extensible Markup Language (XML), Simple Object Access Protocol (SOAP) and Universal Description, Discovery and Integration (UDDI), as well as industry standard application integration technologies such as Microsoft Visual Basic for Applications (VBA), the use of Application Programming Interfaces (APIs) and a Component Object Model (COM).

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  Investment Protection — Allows us to adapt our applications to new and rapidly evolving technology paradigms while preserving our large investments in the business logic code base. As such, we can extend and enhance ACCPAC Advantage Series to integrate applications to offer web services, offer electronic business-to-business connectivity and readily deploy our offerings in hosted environments, among others, without rewriting the core business logic within our applications every time a new technology is introduced or computing platforms change.

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  Web and Wireless Accessible — Allows our customers to access our applications anywhere, anytime their Internet service is available through various end-user devices, including wireless devices, PDAs and personal computers.

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  Open Deployment — Allows our customers a choice of a number of operating systems, such as Windows 2000, Linux and Novell, and a number of databases, such as Microsoft SQL, IBM DB2, Oracle and Pervasive P.SQL 2000, because our Advantage Series applications can be deployed in heterogeneous environments. Additionally, high transaction volume customers benefit from our distributed processing technology, known as our "Process Server." This module allows customers to transfer CPU intensive tasks such as the processing of large amounts of data from individual workstations to high performance servers.

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  Business Logic Componentization — Allows us to package and price our products with varying levels of functionality to attract SMBs with diverse product requirements and price sensitivities.

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  Business Logic Adaptability — Allows us to penetrate targeted international markets because we provide our customers with the tax law and language localization that they need without substantial alterations of our core business logic.

        The ACCPAC Pro Series Open Architecture is designed to provide the flexibility to address the diverse needs of our customers. This is possible because the Pro Series source code may be licensed by the customer and because our Pro Series authorized resellers and certified consultants, who have, in most cases, worked with the Pro Series source code for years, can provide high-quality development services to our customers as they require them. The source code for Pro Series is based on an advanced object model designed to provide rapid modification with minimal intrusion to the core business logic and designed to support multiple databases through a common database interface. The architecture of Pro Series includes the following benefits:

  •
  Rapid and Robust Integration of Additional Business Management Applications — Allows our customers to implement additional business management applications fully integrated to their Pro Series system with minimal disruptions to their core business activities.

  •
  Unrestricted Modification Capabilities — Allows customers to make any modifications to the manner in which Pro Series operates. For example, a customer who desires to change the method by which customer discounts are calculated may make this modification using standard development tools.

  •
  Investment Protection — Ensures our customers have control of their applications regardless of how their business changes.

Research and Development

        Since our inception, we have made substantial investments in research and development. During our fiscal years ended March 31, 2000, 2001 and 2002, and the six months ended September 30, 2002, respectively, research and development expenditures were approximately $5.7 million, $10.4 million, $10.3 million and $4.3 million, respectively. All of these expenditures were expensed as incurred. As of December 18, 2002, we had a total of 157 employees engaged in research and development, quality assurance and documentation. We expect our research and development expense will increase as we continue to develop and enhance our products.

Customers

        We sell our SMB business management solutions to a wide range of SMBs, including divisions of large enterprises, through our network of business partners. We sell Simply Accounting to a wide range of SOHO businesses through retail channels. As of September 30, 2002, we have registered over 500,000 customers in more than 130 countries. Approximately 360,000 of these are SOHO businesses and approximately 140,000 of these are SMBs. During the fiscal year ended March 31, 2002, sales in the United States, Canada, Singapore and other international markets accounted for 42%, 35%, 10% and 13% of our total sales, respectively, and no single customer represented 10% or more of our total sales. See Note 12 of our notes to consolidated financial statements included in this prospectus for further financial information about geographic areas.

Customer Case Studies

        The following case studies illustrate the selection, implementation and use of our products by certain of our customers.

    Metrohm-Peak, Inc.

        Metrohm-Peak, Inc. is a distributor of ion chromatography instrumentation and provider of laboratory services. Created in April 2000, Metrohm-Peak is a partnership between Peak Analytical, Inc. in Houston, Texas and Metrohm, Ltd., based in Herisau, Switzerland. At its formation, the company's accounting system was unable to manage the requirements resulting from the merger. In addition, Metrohm-Peak had a sales force automation system that was not integrated with its accounting system. Each department from sales and marketing to receivables and customer service kept its own information. With separate databases of information throughout the organization, employees were forced to perform tasks without working from consistent customer data. As a result, customer service and sales did not perform optimally, and analysis, reporting and forecasting were insufficient for the merged company's needs.

        Metrohm-Peak selected ACCPAC Advantage Series integrated with ACCPAC eCRM to address its business management system needs. The multi-lingual and multi-currency capabilities of ACCPAC Advantage Series provided an accounting system that could manage the increased requirements resulting from the merger. In addition, the integration of the two products facilitates real-time transaction processing from within ACCPAC eCRM such as order entry, invoicing, item lookup, commissions and quoting. With this improved information flow, employees now have access through a web browser, from any location, to more accurate and complete sales and service histories. Metrohm-Peak has advised us that their sales cycle is now significantly shorter, sales productivity has begun to increase, service issues are resolved rapidly and access to timely, reliable sales reports and forecasts is less complicated. The implementation process for these solutions was less than a month, allowing the company to quickly take advantage of the benefits of these integrated products.

    Plains Cotton Cooperative Association

        Plains Cotton Cooperative Association, or PCCA, is one of the largest cotton marketing organizations in the world. PCCA markets nearly three million bales of cotton annually from its Lubbock, Texas, headquarters. In order to reduce overhead costs, PCCA decided to replace its mainframe systems with client/server-based applications. Among the first applications targeted for this migration was accounting. PCCA needed a cost-effective accounting application that could provide centralized management of 165 separate general ledgers and that could be quickly implemented.

        PCCA selected ACCPAC Pro Series to provide cost-effective accounting services to its geographically diverse locations, while, at the same time, preserving centralized management. In addition to offering a cost-effective solution, ACCPAC provided PCCA with the source code for its accounting application. PCCA programmers were able to easily create a different interface for each member, with the first 10 members using the accounting services within 30 days of installation.

    Carlson Hospitality Worldwide

        Carlson Hospitality Worldwide operates and franchises hotels worldwide and manages approximately 20 hotels under the Radisson name. Carlson regularly acquires Radisson properties with disparate accounting systems and, as a result, is faced with a wide variety of geographically dispersed and varied accounting systems. The lack of standardization constrained the quantity and quality of management information, making it difficult to generate reports and perform in-depth analysis. However, integration of all these diverse accounting systems would have been an inefficient and labor-intensive process.

        Carlson decided to select a new accounting system for its company-managed hotels, but due to limited technical staff resources at each hotel site, managing installed software at each location was not viable. Also, Carlson did not want to commit a large amount of initial capital. In addition, Carlson needed an accounting system that could accommodate future expansion to new locations. Carlson decided that outsourcing would be an attractive proposition to overcome their constraints, but when analyzing proposed solutions, Carlson found that many solutions either had no hosting experience or infrastructure, or only provided hosting through a third-party arrangement.

        To date, Carlson has converted 14 managed hotels to ACCPAC Online, which provides Carlson the flexibility to implement software features as needed, without requiring technical staff to travel to remote locations, and avoids a large initial capital requirement. Also, each existing or future hotel location can upgrade its individual location when it is convenient and can integrate complementary products. Carlson found a distinct advantage to having one company as both their software and hosted services provider.

Sales and Marketing

        SMB Sales.    We license our SMB business management applications to end-users through our network of value added resellers globally, except in Eastern Europe where we utilize a distributor who resells the products to our value added resellers. In total, our SMB-focused channel includes more than 3,000 business partners, including value added resellers, certified consultants, accounting firms, third-party developers and application service providers.

        Because our business partners often have significant influence over customer purchase decisions, we believe that having qualified and knowledgeable business partners is critical to the success of selling and supporting our products. We invest considerable resources in the professional development of our business partners. For example, we provide extensive training and certification on the installation, implementation and maintenance of our products. We also offer our business partners technical support, presales consulting, monthly conference calls with senior trainers and technical support people, and access to a private section of our website which contains a knowledge base of our products and technical discussion groups.

        SMB Marketing.    Our SMB marketing efforts are focused on increasing awareness and brand recognition for the ACCPAC family of products. We promote our products worldwide through a combination of advertisements in financial and technical publications, links from our business partners and industry-focused websites, a public relations program and presentations at industry tradeshows. Our direct marketing efforts to our installed base include a combination of direct mail and telemarketing designed to create customer interest in upgrading their business management software, purchasing add-on modules and additional user seats and, where appropriate, migrating from our DOS-based products to our Windows, Linux and Novell-based products.

        We also provide marketing support for our business partners to enable them to successfully market and sell our products. We assist our partners with direct mail campaigns, telemarketing and advertising and engage in cooperative marketing efforts to support their local marketing efforts. In addition, we host an annual conference for our business partners to provide them with information and training on our products.

        SOHO Sales and Marketing.    We sell our SOHO products through wholesale distributors that resell the products to retail channels. We also sell product upgrades and services directly to our customers. We actively market our SOHO products through cooperative advertising, in-store promotions with retailers and our more than 3,500 SOHO-focused channel partners.

Maintenance and Support Services

        Product maintenance and support services are an important component of our business management solution. Typically, we offer product maintenance to our customers pursuant to annual, renewable contracts that are priced as a percentage of product license fees. Customers under maintenance contracts receive technical product updates and upgrades, on a when and if available basis, during the term of the maintenance contracts and, in some cases, technical support. In addition, utilizing our staff of 99 business process and technical consultants, we provide our customers with professional services, training and product information that supplements the primary technical support offered to our customers by our partners. Also, our customer service professionals are available by telephone, over the Internet, or by e-mail to assist with customer support requests 24 hours a day, seven days a week.

Competition

        We have experienced competition to date from both established and emerging software companies that offer similar products targeted at businesses within our markets. We also face additional competition in individual countries from local competitors. We believe we currently compete favorably on the basis of:

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  the scope and integration of a broad range of products;

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  technology;

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  the ease of use, features, performance and price of our products;

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  the quality and size of our business partner network;

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  the quality of our service and technical support for our customers and business partners; and

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  new product introductions.

        We currently compete in the SMB market with Microsoft, The Sage Group, Softline and Epicor Software, among others. Other vendors who traditionally compete in the large enterprise market may offer products to the SMB market. These potential competitors include SAP, PeopleSoft, Lawson Software and J.D. Edwards. In the SOHO market, our primary competitors include Intuit and The Sage Group, among others.

        Certain competitors may have greater financial, technical and marketing resources and name recognition than we do. Competitors may bundle their software with other software or enter into agreements with third parties to sell their software. In addition, we bundle software applications that we license from third parties and may lose the ability to maintain these licenses. Any of these actions may decrease the attractiveness of our products. In addition, competitors may lower their prices, which may force us to match price cuts and decrease our profitability. We may not be able to design new products or improve existing ones to maintain our competitive position in the industry. Increased competitive pressures from current and future competitors could harm our ability to sell our products. In addition, if one of our competitors is acquired by a well-capitalized company, we could face increased competition.

Intellectual Property

        We rely on a combination of copyright, trademark and trade secret laws, a mandatory software registration mechanism for certain products, confidentiality and non-disclosure agreements with our employees, licensing arrangements with our customers, and limitations on access to and distribution of our proprietary information. We have no patents or material patent applications pending. We believe that, because of the rapid pace of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of our employees, frequent product enhancements and the timeliness and quality of support services. It is our policy to file for protection of our primary trademarks and service marks in countries in which we sell our products either directly or through our international business partners and in which protection is available and advisable. In many cases, we license our products under shrink wrap or click through licenses that are not signed by our licensees. These shrink wrap or click through licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which our products are sold do not protect our intellectual property rights to the same extent as the laws of the United States. Despite the protective measures we undertake, we may not be able to fully protect our intellectual property.

Technology Partners

        Our strategic products include customized business management applications that we license and then market under the ACCPAC brand. These applications have been customized to integrate with our accounting applications and include ACCPAC HR Series, ACCPAC Warehouse Management System and ACCPAC Exchange. These agreements generally have terms between three and five years and provide for automatic renewal unless we fail to meet minimum royalty obligations to the licensor when due and these agreements may be terminated by the licensor if we materially breach our obligations under these agreements. Further, we also bundle with our products software applications that we license from other parties such as Microsoft and Crystal Decisions.

Employees

        We currently have a total of 580 full-time equivalent employees. Of such employees, 163 are based in the United States, 262 are based in Canada and 155 are based in other countries. None of our employees are represented by a labor union. We believe that our relations with our employees are good.

Legal Proceedings

        There is no litigation presently pending that we believe could have, individually or in the aggregate, a material and adverse effect on our financial position or results of operation. However, from time to time we are subject to lawsuits and claims. We believe that the disposition of any of the claims currently pending will not materially and adversely affect our financial position or results of operations.

Facilities

        Our principal executive, administrative, sales and marketing and operations facility is located in Pleasanton, California, where we lease approximately 29,357 square feet under a lease that expires in February 2009. We also lease 54,444 square feet of research and development, customer and technical support facilities located in Richmond, Canada, which leases expire in November 2007. We also lease facilities located in Sydney, Australia; Bangalore, India; Dublin, Ireland; Arnheim, the Netherlands; Singapore; Johannesburg, Cape Town and Durban, South Africa; Dubai, United Arab Emirates; and Middlesex, the United Kingdom. In addition, we lease facilities in Toronto, Canada and Slough, United Kingdom from Computer Associates. We believe that our current domestic and international facilities will be sufficient to meet our needs for at least the next twelve months and that, if required, suitable additional or alternative space will be available on commercially reasonable terms.

Seasonality

        We experience seasonality in our business. In recent years, we have recognized a proportionately lower percentage of our revenue in the first quarter of our fiscal year.

MANAGEMENT

Officers and Directors

        The following table presents information about each of our officers and directors as of December 18, 2002:

Name	Age	Position
David M. Hood	37	President, Chief Executive Officer and Chairman of the Board of Directors
Donnat Lettman	42	Executive Vice President, Chief Operating Officer and Director
Michael Hoberg	50	Senior Vice President, Chief Financial Officer
Garry Nishimura	41	Senior Vice President, Research and Development
Michael Bongiovanni	41	Senior Vice President, Sales
Susan Sheridan	47	Senior Vice President, Marketing
Sidney Braginsky(1)(2)	65	Director
William Rizzardi(1)(2)	60	Director
David Giddings(1)(2)	59	Director
Alfonse D'Amato	65	Director
Bruce Blakeman	47	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Audit Committee.

        David M. Hood has served as our President and Chief Executive Officer since April 1999 and as a director since September 1999. Mr. Hood became the Chairman of our Board of Directors in November 2002. Mr. Hood joined Computer Associates in 1990, and from September 1998 to March 1999 he served as the Senior Vice President of Worldwide Channel Marketing at Computer Associates. From September 1996 to August 1998, Mr. Hood was Vice President of Industry Analyst Relations at Computer Associates. In addition, Mr. Hood was responsible for the development of several business growth areas, including the establishment of the Computer Associates offices in Puerto Rico, South Africa and Bahrain, and was also responsible for running distributor operations throughout Latin America, Africa, the Caribbean and the Middle East. Mr. Hood earned a B.S. in Management Advisory Services, majoring in both Accounting and Computer Information Systems, from Southern New Hampshire University.

        Donnat Lettman has served as our Executive Vice President since November 1997 and our Chief Operating Officer and as a director since November 2002. From November 1997 to November 2002, Mr. Lettman served as our Chief Financial Officer. From April 1996 to November 1997, Mr. Lettman served as Treasurer for Infresco Corporation, a data integration software company and a wholly-owned subsidiary of Computer Associates. From April 1994 to March 1996, Mr. Lettman served as Assistant Vice President, Finance for Computer Associates. From April 1993 to March 1994, Mr. Lettman was Controller for Computer Associates Canada Limited, a wholly-owned Canadian subsidiary of Computer Associates. Mr. Lettman earned a B.S. in Business Administration and an M.B.A. in Finance from New York Institute of Technology.

        Michael Hoberg has served as our Senior Vice President, Chief Financial Officer since November 2002. From August 2002 to November 2002, Mr. Hoberg served as a financial consultant to Tvia, Inc., a multi-media display processor company, and as Chief Financial Officer of Tvia, Inc. from February 2000 to July 2002. From November 1998 to January 2000, Mr. Hoberg served as Chief Financial Officer of U.S. Cancer Care, Inc., a radiation oncology company. From July 1998 to November 1998, Mr. Hoberg served as Advisor to the Chief Executive Officer of Faroudja, Inc., a manufacturer of video enhancement products, and from December 1996 to June 1998, Mr. Hoberg served as Chief Financial Officer of Faroudja, Inc. Mr. Hoberg received a B.B.A. in Accounting from the University of Wisconsin at Madison and is a Certified Public Accountant.

        Garry Nishimura has served as our Senior Vice President, Research and Development since October 2001. From October 2000 to October 2001, Mr. Nishimura served as our Vice President of Research and Development and, from July 1997 to October 2000, he served as our Assistant Vice President of Research and Development. From November 1989 to July 1997, Mr. Nishimura worked as Development Manager. From 1984 until November 1989, Mr. Nishimura was a programmer in our Research and Development Department. Mr. Nishimura earned a Bachelor of Commerce with a concentration in Computer Science from the University of British Columbia.

        Michael Bongiovanni has served as our Senior Vice President, Sales since August 2001. From February 2001 to August 2001, Mr. Bongiovanni served as our Vice President of Sales. Mr. Bongiovanni co-founded Micro Strategies, Inc., a computer consulting firm, in 1983, where he served as Director, Business Applications from March 1997 to February 2001. He also founded Common Practice, Inc., a software development firm, in 1990. Mr. Bongiovanni earned a B.S. in Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.

        Susan Sheridan has served as our Senior Vice President, Marketing since September 2001. From July 2001 to September 2001, she served as our Vice President, Marketing, and from August 2000 to November 2000, she served as our Senior Vice President, Marketing. Ms. Sheridan joined us in July 2000 upon our acquisition of SBT where, from April 2000 to July 2000, she served as Executive Vice President, Marketing, from April 1999 to April 2000, she served as Senior Vice President, Marketing and, from February 1996 to April 1999, she served as Vice President, Marketing. Before she joined SBT, Ms. Sheridan worked as Marketing Director and in other product and channel- marketing positions for Autodesk, Inc., a software development company. Ms. Sheridan earned a B.A. in English from the University of Maryland.

        Sidney Braginsky has served on our board of directors since July 2002. Since July 2000, Mr. Braginsky has served as President and Chief Executive Officer of Atropos Technology, Inc., a technology consulting company. From 1994 to 2000, Mr. Braginsky was President of Olympus America, Inc., an international manufacturer of consumer products, cameras, tape recorders and medical equipment. Mr. Braginsky serves on the board of directors of Noven Pharmaceuticals, Inc. and FrontLine Capital Group. Mr. Braginsky earned a B.S. in Biology and Chemistry from Queens College.

        William Rizzardi has served on our board of directors since July 2002. Since May 1999, Mr. Rizzardi has served as the Chief Information Officer of Twinlab Corporation, a vitamin, herbal supplement and sports nutrition company. From 1995 to 1999, Mr. Rizzardi served as President and Chief Operations Officer of Perlucid Corp., a biotechnology company, and simultaneously operated WDR Consulting LLC, a private consulting firm. Mr. Rizzardi earned a B.S. in Physics from City College of the City University of New York.

        David Giddings has served on our board of directors since August 2002. Mr. Giddings is a consultant to Diametrics Medical, Inc., a blood and tissue analysis systems provider. From 1996 until June 2002 Mr. Giddings served as the Chairman, President and Chief Executive Officer of Diametrics Medical. Prior to that, he held various managerial positions, including President and Chief Operating Officer, for Boehringer Mannheim Corporation, a biomedical research company. Mr. Giddings earned a B.A. in Liberal Arts from Middlebury College and an M.B.A. from Rider University.

        The Honorable Alfonse D'Amato has served on our board of directors since November 2002. He has been Managing Director of Park Strategies LLC, a business consulting firm, since January 1999. Previously, he was a United States Senator from January 1981 until January 1999. During his tenure, he served as Chairman of the Senate Committee on Banking, Housing and Urban Affairs, and Chairman of the Commission on Security and Cooperation in Europe. Mr. D'Amato has served as a director of Computer Associates International, Inc. since 1999. Mr. D'Amato earned a B.S. from Syracuse University School of Business Administration and a J.D. from Syracuse Law School.

        Bruce Blakeman has served on our board of directors since November 2002. He has been Commissioner of the Port Authority of New York & New Jersey since June 2001, and President of Madison Strategies, a strategic consulting firm servicing large financial services companies, since April 2000. Mr. Blakeman has also served as an Adjunct Associate Professor in the Department of Accounting and Business Law at Hofstra University since September 2002. From January 1996 to December 1999, Mr. Blakeman served as Legislator in the Nassau County Legislature, and as Chairman of the Budget Review Committee. He has also been a Partner in the law firm of Robert M. Blakeman & Associates from 1984 to present. Mr. Blakeman has served on the board of North Sea Insurance Company since 1989. Mr. Blakeman earned a B.S. in Political Science from Arizona State University and a J.D. from California Western School of Law.

Board Composition

        We currently have seven directors. Each director serves for a one-year term.

Board Committees

        Audit Committee.    Our audit committee was formed in August 2002. Our audit committee will appoint the independent public accountants to audit our annual financial statements. The audit committee will review and approve the planned scope of the annual audit, discuss with the independent auditors their independence, review and pre-approve any non-audit services that may be rendered by our independent auditors, review and discuss the audited financial statements with the independent auditors and management, oversee internal audit functions and will recommend to the board of directors whether the audited financials should be included in the annual reports on Form 10-K we will be required to file with the Securities and Exchange Commission. Current members of our audit committee are Sidney Braginsky, David Giddings and William Rizzardi, all of whom are independent directors.

        Compensation Committee.    Our compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and reviews general policy relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Current members of our compensation committee are Sidney Braginsky, David Giddings and William Rizzardi.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of our compensation committee in August 2002, our board of directors as a whole made decisions relating to the compensation of our executive officers and Mr. Hood, our Chief Executive Officer, made recommendations to the board with respect to executive compensation.

Director Compensation

        Each non-employee director receives $1,000 cash compensation and reimbursement for reasonable travel expenses for each meeting of the board of directors attended. Our board of directors has approved a policy whereby it will grant each non-employee director an option to purchase up to 10,000 shares of our stock annually pursuant to our 2002 Stock Incentive Plan.

Limitation on Directors' and Officers' Liability

        Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered to purchase insurance on behalf of any person we are required or permitted to indemnify. We intend to enter into indemnification agreements with each of our directors and executive officers.

        We intend to obtain a director and officer insurance policy that is designed to provide for reimbursement or payments for losses arising from claims, including matters arising under the Securities Act, against covered directors and officers. In addition, our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a director's liability to us or our stockholders may not be limited with respect to any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws such as the federal securities laws.

        There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Executive Compensation

        The following table summarizes the compensation paid to or earned by our chief executive officer and the other four most highly compensated executive officers whose salary and bonus for services rendered in all capacities for the fiscal year ended March 31, 2002 exceeded $100,000.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		All Other Compensation
David M. Hood	2002	$150,000	$100,000	$178,257	(3)	$10,125	(8)
President, Chief Executive Officer and Chairman of the Board of Directors
Donnat Lettman(1)	2002	$140,000	$70,000	$145,021	(4)	$9,450	(9)
Executive Vice President, Chief Operating Officer and Director
Garry Nishimura(2)	2002	$82,214	$6,252	$22,633	(5)	$4,720	(10)
Senior Vice President, Research and Development
Michael Bongiovanni	2002	$150,000	$15,000	$57,678	(6)	$531	(11)
Senior Vice President, Sales
Susan Sheridan	2002	$90,945	$15,000	$69,621	(7)	$7,136	(12)
Senior Vice President, Marketing

(1)
Mr. Lettman served as our Executive Vice President and Chief Financial Officer in fiscal 2002. In November 2002 Mr. Lettman became our Executive Vice President and Chief Operating Officer, and Michael Hoberg joined the company as our Chief Financial Officer.

(2)
The calculation of Mr. Nishimura's compensation was converted at the April 1, 2002 rate of 0.6252 Canadian dollar per U.S. dollar. Source: Bank of Canada.

(3)
Includes $166,257 in incentive compensation and a $12,000 non-reimbursed travel allowance.

(4)
Includes $133,021 in incentive compensation and a $12,000 non-reimbursed travel allowance.

(5)
Includes $16,068 in incentive compensation and a $6,565 non-reimbursed travel allowance.

(6)
Includes $47,759 in incentive compensation, a $9,000 non-reimbursed travel allowance, and a $919 reimbursement for taxable relocation expenses.

(7)
Includes $61,930 in incentive compensation and a $7,691 non-reimbursed travel allowance.

(8)
Includes $3,750 in matching contributions and $6,375 in discretionary contributions we made to a 401(k) savings plan.

(9)
Includes $3,500 in matching contributions and $5,950 in discretionary contributions we made to a 401(k) savings plan.

(10)
Includes $1,184 in matching contributions and $3,536 in discretionary contributions we made to a Canadian deferred profit sharing plan.

(11)
Includes $531 in discretionary contributions we made to a 401(k) savings plan.

(12)
Includes $1,823 in matching contributions and $5,313 in discretionary contributions we made to a 401(k) savings plan.

Option Grants in Fiscal 2002

        None of the executive officers named in the above table received stock option grants during the fiscal year ended March 31, 2002. To date, in the fiscal year ending March 31, 2003, we have granted our officers, employees and directors options to purchase an aggregate of 1,506,600 shares of our common stock, including options to our named executive officers to purchase an aggregate of 850,000 shares of common stock.

Option Values at March 31, 2002

        None of the executive officers named in the above table exercised options during the fiscal year ended March 31, 2002. The following table presents the number and value of securities underlying unexercised options held by the executive officers named in the table above as of March 31, 2002. Amounts shown under the column "Value of Unexercised In-the-Money Options at March 31, 2002" are based on the assumed initial public offering price of $                  per share, less the applicable exercise price per share without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option. We have assumed the fair market value of our common stock as of March 31, 2002 was equal to the assumed initial public offering price solely for the purpose of this table.

	Number of Securities Underlying Unexercised Options at March 31, 2002		Value of Unexercised In-the-Money Options at March 31, 2002
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Hood	35,000	90,000
Donnat Lettman	90,000	92,500
Garry Nishimura	41,000	39,000
Michael Bongiovanni	—	—	—	—
Susan Sheridan	—	—	—	—

Option Values at March 31, 2002 for Computer Associates' Stock

        The following table presents the number and value of securities underlying unexercised options held as of March 31, 2002 to purchase shares of Computer Associates' common stock held by the executive officers named in the table above. Amounts shown under the column "Value of Unexercised In-the-Money Options at March 31, 2002" are based on the fair market value of Computer Associates' common stock of $21.89 as reported on the New York Stock Exchange on March 28, 2002, the last trading date before March 31, 2002, less the applicable exercise price per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at March 31, 2002		Value of Unexercised In-the-Money Options at March 31, 2002
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
David M. Hood	2,195	193	$2,156	—
Donnat Lettman	5,605	315	$35,531	—
Garry Nishimura	4,965	225	$31,338	—
Michael Bongiovanni	—	—	—	—
Susan Sheridan	—	—	—	—

Employee Stock Plans

    1998 Stock Incentive Plan

        Our board of directors and our stockholders approved our 1998 Stock Incentive Plan, or the 1998 Plan, in January 1998. All employees are eligible to receive awards under the 1998 Plan. The 1998 Plan provides for the granting of stock options and stock appreciation rights. The 1998 Plan will terminate in 2008 unless the board terminates it sooner.

        The board authorized and reserved an aggregate of 2,690,500 shares of ACCPAC common stock for issuance under the 1998 Plan. If the recipient of a stock award does not purchase the shares under the stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the 1998 Plan. The 1998 Plan provides for the grant of incentive stock options to employees and nonstatutory stock options to employees and consultants of ACCPAC and its subsidiaries. The 1998 Plan provides that it will be administered by the board, or a committee appointed by the board, which determines recipients and types of options to be granted, including number of shares under the option and the exercisability of the shares.

        As of September 30, 2002, options to purchase (a) 2,670,560 shares of our common stock at a weighted average exercise price of $7.32 per share were outstanding under the 1998 Plan and (b) 500 shares had been exercised.

    2002 Stock Incentive Plan

        Our board of directors and our stockholders approved our 2002 Stock Incentive Plan, or 2002 Plan, in August 2002. The 2002 Plan will terminate in 2012 unless the board terminates it sooner.

        The board authorized and reserved an aggregate of 2,309,500 shares of ACCPAC common stock for issuance under the 2002 Plan. If the recipient of a stock award does not purchase the shares under the stock award before the stock award expires or otherwise terminates, the shares that are not purchased again become available for issuance under the 2002 Plan. The 2002 Plan provides for the grant of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants of ACCPAC and its subsidiaries. The 2002 Plan provides that it will be administered by the board, or a committee appointed by the board, which determines recipients and types of options to be granted, including number of shares under the option and the exercisability of the shares.

        As of September 30, 2002, options to purchase 30,000 shares of our common stock at a weighted average exercise price of $9.00 per share were outstanding under the 2002 Plan and no shares had been exercised.

    2002 Employee Stock Purchase Plan

        Our 2002 Employee Stock Purchase Plan, or 2002 ESPP, is designed to replace Computer Associates' Year 2000 Employee Stock Purchase Plan. Our 2002 ESPP was approved by our board of directors and our stockholders in August 2002, and will take effect subsequent to the completion of the offering. The plan provides eligible employees with the opportunity to acquire an ownership interest in us through a payroll-deduction based plan designed to qualify under Section 423 of the Internal Revenue Code. The 2002 ESPP will terminate the earlier of June 30, 2009, or the date all shares authorized for issuance under the plan have been sold.

        Administration.    Administration of the 2002 ESPP is delegated to a committee of the board of directors which has full and final authority to administer and interpret the plan.

        Shares Reserved for Issuance.    Our board of directors has reserved 1,000,000 shares of ACCPAC common stock for issuance under the 2002 ESPP. If a participant does not exercise the purchase right for the shares before expiration of the purchase right, the shares that are not purchased again become available for issuance under the plan.

        Eligibility.    Any employee who is not a 5% owner of our outstanding stock and who is regularly scheduled to work at least 20 hours per week and five months per calendar year is eligible to participate.

        Participation.    The 2002 ESPP permits participants to purchase common stock through payroll deductions of up to 25% of their eligible compensation, which includes only a participant's base salary, unless the committee determines that the maximum payroll deduction for that offer period will be less than 25%. Participants are granted separate purchase rights for each offer period, the duration of which is determined by the committee but will not exceed 24 months. There are multiple purchase intervals within each offer period and amounts are deducted and accumulated for the participant and are used to purchase shares of our common stock at the end of each purchase interval. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offer period or on the last day of a purchase interval. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends after termination of employment with us.

    Computer Associates' Year 2000 Employee Stock Purchase Plan

        Computer Associates maintains an employee stock purchase plan for the benefit of its employees and the employees of its subsidiaries. Computer Associates' Year 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 25% of their eligible compensation, which includes only a participant's base salary. A participant may purchase a maximum of 5,000 shares during the six-month purchase period. Purchase periods begin on January 1 and July 1 of each calendar year. Amounts deducted and accumulated by the participant are used to purchase shares of Computer Associates' common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of Computer Associates' common stock at the beginning of an offer period or on the last day of an offer period. Participants may not withdraw, revoke or change their payroll deduction until the following offer period. Participation ends after termination of employment with us. Our employees' participation in the Computer Associates' Year 2000 Employee Stock Purchase Plan will end at the close of the purchase period in which the closing of this offering occurs.

    Other Computer Associates Plans

        Computer Associates maintains a 401(k) plan for the benefit of its employees and the employees of its subsidiaries that is intended to be a qualified plan under the Internal Revenue Code. The 401(k) plan provides that each participant may contribute up to a statutory limit, which is $11,000 in calendar year 2002. Computer Associates makes matching and discretionary contributions for participants in the 401(k) plan. The 401(k) plan is administered by a committee of officers and employees of Computer Associates appointed by Computer Associates' board of directors. Computer Associates also maintains a registered retirement savings plan and a deferred profit sharing plan for the benefit of its and its subsidiaries' Canadian employees, including our Canadian employees. Following the closing of this offering, we intend to implement our own employee savings plans, similar to Computer Associates' plans, at which time our employees will no longer participate in the Computer Associates' plans.

CERTAIN TRANSACTIONS

Transactions with Computer Associates

        The predecessors to our current products were acquired by Computer Associates, a leading enterprise software company, as part of a series of unrelated business acquisitions between 1985 and 2000. We became an independent business unit of Computer Associates in April 1996, were incorporated in Delaware in October 1997, and became a subsidiary of Computer Associates effective January 1998. Computer Associates owns 10,500,000 shares of our common stock, which, immediately after this offering, will represent approximately            % of our outstanding common stock, or      % if the underwriters' over-allotment option is exercised in full. After this offering, as the owner of such shares, Computer Associates will have the ability to elect all of our directors and will therefore be in a position to control all matters affecting us. Computer Associates is not subject to any contractual obligation to retain any of our common stock, except that Computer Associates has agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of RBC Dain Rauscher Inc.

        The following is a summary of certain agreements we have with Computer Associates.

    Contribution Agreement

        In January 1998, we entered into a contribution agreement with Computer Associates pursuant to which Computer Associates contributed to us all of the assets of our business owned by Computer Associates in exchange for 10,500,000 shares of our common stock and a $5.0 million promissory note, which has since been repaid in full. Under the contribution agreement, we assumed all of the liabilities and obligations relating to these assets without limitation. We also granted Computer Associates a worldwide, perpetual, fully-paid license for the internal use by Computer Associates and its subsidiaries of all of our then-existing and future software products. Computer Associates reimburses us for any royalties that we are required to pay to a third party as a result of Computer Associates' use of such software. Except as expressly set forth in the agreement, neither party made any representation or warranty as to the contributed assets, business or assumed liabilities. The contribution agreement expressly provides that Computer Associates contributed the assets to us on an "as is," "where is" basis. We agreed to indemnify Computer Associates from any and all costs or liabilities arising from our breach of the contribution agreement and the assets contributed by Computer Associates. Computer Associates agreed to indemnify us from any and all costs or liabilities arising from any breach by Computer Associates of the contribution agreement.

        We entered into agreements with Computer Associates and two of its subsidiaries, CA Management, Inc. and Computer Associates Think, Inc., in order to clarify the trademarks and copyrights assigned under the contribution agreement.

        Under the contribution agreement, we must make payments to Computer Associates in an amount equal to 37.5% of our and our subsidiaries' income (before income taxes), in order to compensate Computer Associates for our share of any consolidated or combined taxes. For our fiscal year ended March 31, 1998, we incurred an income tax expense of approximately $2.5 million. Pursuant to the contribution agreement, any amount owed to Computer Associates for income taxes for fiscal 1998 was included in the $5.0 million principal amount of the promissory note, which was repaid in full in November 1999. In fiscal 1999 and fiscal 2000, we incurred income tax expense of approximately $1.8 million and $4.3 million, respectively, and in fiscal 2001 and fiscal 2002 we had a tax benefit of approximately $3.0 million and $1.4 million, respectively. Upon the closing of this offering the tax sharing arrangement with Computer Associates will be terminated, and tax obligations arising from the contribution agreement will be determined. We anticipate that we will owe Computer Associates approximately $1.8 million, which will be settled as part of the intercompany account settlement.

    Asset Assignment Agreements

        Computer Associates, or its subsidiaries, acquired and then assigned to us their right, title and interest in a number of our assets. All consideration for Computer Associates' purchase of the assets listed in the table below were funded by ACCPAC. Under the assignment and assumption agreements, we assumed all liabilities and obligations of Computer Associates under its acquisition agreements with the third parties referenced in the table below and we granted Computer Associates and its subsidiaries a worldwide, perpetual, non-exclusive, royalty free license, for non-commercial, internal use of the intellectual property assigned under the applicable agreement.

Date of Assignment	Third Party	Total Consideration
August 1999	Conamex International, Inc.	CDN $0.3 million
February 2000	ACCPAC On-Line Inc.	CDN $0.2 million
July 2000	L.A. Technology (Pty) Ltd. and Jeremy Waterman	$2.6 million
July 2000	Software Business Technologies, Inc.	$31.7 million
January 2001	Softline Systems, Inc.	CDN $4.5 million
August 2001	Smart Business Systems Pty Ltd, Cathryn Louise Holz and David Holden	$0.9 million

All consideration for Computer Associates' purchase of SBT's assets under the June 8, 2000 asset purchase agreement was funded by ACCPAC pursuant to a $26.7 million promissory note. Under the terms of this note, we make quarterly payments of approximately $1.3 million, consisting of principal and payments of interest at the rate of 5.5% per annum. On November 13, 2002, the promissory note was amended to provide that we will pay Computer Associates the remaining amount payable as of the closing date of this offering, estimated to be approximately $17.5 million, over 16 years. The amendment will take effect upon the closing of this offering. Commencing the first day of the month after the expiration of 15 months following the closing of this offering, we will be obligated to repay principal and interest, at the 10-year treasury note rate plus 0.5%, quarterly. The rate will be reset April 1 of each year to the 10-year treasury note rate then in effect.

        In February 2002, we entered into a transfer and assignment agreement with Computer Associates in which Computer Associates transferred and assigned to us its 51% equity interest in Simplysoft Technologies Private Limited that it acquired in May 2000 under a joint venture agreement with Pentasoft Technologies Limited. We paid Computer Associates $122,000 for Computer Associates' equity interest in the joint venture and agreed to perform all of Computer Associates' obligations under the joint venture agreement. We also agreed to indemnify Computer Associates if we fail to comply with the joint venture agreement.

    Intercompany Account

        We have an intercompany account with Computer Associates that reflects our transactions with Computer Associates for royalties, license fees from customers, rent and related expenses payable under real estate leases, tax consequences under the contribution agreement and other obligations. Upon the closing of this offering, the amount of the intercompany obligation will be reduced to reflect the amount Computer Associates has recorded as being owed to it. We will estimate the adjustment to the intercompany obligation to Computer Associates prior to the closing of the offering and remit a payment to Computer Associates for an amount equal to the estimated adjusted intercompany obligation. Differences between the estimated and actual intercompany obligation, which are expected to be nominal, will be settled within 90 days of the closing of the offering. At September 30, 2002, we had recorded intercompany obligations to Computer Associates of approximately $7.6 million. However, had the closing of the offering occurred on September 30, 2002, we would have settled the intercompany obligation to Computer Associates for $0.9 million. There may be intercompany transactions with Computer Associates following the closing of this offering, which will be reflected in this intercompany account.

    Real Estate Agreement

        In April 1998, we entered into a real estate agreement with Computer Associates under which we lease premises from Computer Associates. Under the real estate agreement we lease our Toronto and United Kingdom facilities. Our approximate annual obligations under each is as follows:

  •
  Toronto facility, $35,000; and

  •
  United Kingdom facility, $84,000.

        The Toronto lease and the United Kingdom facility license will continue upon the closing of this offering. The term of the Toronto lease runs through September 2005. The United Kingdom facility lease does not have a termination date, but both the Toronto lease and the United Kingdom facility lease may be terminated at any time by either party upon six months' prior notice.

        In February 2001, a subsidiary of Computer Associates assigned us its lease for our Richmond, British Columbia facility. Our approximate annual obligation for this property is $860,000. The term of this lease runs through November 2007.

    Certificate of Incorporation

        Our certificate of incorporation includes provisions designed to address our relationship with Computer Associates. Among other things, these provisions provide that:

  •
  Computer Associates and its officers and directors will not be liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of Computer Associates in competition with us;

  •
  Computer Associates will have no duty to communicate or offer corporate opportunities to us and will not be liable for breach of any fiduciary duty as a stockholder by reason of the fact that Computer Associates pursues or acquires a corporate opportunity for itself, directs a corporate opportunity to another person, or does not communicate information regarding a corporate opportunity to us; and

  •
  business opportunities that may be suitable for both us and Computer Associates will be allocated between the parties based on principles set forth in our certificate of incorporation.

        As a result of Computer Associates' majority ownership of our common stock and the provisions of our certificate of incorporation, Computer Associates may take opportunities for itself or may require us to take actions which may not be in the best interests of our other stockholders. See "Description of Capital Stock — Corporate Opportunities" for additional information on the allocation of corporate opportunities between Computer Associates and ACCPAC.

    Price Book License Agreement

        In September 2002, Computer Associates granted us a perpetual, royalty-free license to use certain software and associated documentation and training materials for our internal use and to use certain products in support of our hosted environments, including ACCPAC Online, which enable our customers to access and process data using our applications. In the event that Computer Associates is required to pay royalties to any third party as a result of our use of the license, we are required to reimburse Computer Associates. Title and ownership of the licensed programs is held by Computer Associates. As of September 30, 2002, we had not been required to make any payments to Computer Associates under the Price Book License Agreement.

    Product Transfer Agreement

        In January 2000, we entered into a product transfer agreement with Computer Associates pursuant to which Computer Associates assigned to us all right, title and interest in a number of assets, including our FAXserve, BitWare and BitFax products. Pursuant to this agreement, we granted Computer Associates and its subsidiaries a fully-paid, perpetual, worldwide license for internal use of the assets assigned under the agreement and a further license to enable Computer Associates to honor any agreements with respect to the assigned assets.

    BitWare Distribution Agreements

        We have oral agreements with subsidiaries of Computer Associates in Taiwan and Japan. Under these agreements, these Computer Associates subsidiaries sell our BitWare product to local distributors in these countries and collect royalties from them on our behalf. We do not compensate these subsidiaries for acting on our behalf. These agreements will continue after the closing of this offering. In the future, we may have to compensate these subsidiaries of Computer Associates for their services rendered under these agreements.

    EZ Armor Distribution Agreement

        We have an agreement with Computer Associates, which entitles us to distribute their EZ Armor software product in exchange for payment of royalties to Computer Associates. As of September 30, 2002, we had not sold any products under this agreement. This agreement will continue following the closing of the offering.

    Revolving Credit Agreement and Promissory Note

        In December 2001, we entered into an agreement with Computer Associates whereby Computer Associates agreed to provide us up to $5,000,000 in revolving credit until December 31, 2003, payable on demand together with all accrued and unpaid interest. Each borrowing under the facility must be for at least $500,000, and bears interest based on the rates payable by Computer Associates under a credit agreement among Computer Associates, the banks that are party thereto and Credit Suisse First Boston. Interest on amounts borrowed under the facility is payable quarterly. As of September 30, 2002, there was no outstanding balance on this line of credit. This facility terminates upon the closing of this offering.

Agreements with Directors and Officers

        We have indemnification agreements with each of our directors and officers for the indemnification of these persons to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers. We have obtained directors and officers liability insurance to cover obligations under these agreements to the extent permitted by law.

PRINCIPAL STOCKHOLDERS

        The following table presents information regarding the beneficial ownership of our common stock as of December 18, 2002, and as adjusted to reflect the sale of common stock in this offering, by:

  •
  each person known by us to be the beneficial owner of more than 5% of our common stock;
  •
  each director;
  •
  each of the individuals listed in the "Summary Compensation Table" above; and
  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities where applicable. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of December 18, 2002 are deemed to be beneficially owned by the person holding these options for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        The ownership percentages set forth in the table are based on 11,604,055 shares of common stock outstanding as of December 18, 2002 and            shares upon the closing of this offering. Except as otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all the shares of common stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise noted, the address for each listed director and officer is ACCPAC International, Inc., 6700 Koll Center Parkway, Pleasanton, CA 94566. The address of Computer Associates is One Computer Associates Plaza, Islandia, New York 11749.

	Beneficial Ownership Prior to Offering		Percentage Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Shares Issuable Pursuant to Options Exercisable within 60 days of December 18, 2002	Before Offering	After Offering
5% Stockholders
Computer Associates	10,500,000	—	90.5%
Directors and Executive Officers
David M. Hood	—	60,000	*	*
Donnat Lettman	27,000	112,000	1.2%
Michael Hoberg	—	—	*	*
Garry Nishimura	10,500	50,000	*	*
Michael Bongiovanni	—	—	*	*
Susan Sheridan	—	—	*	*
Sidney Braginsky	—	—	*	*
William Rizzardi	—	—	*	*
David Giddings	—	—	*	*
Alfonse D'Amato	—	—	*	*
Bruce Blakeman	—	—	*	*
All executive officers and directors as a group (eleven persons)	37,500	222,000	2.2%

*
Less than 1% of the outstanding common stock.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of undesignated preferred stock, $0.01 par value.

Common Stock

        As of September 30, 2002, as adjusted for our acquisition of eWare in December 2002, we had 11,604,055 shares of common stock outstanding held by 52 stockholders of record. Based on this number of outstanding shares, following the closing of this offering we will have            outstanding shares of common stock. In addition, as of September 30, 2002, we had outstanding stock options for the purchase of a total of 2,700,560 shares of common stock at a weighted average exercise price of $7.34 per share. On December 18, 2002, we reserved an additional 113,889 shares of common stock for issuance to employees in connection with our acquisition of eWare. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore, subject to the rights of the holders of preferred stock. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of ACCPAC, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and amounts due to the holders of preferred stock as described below. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

        Of the 830,555 shares of our common stock issued in connection with our acquisition of eWare in December 2002, a maximum of 716,992 shares are subject to both a put option and a call option. Both options are exercisable at any time within the 28 days after November 18, 2003, and both options terminate at the earlier of December 18, 2003 or the last business day prior to the effectiveness of a registration statement relating to our initial public offering of our common stock.

Registration Rights

        Pursuant to the terms of Subscription and Registration Rights Agreements dated as of December 18, 2002, the holders of the 944,444 shares of common stock we issued or reserved in connection with our acquisition of eWare in December 2002 are entitled to certain rights with respect to the registration of those shares under the Securities Act.

        If we propose to register any of our securities under the Securities Act (with certain exceptions, including this offering), the registration rights holders are entitled to notice and to include their shares of common stock in the registration. However, in the event of an underwritten public offering of common stock, the underwriters will have the right, subject to certain conditions, to limit the number of shares included in such registration. These registration rights terminate on December 18, 2004.

        In general, we will pay all fees, costs and expenses of registering the shares of the registration rights holders (other than fees and disbursements of counsel to the selling stockholders in excess of $10,000, unless the selling stockholder is a director, officer or any other person who is a "control person" under the Securities Act). We have agreed to indemnify the registration rights holders against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of the registration rights holders are sold under the Securities Act.

Preferred Stock

        Our certificate of incorporation allows us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock having rights senior to those of the common stock. Our board of directors may, without further approval of the stockholders, issue shares of preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, redemption privileges, voting rights, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock.

        Our issuance of preferred stock could adversely affect the voting power of the holders of the common stock and, under certain circumstances, may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties, or the removal of incumbent management or otherwise adversely affect the market price for our common stock.

Limitation of Liability of Directors and Officers

        As permitted by Delaware law, our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. As of the date of this prospectus, Delaware law permits limitations of liability for a director's breach of fiduciary duty other than liability for the following:

  •
  any breach of the director's duty of loyalty to us or our stockholders;
  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions; or
  •
  any transaction from which the director derived an improper personal benefit.

        The effect of this provision will be to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence, except in the situations described above.

Anti-Takeover Provisions and Charter Provisions

    Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. This statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  •
  prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
  •
  upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;
  •
  any sale, transfer, pledge, lease, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Charter Provisions

        Provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control transaction that our stockholders favor. These provisions could have the effect of discouraging others from making offers to purchase shares of our stock. As a result, these provisions may prevent the market price of our stock from reflecting the effects of actual or rumored takeover attempts and may prevent stockholders from reselling their stock at or above the price at which they purchased their stock. These provisions may also prevent or restrict our stockholders from changing our management. Our certificate of incorporation and bylaws do not permit stockholders to act by written consent after the closing of this offering, and do not permit stockholders to call a general meeting. Furthermore, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors can fix the price, rights, preferences, privileges and restrictions of our preferred stock without any further vote or action by our stockholders. The issuance of preferred stock may delay or prevent a change in control transaction without further action by our stockholders or make removal of our management more difficult.

Corporate Opportunities

        Our certificate of incorporation provides that Computer Associates will have no duty or obligation to communicate, offer to us or refrain from engaging in opportunities that may be a potential corporate opportunity for both Computer Associates and us. However, if a corporate opportunity is offered to one of our directors or officers who is also a director or officer of Computer Associates, the opportunity will be deemed a corporate opportunity of Computer Associates or us based on the following principles:

  •
  a corporate opportunity offered to one of our officers who is also a director but not an officer of Computer Associates, will belong to us;

  •
  a corporate opportunity offered to one of our directors, who is not our officer, but who is also a director or officer of Computer Associates, will belong to us if such opportunity is expressly offered to that person in writing solely in his or her capacity as our director, and otherwise will belong to Computer Associates; and
  •
  a corporate opportunity offered to one of our officers, who is also an officer of Computer Associates will belong to us if such opportunity is expressly offered to that person in writing solely in his or her capacity as our officer, and otherwise will belong to Computer Associates.

        This provision of our certificate of incorporation will expire on the date that both Computer Associates ceases to beneficially own common stock representing at least 20% of our outstanding capital stock, and no person who is one of our directors or officers is also a director or officer of Computer Associates or any of its subsidiaries, other than us. Until the expiration of this provision, the vote of more than 80% of our outstanding capital stock will be required in order to amend this provision in a manner adverse to the interests of Computer Associates and inconsistent with our corporate opportunity provisions.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be US Stock Transfer Corp.

Listing

        We have applied for the quotation of our common stock on the Nasdaq National Market under the symbol "ACPC."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. A large number of shares of our common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale, as described below. However, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price. Upon the closing of this offering,                shares of our common stock will be outstanding, assuming no exercise of the underwriters over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our affiliates. Upon completion of this offering, 11,604,055 shares of common stock held by existing stockholders will be restricted securities. Restricted securities may be not sold in the public market unless they are registered or they qualify for an exemption under the Securities Act.

        As a result of the lock-up agreements described below and the rules under the Securities Act, the restricted securities will be available for sale in the public market as follows:

Days After the Effective Date	Shares Eligible for Sale	Comment
On Effectiveness	188,400	Shares not locked-up and saleable under Rule 144
90 days	500	Shares not locked-up and saleable under Rules 144 and 701
180 days	11,415,155	Lock-up released: shares saleable under Rules 144 and 701

        Additionally, of the 2,700,560 shares that may be issued upon the exercise of options outstanding as of September 30, 2002, approximately 1,272,081 shares will be vested and eligible for sale 180 days after the date of this prospectus.

Lock-up Agreements

        All of our directors and executive officers and certain of our stockholders and optionholders have agreed not to offer, sell or agree to sell, directly or indirectly, or otherwise dispose of shares of our common stock, enter into any swap, hedge, or similar agreement or arrangement that transfers the economic risk of our common stock or engage in any short selling of our common stock for a period of 180 days after the date the registration statement of which this prospectus is a part is declared effective. Some transfers or dispositions can be made sooner with the prior written consent of RBC Dain Rauscher Inc. This consent may be given at any time without public notice.

Rule 144

        In general, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person or persons who has owned shares of our common stock for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately         shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about our company must be available.

        Under Rule 144(k), a person who is not an affiliate of our company at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144. Therefore, unless otherwise restricted, "Rule 144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

        Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirements, of Rule 144. Any of our employees who have purchased shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 701 (except where restricted by a lock-up agreement). Rule 701 permits non-affiliates to sell their Rule 701 shares subject only to the manner of sale provisions of Rule 144, without complying with the public information holding period, volume limitation, or notice provisions of Rule 144. Rule 701 permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares.

Stock Incentive Plan and Employee Stock Purchase Plan

        As soon as practicable after this offering, we expect to file a registration statement on Form S-8 under the Securities Act of 1933 covering approximately 5,999,500 shares of common stock reserved for issuance under our stock incentive and employee stock purchase plans. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Shares registered under such registration statement will be available for immediate resale in the open market, subject to vesting provisions, lock-up agreements and Rule 144 volume limitations applicable to our affiliates.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement dated                        , 2003, the underwriters named below, through their representatives RBC Dain Rauscher Inc., SoundView Technology Corporation and Adams, Harkness & Hill, Inc. have severally agreed to purchase from us the number of shares of common stock set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Name	Number of Shares
RBC Dain Rauscher Inc.
SoundView Technology Corporation
Adams, Harkness & Hill, Inc.
Total

        The underwriting agreement provides that the obligations of the underwriters may be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

        The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriting fee is an amount equal to the offering price to the public less the amount paid per share by the underwriters to us. The underwriters may offer the common stock to some dealers at that price less a concession not in excess of $                  per share. Dealers may reallow a concession not in excess of $                  per share to some other dealers. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms.

        We have granted to the underwriters an option, exercisable for up to 30 days after the date of this prospectus, to purchase up to        additional shares of common stock at the public offering price set forth on the cover of this prospectus less the underwriting discounts and commissions to cover over-allotments, if any. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to limited conditions, to purchase approximately the same percentage that the number of shares of common stock to be purchased by each of them, as shown in the foregoing table, bears to the common stock covered by this prospectus.

        At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to our employees, directors, specific existing stockholders, specific customers and third-party vendors. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

        We intend to enter into agreements to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

        All of our directors and officers and certain other stockholders holding, including Computer Associates, in the aggregate, approximately 98% of our outstanding stock, have agreed that for a period of at least 180 days following the date of this prospectus, without the prior written consent of RBC Dain Rauscher Inc., they will not directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or hedge, other than by operation of law, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, including, without limitation, common stock which may be deemed to be beneficially owned in accordance with rules and regulations promulgated under the Securities Act.

        The representatives of the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        The underwriters have advised us that they do not intend to confirm sales in excess of      % of the common stock offered to any account over which they exercise discretionary authority. RBC

Dain Rauscher Inc. is delivering this prospectus in both printed and electronic form simultaneously.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Other than the prospectus in electronic format, the information on these web sites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

        In addition, a prospectus in electronic format is being made available on an Internet website maintained by E*TRADE Securities, Inc. SoundView Technology Corporation, pursuant to a Relationship Agreement with E*TRADE, may offer shares that it underwrites to customers of E*TRADE. The underwriters may allocate a number of shares to SoundView Technology Corporation for sale to online brokerage account holders of E*TRADE Securities, Inc. These online brokerage account holders will have the opportunity to purchase shares using the Internet in accordance with procedures established by E*TRADE Securities, Inc.

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price will be determined by negotiations between us and the underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, our current financial condition, estimates of our business potential, our results of operations in recent periods, our management, the present state of our development and other factors deemed relevant.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

Paid by ACCPAC
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that our out of pocket expenses for this offering, excluding underwriting discounts and commissions, will be approximately $            .

        We have applied for the quotation of our common stock on the Nasdaq National Market under the symbol "ACPC."

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Covington & Burling, San Francisco, California. The underwriters have been represented by Jones, Day, Reavis & Pogue, Menlo Park, California. Covington & Burling has in the past provided, and may continue to provide, legal services to Computer Associates and its affiliates.

EXPERTS

        The consolidated balance sheets of ACCPAC International, Inc. and subsidiaries as of March 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2002, have been included herein and elsewhere in the registration statement, of which this prospectus is a part, in reliance upon the report of KPMG LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 regarding the shares of common stock offered by us. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission and you should refer to the registration statement, including the exhibits, financial statements and notes filed as part of it, for additional information about ACCPAC and the common stock offered. You may inspect a copy of the registration statement, including the exhibits, financial statements, and notes filed as part of it, without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. You may obtain copies of all or any part of the registration statement from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, Washington, D.C. 20549, upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at www.sec.gov.

ACCPAC International, Inc.
and Subsidiaries

Index to Consolidated Financial Statements

INDEPENDENT AUDITORS' REPORT

The Board of Directors
ACCPAC International, Inc.:

        We have audited the accompanying consolidated balance sheets of ACCPAC International, Inc. and subsidiaries (the Company) as of March 31, 2001 and 2002 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ACCPAC International, Inc. and subsidiaries as of March 31, 2001 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Mountain View, California

June 14, 2002

ACCPAC International, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	March 31,
			September 30, 2002
	2001	2002
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,241	$14,042	$11,392
Accounts receivable, less allowance for doubtful accounts of $1,512, $1,309 and $1,039 (unaudited), as of March 31, 2001 and 2002 and September 30, 2002, respectively	11,402	11,660	7,893
Inventories	2,509	1,490	1,095
Deferred offering costs	—	—	539
Deferred income taxes	4,997	2,354	2,354
Other current assets	1,989	1,231	2,005

Total current assets	33,138	30,777	25,278
Property and equipment, net	4,791	3,370	2,806
Goodwill, net	16,763	12,782	12,845
Other intangibles, net	18,357	13,673	11,465

Total assets	$73,049	$60,602	$52,394

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$4,635	$3,101	$4,109
Current portion of note payable to Computer Associates International, Inc.	—	5,340	5,340
Deferred revenue	14,632	18,589	19,550
Payable to Computer Associates International, Inc.	39,205	8,464	7,570
Other accrued liabilities	7,781	6,625	5,300

Total current liabilities	66,253	42,119	41,869
Note payable to Computer Associates International, Inc., less current portion	—	21,360	12,190
Deferred income taxes	6,929	5,439	5,439

Total liabilities	73,182	68,918	59,498

Commitments
Stockholders' deficit:
Preferred stock, $0.01 par value; 1,000,000, 1,000,000 and 5,000,000 shares authorized at March 31, 2001 and 2002 and September 30, 2002 (unaudited), respectively; none issued and outstanding at March 31, 2001 and 2002 and at September 30, 2002 (unaudited)	—	—	—
Common stock, $0.01 par value; 25,000,000, 25,000,000, and 100,000,000 shares authorized at March 31, 2001 and 2002 and September 30, 2002 (unaudited), respectively; 10,773,000 shares issued and outstanding at March 31, 2001 and 2002 and 10,773,500 issued and outstanding at September 30, 2002 (unaudited)	108	108	108
Additional paid-in capital	3,283	6,398	6,745
Accumulated deficit	(2,623)	(13,187)	(12,808)
Accumulated other comprehensive loss	(901)	(1,635)	(1,149)

Total stockholders' deficit	(133)	(8,316)	(7,104)

Total liabilities and stockholders' deficit	$73,049	$60,602	$52,394

See accompanying notes to consolidated financial statements.

ACCPAC International, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Years Ended March 31,			Six Months Ended September 30,
	2000	2001	2002	2001	2002
				(Unaudited)
Revenue:
License	$41,683	$46,908	$38,787	$16,133	$16,811
Maintenance and other	20,366	28,728	33,962	16,781	20,213
Third-party products	12,069	10,292	5,540	3,175	2,195

Total revenue	74,118	85,928	78,289	36,089	39,219

Cost of revenue:
License	9,386	10,598	8,862	3,808	3,399
Maintenance and other	5,351	9,407	10,394	4,965	6,013
Third-party products	10,723	7,936	4,053	2,494	1,462

Total cost of revenue	25,460	27,941	23,309	11,267	10,874

Gross profit	48,658	57,987	54,980	24,822	28,345

Operating expenses:
Sales and marketing	25,245	38,854	35,833	18,649	15,148
Research and development	5,693	10,415	10,343	5,874	4,330
General and administrative	7,082	13,956	10,740	6,183	4,751
Amortization of goodwill and other intangibles	337	5,991	8,203	4,119	2,287
Acquired in-process research and development	60	3,900	—	—	—

Total operating expenses	38,417	73,116	65,119	34,825	26,516

Income (loss) from operations	10,241	(15,129)	(10,139)	(10,003)	1,829
Interest income	604	947	298	202	109
Interest expense	(347)	(28)	(2,007)	(1,000)	(670)
Other income (expense), net	—	75	(153)	(53)	(109)

Income (loss) before income taxes	10,498	(14,135)	(12,001)	(10,854)	1,159
Provision (benefit) for income taxes	4,311	(2,968)	(1,437)	(1,301)	780

Net income (loss)	$6,187	$(11,167)	$(10,564)	$(9,553)	$379

Net earnings (loss) per share:
Basic	$0.57	$(1.04)	$(0.98)	$(0.89)	$0.04

Diluted	$0.56	$(1.04)	$(0.98)	$(0.89)	$0.03

Shares used in per share computation:
Basic	10,773	10,773	10,773	10,773	10,774

Diluted	11,103	10,773	10,773	10,773	11,055

See accompanying notes to consolidated financial statements.

ACCPAC International, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity (Deficit) and

Comprehensive Income (Loss)

(In Thousands)

	Common Stock				Accumulated Other Comprehensive Loss		Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital	Accumulated Deficit		Comprehensive Income (Loss)
	Shares	Amount
Balance as of March 31, 1999	10,773	$108	$—	$2,357	$(414)		$2,051
Capital contribution related to tax sharing arrangement	—	—	374	—	—		374
Tax benefit from employee stock option plans	—	—	576	—	—		576
Foreign currency translation	—	—	—	—	298	$298	298
Net income	—	—	—	6,187	—	6,187	6,187

Comprehensive income						$6,485

Balance as of March 31, 2000	10,773	108	950	8,544	(116)		9,486
Capital contribution related to tax sharing arrangement	—	—	2,333	—	—		2,333
Foreign currency translation	—	—	—	—	(785)	$(785)	(785)
Net loss	—	—	—	(11,167)	—	(11,167)	(11,167)

Comprehensive loss						$(11,952)

Balance as of March 31, 2001	10,773	108	3,283	(2,623)	(901)		(133)
Capital contribution related to tax sharing arrangement	—	—	3,063	—	—		3,063
Tax benefit from employee stock option plans	—	—	52	—	—		52
Foreign currency translation	—	—	—	—	(734)	$(734)	(734)
Net loss	—	—	—	(10,564)	—	(10,564)	(10,564)

Comprehensive loss						$(11,298)

Balance as of March 31, 2002	10,773	108	6,398	(13,187)	(1,635)		(8,316)

Exercise of common stock options (unaudited)	1	—	2	—	—		2
Capital contribution related to tax sharing arrangement (unaudited)	—	—	345	—	—		345
Foreign currency translation (unaudited)	—	—	—	—	486	$486	486
Net income (unaudited)	—	—	—	379	—	379	379

Comprehensive income (unaudited)						$865

Balance as of September 30, 2002 (unaudited)	10,774	$108	$6,745	$(12,808)	$(1,149)		$(7,104)

See accompanying notes to consolidated financial statements.

ACCPAC International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended March 31,			Six Months Ended September 30,
	2000	2001	2002	2001	2002
				(Unaudited)
Cash flows from operating activities:
Net income (loss)	$6,187	$(11,167)	$(10,564)	$(9,553)	$379
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	585	1,308	1,706	898	861
Provision for doubtful accounts	355	686	546	152	144
Amortization of goodwill and other intangibles	337	5,991	8,665	4,300	2,145
Acquired in-process research and development	60	3,900	—	—	—
Tax benefit from employee stock option plans	576	—	52	—	—
Deferred income taxes	(826)	(3,267)	1,153	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,525	(4,013)	(804)	4,917	3,546
Inventories	1,105	1,668	1,019	232	395
Other current assets	(1,057)	(337)	758	484	(851)
Deferred offering costs	—	—	—	—	(539)
Accounts payable	(1,079)	(624)	(1,534)	(1,338)	1,007
Payable to Computer Associates International, Inc.	6,466	2,537	(978)	35	(387)
Other	2,367	(140)	(1,156)	(3,532)	(1,258)
Deferred revenue	1,723	2,761	3,957	(923)	961

Net cash provided by (used in) operating activities	19,324	(697)	2,820	(4,328)	6,403

Cash flows from investing activities:
Purchases of property and equipment	(2,636)	(2,370)	(285)	(144)	(371)
Cash paid for acquisitions of businesses	(3,001)	(34,705)	—	—	—

Net cash used in investing activities	(5,637)	(37,075)	(285)	(144)	(371)

Cash flows from financing activities:
Exercise of common stock options	—	—	—	—	2
Transfer from (to) Computer Associates International, Inc.	(1,708)	26,817	—	—	(9,170)

Net cash provided by (used in) financing activities	(1,708)	26,817	—	—	(9,168)

Effect of exchange rate changes	403	(645)	(734)	(483)	486

Net increase (decrease) in cash and cash equivalents	12,382	(11,600)	1,801	(4,955)	(2,650)
Cash and cash equivalents at beginning of period	11,459	23,841	12,241	12,241	14,042

Cash and cash equivalents at end of period	$23,841	$12,241	$14,042	$7,286	$11,392

Supplemental disclosures of cash flow information:
Noncash investing and financing activities:
Capital contribution related to tax sharing arrangement	$374	$2,333	$3,063	$1,532	$345
Conversion of payable to Computer Associates International, Inc. to a long-term note payable	—	—	$26,700	—	—

See accompanying notes to consolidated financial statements.

ACCPAC International, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

(Information as of September 30, 2002 and for the
Six-Months Ended September 30, 2001 and 2002 is Unaudited)

(1) Organization and Summary of Significant Accounting Policies

  (a)
  Description of Business

    ACCPAC International, Inc. (the Company) is a subsidiary of Computer Associates International, Inc. (Computer Associates). The Company was incorporated in October 1997. The Company designs, develops, markets and supports a suite of business management and business management software products. Prior to January l, 1998, the Company operated as a division of Computer Associates. Effective January 1, 1998, pursuant to a contribution agreement (the Contribution Agreement) between Computer Associates and the Company, Computer Associates contributed and transferred to the Company the assets and liabilities constituting the ACCPAC International, Inc. division of Computer Associates.

    In connection with the Contribution Agreement, the Company issued 10,500,000 shares of common stock to Computer Associates and issued a note payable to Computer Associates in the amount of $5,000,000. The note payable to Computer Associates was paid during the fiscal year ended March 31, 2000. As of September 30, 2002, the Company has 10,773,500 shares of common stock issued and outstanding of which Computer Associates held 10,500,000 shares and current and former employees of the Company held 273,500 shares.

  (b)
  Basis of Presentation

    The consolidated financial statements include allocations from Computer Associates, primarily of expenses directly related to the Company. Allocations of expenses from Computer Associates to the Company are primarily comprised of actual costs associated with payroll, benefits, rent, business acquisitions and income taxes.

    The accompanying consolidated financial statements may not necessarily reflect the consolidated financial position, results of operations, changes in stockholders' equity (deficit) and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during all of the periods presented.

  (c)
  Unaudited Interim Financial Statements

    The unaudited interim financial information as of September 30, 2002 and for the six months ended September 30, 2001 and 2002 has been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company's interim financial information. The results of the six months ended September 30, 2002 are not necessarily indicative of the results to be expected for the year ending March 31, 2003.

  (d)
  Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, ACCPAC Canada Inc. (Canada), ACCPAC Africa Pty Ltd. (South Africa), ACCPAC Software International Pte Ltd. (Singapore), ACCPAC Australia Pacific, Inc. (Australia), ACCPAC Europe Ltd. (Europe) and ACCPAC Mexico, S.A. de C.V. (Mexico). All significant intercompany balances and transactions have been eliminated in consolidation.

  (e)
  Use of Estimates

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (f)
  Foreign Currency

    The financial statements of foreign subsidiaries (for which the local currency is the functional currency) are translated into U.S. dollars using the current exchange rate at the balance sheet date for assets and liabilities and a weighted-average rate for the period for revenues and expenses. The cumulative adjustments that result from these translations are included in accumulated other comprehensive loss. Transaction gains or losses, which to date have not been significant, are included in operating results.

  (g)
  Comprehensive Income (Loss)

    Comprehensive income (loss) is a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with stockholders. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity. The only component of comprehensive income (loss), other than net income (loss), relates to foreign currency translation. The tax effects related to foreign currency translation are not significant.

  (h)
  Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments with maturities of three months or less when acquired to be cash equivalents.

  (i)
  Inventories

    Inventories, which consist primarily of finished software products, documentation and packaging materials, are carried at the lower of cost (weighted-average method) or market (net realizable value).

  (j)
  Property and Equipment

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Computer equipment and software	3 years
Furniture and fixtures	7 years

    Leasehold improvements are amortized over the lesser of the estimated useful life or the lease term.

  (k)
  Goodwill and Other Intangibles

    Goodwill, purchased technology and certain other intangible assets are stated at cost less accumulated amortization.

    The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, (SFAS) No. 142 Goodwill and Other Intangible Assets, in July 2001. SFAS 142 requires that identifiable intangible assets with an indefinite life not be amortized until their life is determined to be finite and all other intangible assets to be amortized over their useful life. SFAS 142 also requires that goodwill not be amortized but instead be tested for impairment in accordance with the provisions of SFAS 142 at least annually and more frequently upon the occurrence of certain events.

    The Company adopted SFAS 142 effective April 1, 2002. In connection with the adoption of SFAS 142, the Company determined the following as of April 1, 2002: (i) the Company had one reporting unit which is the same as its operating segment; and (ii) the original estimated lives of other intangibles with definite lives were appropriate.

    As required by SFAS 142, the Company ceased amortization of its goodwill associated with all acquisitions. Prior to April 1, 2002, the Company amortized goodwill arising from acquisitions over five years using the straight-line method. The Company concluded that none of its other intangible assets had lives that were considered to be indefinite. During the six month period ended September 30, 2002 the Company completed the transitional impairment test under SFAS No. 142. The results of the transitional impairment test indicated that the fair value of the reporting unit exceeded its carrying value.

    Accordingly, there is no indicator of goodwill impairment. Goodwill will be tested for impairment annually during the third quarter.

    Identifiable intangibles with definite lives are currently amortized over five years using the straight-line method.

  (l)
  Impairment of Long-Lived Assets

    Prior to April 1, 2002, the Company accounted for long-lived assets, including goodwill and certain identifiable intangibles, in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less cost to sell.

    On April 1, 2002, the Company adopted SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121 and the accounting and reporting provisions of APB No. 30, Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in APB No. 30). SFAS 144 also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for subsidiaries for which control is likely to be temporary. The adoption of SFAS 144 did not have a material effect on the Company's consolidated financial statements.

  (m)
  Revenue Recognition

    The Company primarily derives revenue from perpetual software licenses, maintenance and third-party product sales. Maintenance includes telephone support and rights to updates on a when-and-if-available basis. The Company recognizes revenue in compliance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.

    The Company recognizes the revenue allocable to software licenses and third-party products upon shipment to its value-added resellers, net of an allowance for estimated returns, provided the fee is fixed or determinable, persuasive evidence of an arrangement exists, collectibility of the fee is probable and vendor-specific objective evidence of the fair value of all undelivered elements has been established. The allowance for estimated returns is determined based upon an analysis of historical experience.

    The fee the Company's customers pay for products is negotiated at the outset of an arrangement and is generally based on the specific volume of product to be delivered. Therefore, the Company's fees are considered to be fixed and determinable at the inception of an arrangement.

    If collectibility is not considered probable, revenue is recognized when the fee is collected. Collectibility is assessed on a reseller-by-reseller basis and, where applicable, on a customer-by-customer basis. The Company typically sells to established resellers from which there is a history of successful collection. New resellers are subjected to a credit review process, which evaluates the reseller's financial position and ultimately their ability to pay. New resellers are typically assigned a credit limit based on a review of their financial position. Such credit limits are maintained and only increased after a successful collection history with the reseller has been established.

    On sales to its distributors, the Company recognizes revenue allocable to software licenses upon "sell-through" to the end user. The Company receives sales reports and on-hand inventory information from its distributors on a regular basis to determine the appropriate amount of revenue to recognize.

    The Company has established sufficient vendor-specific objective evidence (VSOE) to ascribe a fair value to maintenance customer support based on the price charged when maintenance is sold separately. Customers typically purchase maintenance agreements annually. The Company recognizes revenue from maintenance and support agreements ratably over the term of the agreement, which is typically one year.

    The Company receives revenues from training services and consulting services which are generally short-term in duration. This revenue is generally recognized upon completion of the services and is included in maintenance and other revenue. VSOE for consulting services is based on standard billing rates for the individuals providing services. These rates are the same rates charged when the services are sold separately. The Company bases VSOE for training on standard rates charged for each particular training course. These rates are the rates charged when the training is sold separately.

    Total cost of revenue consists of cost of license revenue, cost of service revenue and cost of third-party products revenue. Cost of license revenue includes royalties to third parties for software embedded in the Company's products and the costs of documentation, delivery and packaging. Cost of service revenue includes salaries and related expenses for the customer support organization and associated overhead expenses. Cost of third-party products revenue includes the cost paid by the Company for third-party software sold to the Company's customers.

    In November 2001, the Emerging Issues Task Force (EITF) reached a consensus on EITF 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. EITF 01-14 requires companies to record certain reimbursements received for out-of-pocket expenses as revenue instead of an offset to the related expense. Upon application of EITF 01-14, comparative financial statements for prior periods must be reclassified to comply with the guidance in this announcement. The Company adopted the provisions of EITF 01-14 as of April 1, 2002. The adoption of EITF 01-14 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows, and as a result, the Company did not reclassify prior period results.

  (n)
  Fair Value of Financial Instruments and Concentration of Credit Risk

    The carrying amounts for cash and cash equivalents, accounts receivable, payable to Computer Associates and accounts payable, approximate fair value due to the short-term nature of these instruments. The fair market value of the Company's outstanding note payable to Computer Associates approximates its carrying value based upon current market rates of interest.

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company's cash and cash equivalents are maintained with highly accredited financial institutions. The Company sells its software products to established companies throughout the world and generally does not require collateral on accounts receivable. To date, the Company has had minimal write-offs of accounts receivable and maintains an allowance for doubtful accounts receivable based upon expected credit losses.

  (o)
  Software Development Costs

    The Company accounts for software development costs in accordance with SFAS No. 86, Accounting for Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, under which certain development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, no software development costs have been capitalized.

    The Company accounts for the costs of computer software developed or obtained for internal use in accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires that certain costs incurred during a software development project be capitalized. To date, such capitalizable software development costs have not been material.

  (p)
  Advertising Costs

    Advertising costs are expensed as incurred. These amounts are included in sales and marketing expenses in the accompanying consolidated financial statements. Such costs were approximately $6.8 million, $8.4 million and $15.1 million for the years ended March 31, 2000, 2001 and 2002, respectively.

  (q)
  Stock-Based Compensation

    The Company accounts for employee stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

    SFAS 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the Company elected to continue to apply the intrinsic-value method of accounting under APB No. 25, and has adopted only the disclosure requirements of SFAS 123.

  (r)
  Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The Company's operating results are included in the consolidated income tax returns of Computer Associates. Under the terms of the Company's tax allocation agreement with Computer Associates, the Company is required to pay to Computer Associates an amount computed at 37.5% of the Company's earnings before income taxes as presented in the Company's consolidated financial statements, subject to certain modifications. In addition, the Company will receive a tax benefit payment from Computer Associates computed as 37.5% of the Company's loss before income taxes for periods in which losses are reported. Any material difference between the income tax provision (benefit)

    calculated as if the Company were a separate taxpayer and the 37.5% provision (benefit) is recorded as an increase or decrease to additional paid-in capital. Also see Note 14(a).

  (s)
  Recent Accounting Pronouncements

    In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities, effective for fiscal years beginning after December 15, 2002. Under the new rules, a liability for a cost associated with an exit or disposal activity must only be recognized when the liability is incurred. Under previous guidance liabilities for exit costs were recognized at the date of an entity's commitment to an exit plan. We do not expect the adoption of SFAS 146 to have a material impact on our consolidated financial statements.

(2) Accounts Receivable

  Changes in the Company's allowance for doubtful accounts for the years ended March 31, 2000, 2001 and 2002 are as follows (in thousands):

	Beginning Balance	Additions	Deductions	Ending Balance
Year ended March 31, 2000	$860	$355	$106	$1,109
Year ended March 31, 2001	$1,109	$686	$283	$1,512
Year ended March 31, 2002	$1,512	$546	$749	$1,309

  Deductions include all charges against reserves. These deductions were made in the normal course of business and only for the specific use for which the reserve was identified and intended.

(3) Property and Equipment

        Property and equipment consisted of the following (in thousands):

	March 31,
			September 30, 2002
	2001	2002
Computer equipment and software	$4,562	$4,675	$4,842
Furniture and fixtures	1,795	1,781	1,865
Leasehold improvements	566	696	742

	6,923	7,152	7,449
Less accumulated depreciation	2,132	3,782	4,643

	$4,791	$3,370	$2,806

(4) Goodwill and Other Intangible Assets

  (a)
  Goodwill and other intangible assets consisted of the following (in thousands):

	March 31,
			September 30, 2002
	2001	2002
Goodwill	$18,868	$18,538	$18,664
Less accumulated amortization	2,105	5,756	5,819

Goodwill, net	$16,763	$12,782	$12,845

Other intangible assets
Customer relationships	$14,464	$14,180	$14,232
Less accumulated amortization	2,672	5,433	6,874

	11,792	8,747	7,358

Acquired technology	8,187	8,187	8,187
Less accumulated amortization	1,622	3,261	4,080

	6,565	4,926	4,107

Total other intangibles, net	$18,357	$13,673	$11,465

  (b)
  As discussed in Note 1, the Company adopted SFAS 142 on April 1, 2002. The Company ceased amortizing goodwill on April 1, 2002. The amortization expense and adjusted net income (loss) for the three years ended March 31, 2002 and the three-months ended September 30, 2001 and 2002 are as follows (in thousands):

	Years Ended March 31,			Six Months Ended September 30,
	2000	2001	2002	2001	2002
Net income (loss) as reported	$6,187	$(11,167)	$(10,564)	$(9,553)	$379

Amortization	133	1,978	3,720	1,877	—

Adjusted net income (loss)	$6,320	$(9,189)	$(6,844)	$(7,676)	$379

Adjusted net income (loss) per common share —basic	$(0.58)	$(0.85)	$(0.63)	$(0.71)	$0.04
Adjusted net income (loss) per common share — diluted	$(0.57)	$(0.85)	$(0.63)	$(0.71)	$0.03

    Other intangible assets are displayed in the consolidated balance sheets net of accumulated amortization. Amortization expense, in thousands, related to these intangible assets was $204, $4,013, $4,483 and $2,242 and $2,287 for the years ended March 31, 2000, 2001, 2002 and the six months ended September 30, 2001 and 2002, respectively.

    The estimated amortization expense related to these intangible assets through 2006 is as follows:

Year Ending March 31,
(in thousands)
2003	$4,500
2004	4,500
2005	4,200
2006	500

(5) Business Combinations

  (a)
  Software Business Technologies, Inc.

    In July 2000, the Company completed its acquisition of Software Business Technologies, Inc. (SBT). The acquisition has been accounted for as a purchase, and accordingly, the total purchase price of approximately $31.7 million in cash has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. Prior to April 1, 2002, goodwill and other intangible assets were amortized on a straight-line basis over five years. On April 1, 2002, the Company ceased amortizing goodwill as a result of adopting SFAS 142. SBT's results of operations have been included in the consolidated financial statements from its date of acquisition.

  (b)
  LA Technologies (Proprietary) Ltd.

    In July 2000, the Company completed its acquisition of LA Technologies (Proprietary) Ltd. (LA Technologies). The acquisition has been accounted for as a purchase, and accordingly, the total purchase price of approximately $2.6 million in cash has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. Prior to April 1, 2002, goodwill and other intangible assets were amortized on a straight-line basis over five years. On April 1, 2002, the Company ceased amortizing goodwill as a result of adopting SFAS 142. LA Technologies' results of operations have been included in the consolidated financial statements from its date of acquisition.

  (c)
  Smart Business Systems Pty Ltd.

    In November 2000, the Company completed its acquisition of Smart Business Systems Pty Ltd. (Smart Business Systems). The acquisition has been accounted for as a purchase, and accordingly, the total purchase price of approximately $1.0 million in cash has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on their respective fair values on the acquisition date. Prior to April 1, 2002, goodwill and other intangible assets were being amortized on a straight-line basis over five years. On April 1, 2002 the Company ceased amortizing goodwill as a result of adopting SFAS 142. Smart Business Systems' results of operations have been included in the consolidated financial statements from its date of acquisition.

  (d)
  Purchase Price Allocations

    The total consideration paid for each of the acquisitions during fiscal 2001 was allocated to the assets acquired and liabilities assumed based on fair values as follows (in thousands):

	SBT Accounting Systems	LA Technologies	Smart Business Systems
Net tangible assets	$1,253	$236	$17
In-process research and development	3,900	—	—
Developed technology	5,800	—	—
Customer relationships	13,200	1,110	290
Deferred tax liabilities attributable to identifiable intangible assets	(7,871)	—	—
Goodwill	15,445	1,290	640

	$31,727	$2,636	$947

  (e)
  Purchased In-Process Research and Development

    The portion of the SBT purchase price allocated to in-process research and development (IPR&D) was $3.9 million and was expensed during the year ended March 31, 2001. As of the acquisition date, SBT was in the process of developing technology related to its Nova software project. The IPR&D had not yet reached technological feasibility and had no alternative use. The technological feasibility of in-process development efforts is established when the enterprise has completed all planning, designing, coding and testing activities that are necessary to establish that the technology can be utilized to meet its design specifications including functions, features and technical performance requirements.

    The estimated costs to complete this acquired in-process research and development as of the date of the acquisition was $0.6 million. The remaining activities consisted primarily of coding and testing activities. The Company invested approximately $0.3 million in research and development costs from the date of acquisition through March 31, 2001. However, during the year ended March 31, 2002, no research and development costs related to the development of this product were incurred as the Company discontinued the project.

  (f)
  Pro forma Results of Operations (Unaudited)

    The table presented below, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with the results of operations of SBT, LA Technologies and Smart Business Systems as if each company had been acquired as of April 1, 1999. The pro forma results of operations include the impact of amortization of goodwill and intangible assets and exclude IPR&D charges (in thousands, except per share data):

	Years Ended March 31,
	2000	2001
Revenue	$97,461	$92,206
Net income (loss)	$6,998	$(11,874)
Earnings per share:
Basic	$0.65	$(1.10)
Diluted	$0.63	$(1.10)

    The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

(6) Payable to Computer Associates International, Inc.

    The Company's transactions with and amounts payable to Computer Associates as of and for the years ended March 31, 2000, 2001 and 2002 consisted of the following (in thousands):

	Years Ended March 31,
	2000	2001	2002
Beginning payable balance	$7,874	$12,258	$39,205
Additions:
Allocation of costs primarily related to payroll, benefits and rent	1,682	5,828	5,303
Advances related to acquisitions	3,292	30,109	—
Accrued interest on long-term interest-bearing note	—	—	2,007
Income taxes payable	4,187	—	—
Cash advances	1,998	6,670	6
Other	66	—	—
Deletions:
Cash payments	(5,000)	(9,425)	(3,583)
Income tax receivable	—	(2,034)	(5,741)
Credit for cash collected by Computer Associates on accounts receivable	(1,833)	(4,201)	(2,033)
Conversion of payable to long-term interest-bearing note	—	—	(26,700)
Other	(8)	—	—

Ending payable balance	$12,258	$39,205	$8,464

    The weighted-average outstanding balance payable to Computer Associates for the years ended March 31, 2000, 2001 and 2002 was approximately $8.9 million, $28.9 million and $8.4 million, respectively. With the exception of 9% interest paid on the $5.0 million note related to the Contribution Agreement and the 5.5% interest that is currently charged on the $26.7 million long-term interest-bearing note as discussed below, Computer Associates has not charged the Company interest on the outstanding payable for any period presented.

    In April 2001, $26.7 million of the payable to Computer Associates was converted into a long-term interest-bearing note. From April 1, 2001 to March 31, 2002 the interest rate on this note was 7.5% per annum. From April 1, 2002 until the note is fully paid the interest rate is 5.5% per annum. As of April 15, 2002 the Company began making quarterly payments of $1.3 million plus any accrued interest. The note becomes due and payable upon the earlier of: (i) the consummation of a public offering of more than 1,000,000 shares, (ii) upon transfer of ownership of more than 20% of the outstanding common stock of the Company, or (iii) a sale of substantially all of the assets of the Company.

    Occasionally, customers of Computer Associates will send remittances to the Company's lock box bank account. The Company will subsequently forward these funds to Computer Associates. Given that the Company does not have any ownership rights to these funds, such transactions are not reflected in the Company's consolidated financial statements. The Company has excluded cash totaling $6.6 million from its consolidated balance sheet as of March 31, 2002. This cash was received by the Company from a customer of Computer Associates. The Company remitted the cash to Computer Associates during April 2002 and July 2002.

(7) Line of Credit

    On December 12, 2001, the Company entered into a $5.0 million revolving credit agreement and promissory note (revolver) with Computer Associates. The revolver bears interest at the rate or rates payable by Computer Associates on funds borrowed by Computer Associates. Outstanding amounts are due upon demand and the revolver expires on December 31, 2003. All amounts outstanding are due and payable within 10 days in the event a change in ownership that exceeds 5% of the Company's outstanding common stock. As of March 31, 2002, no amounts were outstanding under this arrangement.

(8) Savings Plans

    The majority of the Company's employees are eligible to participate in savings plans sponsored by Computer Associates. The plans allow employees to contribute a portion of their pretax salaries in accordance with specified guidelines. The Company matches a certain percentage of employee contributions up to certain limits. Computer Associates also maintains a profit sharing plan. The Company's expense related to the Computer Associates savings plans was approximately $0.6 million, $0.8 million and $0.8 million for the years ended March 31, 2000, 2001 and 2002, respectively.

(9) Leases

    The Company leases certain of its facilities and equipment under noncancelable operating lease agreements with terms ranging up to seven years. The following is a schedule by year of future noncancelable minimum lease payments under operating leases as of March 31, 2002 (in thousands):

Year Ending March 31,
2003	$2,640
2004	1,804
2005	1,410
2006	1,418
2007	1,367
Thereafter	718

Total minimum lease payments	$9,357

    Rental expense under operating leases for the years ended March 31, 2000, 2001 and 2002 was approximately $0.9 million, $2.5 million, and $2.8 million, respectively.

    During the year ended March 31, 2002, the Company subleased office space to a third party. The Company received payments of $154,000 during fiscal 2002 and will receive payments of $0.3 million, $0.3 million, $0.4 million, $0.4 million, $0.4 million and $0.1 million in fiscal years 2003, 2004, 2005, 2006, 2007 and thereafter, respectively.

(10) Stock Compensation

  (a) Options to Purchase Common Stock in Computer Associates

    Prior to January 1, 1998, options to purchase common stock of Computer Associates were issued to the Company's employees while the Company was a division of Computer Associates. As of March 31, 2000, 2001, 2002 and September 30, 2002, options to purchase approximately 95,200, 84,000, 68,719 and 64,078 shares, respectively, were outstanding. During the years ended March 31, 2001 and 2002, approximately 9,200 and 8,693 shares were exercised, and for the six month period ended September 30, 2002 approximately 1,935 shares were exercised, respectively.

  (b) 1998 Stock Incentive Plan

    The Company's 1998 Stock Incentive Plan (the Plan) as amended in April 2002 was approved by the board of directors in January 1998. The Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to employees. The Company has reserved 5,000,000 shares of common stock for issuance under the Plan. The Plan expires in 2008. Pursuant to the Plan, the exercise price may not be less than the fair market value of common stock on the date of grant determined by the Company's board of directors. Stock options expire no later than 10 years from the date of grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 5-day period. Vesting provisions for options granted under the Plan are determined by the board of directors. Options generally vest ratably over a 5-year period.

  A summary of the Company's stock option activity is as follows:

	Shares Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Balance as of March 31, 1999	2,399,350	600,650	$5.60
Options granted	(585,700)	585,700	4.60
Options canceled	135,900	(135,900)	5.60

Balance as of March 31, 2000	1,949,550	1,050,450	4.87
Options granted	(1,037,500)	1,037,500	8.69
Options canceled	224,880	(224,880)	7.56

Balance as of March 31, 2001	1,136,930	1,863,070	6.62
Options canceled	356,020	(356,020)	6.81

Balance as of March 31, 2002	1,492,950	1,507,050	6.62

Additional shares reserved	2,000,000	—	—
Options granted	(1,293,100)	1,293,100	8.14
Options exercised	—	(500)	4.20
Options canceled	99,090	(99,090)	6.88

Balance as of September 30, 2002	2,298,940	2,700,560	7.34

  The following table summarizes information about stock options outstanding and exercisable as of March 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$4.20-5.00	432,200	4.00	$4.21	174,800	$4.21
5.60	361,830	6.08	5.60	282,940	5.60
8.50	677,420	8.01	8.50	137,540	8.50
10.50	35,600	8.33	10.50	7,200	10.50

  Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123, which requires that the information be determined as if the Company had accounted for its employee stock options under the fair-value method.

  The fair value of the options granted was estimated at the date of grant using the minimum-value method, assuming no dividends and the following risk-free interest rates and expected lives:

	Years Ended March 31,
	2000	2001	2002
Risk-free interest rate	5.90%	6.25%	—
Expected life of option	5 years	5 years	—

  The estimated weighted-average fair value of employee stock options granted was $2.34 and $2.36 for the years ended March 31, 2000 and 2001, respectively. No options were granted during the year ended March 31, 2002.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows:

	Years Ended March 31,
	2000	2001	2002
Net income (loss) (in thousands):
As reported	$6,187	$(11,167)	$(10,564)

Pro forma	$5,929	$(11,857)	$(11,174)

Net income (loss) per share:
As reported:
Basic	$0.57	$(1.04)	$(0.98)

Diluted	$0.56	$(1.04)	$(0.98)

Pro forma:
Basic	$0.55	$(1.10)	$(1.04)

Diluted	$0.53	$(1.10)	$(1.04)

(11) Income Taxes

  Computer Associates will prepare and file all consolidated federal, combined state and local income tax or franchise tax returns required to be filed for periods during which the Company is a member of Computer Associates' consolidated group. Pursuant to the Contribution Agreement, the Company is required to pay to Computer Associates an amount computed at 37.5% of the Company's earnings before income taxes as presented in the Company's consolidated financial statements, subject to certain modifications. In addition, the Company will receive a tax benefit payment from Computer Associates computed at 37.5% of the Company's loss before income taxes for periods in which losses are reported. Any difference between the income tax provision (benefit) calculation as if the Company were a separate taxpayer and the 37.5% provision (benefit) is recorded as an increase or decrease to additional paid-in capital. Also see Note 14(a).

  The provision (benefit) for income taxes consisted of the following (in thousands):

	Years Ended March 31,
	2000	2001	2002
Current	$4,561	$299	$(2,678)
Deferred	(826)	(3,267)	1,189
Charge in lieu of taxes attributable to employee stock plans	576	—	52

	$4,311	$(2,968)	$(1,437)

  Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate to pretax income (loss) as a result of the following:

	Years Ended March 31,
	2000	2001	2002
Federal statutory rate	35.0%	(35.0)%	(35.0)%
State tax expense, net of federal benefit	4.0	(2.0)	(3.1)
Nondeductible acquired in-process research and development	—	12.5	—
Nondeductible goodwill	—	3.0	9.9
Increase in valuation allowance	—	—	22.5
Foreign tax differential	—	—	(6.5)
Other, net	2.0	0.5	0.3

Effective tax rate	41.0%	(21.0)%	(11.9)%

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Net deferred tax assets consisted of the following (in thousands):

	March 31,
	2001	2002
Deferred tax assets:
Accruals and allowances	$4,177	$1,667
Net operating loss and credit carryforwards	820	3,390
Deferred state taxes	—	7

	4,997	5,064
Valuation allowance	—	(2,710)

Total deferred tax assets	4,997	2,354
Deferred tax liability — identifiable intangible assets acquired	6,929	5,439

Net deferred tax liability	$(1,932)	$(3,085)

  In assessing the realizability of the Company's deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets, related valuation allowances and deferred tax liabilities are determined separately by tax jurisdiction. The Company believes that it is more likely than not that it will not realize its deferred tax assets in certain foreign jurisdictions and, accordingly, a valuation allowance has been established against the deferred tax assets in those jurisdictions. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

(12) Segment Information

  The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by business enterprises of information about operating segments, products and services, geographic areas and major customers. The method for determining what information is reported is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance.

  The Company's chief operating decision maker is considered to be the Company's chief executive officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations. Therefore, the Company has determined that it operates in a single reportable segment.

  The Company maintains significant operations in the United States with direct sales and marketing offices located in Australia, Canada, India, Mexico, Singapore, South Africa and the United Arab Emirates.

  Revenue from sales made to customers in Canada represents a combination of export sales made from the United States to Canadian customers and sales originated by the Canadian sales subsidiary to Canadian customers. Revenue in all other countries represents sales originated by the foreign sales subsidiary to its customers.

  Financial information for the Company's operating segments is summarized as follows:

	Years Ended March 31,			Six Months Ended September 30, 2002
	2000	2001	2002
Revenues:
United States	$29,367	$36,003	$33,327	$16,145
Canada	29,647	27,553	27,312	13,483
All other countries	15,104	22,372	17,650	9,591

	$74,118	$85,928	$78,289	$39,219

	As of March 31,
			September 30, 2002
	2001	2002
Long-lived assets:
United States	$36,192	$27,464	$25,032
Canada	1,761	1,158	852
All other countries	1,958	1,203	1,232

	$39,911	$29,825	$27,116

  Long-lived assets consist primarily of goodwill and other intangible assets, property and equipment and other long-term tangible assets.

(13) Net Earnings (Loss) per Share

  Basic net earnings (loss) per share is computed using the weighted-average number of shares of common stock outstanding for the period. Diluted net earnings (loss) per share is based upon the weighted-average number of shares of common stock outstanding for the period plus dilutive potential common shares, including stock options using the treasury-stock method (in thousands, except per share data).

	Years Ended March 31,			Six Months Ended September 30,
	2000	2001	2002	2001	2002
Net income (loss)	$6,187	$(11,167)	$(10,564)	$(9,553)	$379

Shares used to compute basic net earnings (loss) per share (weighted-average shares outstanding during the period)	10,773	10,773	10,773	10,773	10,774
Dilutive common equivalent shares — stock options	330	—	—	—	281

Shares used to compute diluted net earnings (loss) per share	11,103	10,773	10,773	10,773	11,055

Basic earnings (loss) per share	$0.57	$(1.04)	$(0.98)	$(0.89)	$0.04

Diluted earnings (loss)	$0.56	$(1.04)	$(0.98)	$(0.89)	$0.03

  As of March 31, 2000, 2001 and 2002, options to purchase approximately 1,050,450, 1,863,070 and 1,507,050 shares, respectively, of common stock with weighted-average exercise prices of $4.87 as of March 31, 2000 and $6.62 as of March 2001 and 2002 were outstanding. For the years ended March 31, 2001 and 2002, all of the options to purchase common stock were not included in the calculation of diluted earnings per share as the effect of including such securities would be antidilutive.

(14) Subsequent Events (Unaudited)

  (a)
  Payable to Computer Associates

  Tax Sharing Arrangement

  Upon the closing of the Company's initial public offering, the tax sharing arrangement with Computer Associates, as defined in an agreement with Computer Associates, will be terminated. In September 2002, the Company and Computer Associates determined that remaining outstanding tax obligation resulting from the termination of the tax sharing arrangement is approximately $1.8 million. This amount is due and payable to Computer Associates.

    Intercompany Advances
    On November 13, 2002, Computer Associates agreed to forgive a portion of its intercompany advances, which include the settlement of the tax sharing arrangement, to the Company in the event the Company has an initial public offering. The forgiveness of the intercompany advances will be recorded as a contribution to paid-in capital. The amount of intercompany advances that will ultimately be forgiven will be determined on the closing date of the initial public offering. Had the closing of the initial public offering occurred on September 30, 2002, the Company would have settled the intercompany obligation to Computer Associates for $0.9 million.

  (b)
  Contingency

  The tax authority in Canada recently completed an examination of the 1999 and 2000 tax year filing for ACCPAC Canada Inc., a subsidiary of the Company. As a result of this examination the tax authority have taken a tax position that is contrary to the tax position taken by the Company. It is the Company's belief that the tax authority will accept the tax position taken by the Company. However, in the event the Company is unable to prevail, the Company will be subjected to additional tax liabilities which are estimated to be as high as $2.5 million.

  (c)
  Capitalization

  In August 2002, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock to 100,000,000 and to increase the number of authorized shares of preferred to 5,000,000.

  (d)
  2002 Stock Incentive Plan and Employee Stock Purchase Plan

  In August 2002, the Company adopted the 2002 Stock Incentive Plan (the 2002 Plan) which provides for the issuance of 2,309,500 shares of common stock. The shares reserved for the 2002 Plan were transferred from the available shares in the 1998 Plan.

    In August 2002, the Company also established a stock purchase plan for its employees (ESPP). The ESPP will become effective subsequent to completion of the offering and upon the fulfillment of certain other conditions. The Company authorized and reserved 1,000,000 shares of the Company's common stock for issuance under the ESPP.

  (e)
  Acquisition of eWare Limited

  On December 18, 2002, the Company completed its acquisition of eWare Limited, a privately held developer of customer relationship management software products for small and midsize businesses. The Company currently sells certain eWare products. Consideration for the acquisition consisted of $1.8 million in cash and 830,555 shares of the Company's common stock. The Company has also reserved 113,889 shares of its common stock for issuance to eWare employees. Of the 830,555 shares issued to the eWare shareholders, a maximum of 716,992 shares are subject to a put option, entitling the shareholders to sell their shares to the Company for $5.82 per share, and a call option, entitling the Company to buy shares from the shareholders for $10.85 per share. Both options are exercisable at any time within the 28 days after November 18, 2003, and both options terminate at the earlier of December 18, 2003 or the last business day prior to the effectiveness of a registration statement relating to an initial public offering of the Company's common stock.

  The acquisition of eWare will be accounted for as a purchase. Under the purchase method of accounting, the total purchase price of approximately $8.6 million will be allocated to eWare's net tangible and identifiable intangible assets based upon their estimated fair value as of the date of acquisition. A portion of the purchase price is expected to be allocated to in-process research and development and expensed at the time of the acquisition. The other identifiable acquired intangibles will be amortized over their respective useful lives. The residual purchase price will be recorded as goodwill. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill relating to the eWare acquisition will not be amortized, but will be carried at cost and tested for impairment annually or whenever events indicate that impairment may have occurred.

Countries with ACCPAC Customers

ACCPAC®

SMB customers	140,000+
SMB-focused business partners	3,000+
SOHO customers	360,000+
SOHO-focused business partners	3,500+
Countries with ACCPAC customers	130+
Years in business	20+

Derived from aggregate customer data over the past 20 years.

                        Shares

Common Stock

PRICE $        PER SHARE

RBC Capital Markets

SoundView Technology Group

Adams, Harkness & Hill, Inc.

                          , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee	$3,680
NASD filing fee	4,500
Nasdaq National Market listing fee	100,000
Blue sky qualification fees and expenses
Accounting fees and expenses
Legal fees and expenses
Printing and engraving expenses
Transfer agent and registrar fees
Miscellaneous fees

Total

Item 14. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

        As permitted by Delaware law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law as it now exists or as it may be amended. As of the date of this prospectus, Delaware law permits limitations of liability for a director's breach of fiduciary duty other than liability for the following:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions, pursuant to section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

The effect of this provision will be to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence, except in the situations described above.

        Our bylaws provide that we will indemnify our directors, officers, employees and agents (and those serving at our request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding arising out of his or her status as a director, officer, employee or agent or activities in any of those capacities if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of us. We will pay expenses incurred by a director, officer, employee or agent in defending an action, suit or proceeding, or at a time when he or she has not been named as a defendant or a respondent, in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it will ultimately be determined that he or she is not entitled to be indemnified by us.

        We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, will require us to indemnify each director and officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of ACCPAC, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

        The underwriting agreement will provide for indemnification by the underwriters of ACCPAC, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

        We have entered into a director and officer insurance policy that is intended to provide for reimbursement or payments for losses arising from claims against covered directors and officers, up to the limits of the coverage.

Item 15. Recent Transfers of Unregistered Securities

        Between October 1, 1999 and September 30, 2002, we granted options to purchase an aggregate of 2,306,800 shares of our common stock to our executive officers and employees at per share exercise prices ranging from $5.60 to $10.50. In connection with these grants, between

October 1, 1999 and September 30, 2002 we issued 500 shares of our common stock to our executive officers and employees at a per share exercise price of $4.20.

        On August 6, 2002, we issued to our directors Sidney Braginsky, David Giddings and William Rizzardi options to purchase an aggregate of 30,000 shares of our common stock under the 2002 Stock Incentive Plan at an exercise price per share of $9.00.

        On November 11, 2002, we issued to our directors Alfonse D'Amato and Bruce Blakeman options to purchase an aggregate of 20,000 shares of our common stock under the 2002 Stock Incentive Plan at an exercise price per share of $9.00.

        On December 2, 2002, we issued to Michael Hoberg, our Chief Financial Officer, and other employees options to purchase an aggregate of 193,500 shares of our common stock under the 2002 Stock Incentive Plan at an exercise price per share of $9.00.

        On December 18, 2002, we issued 830,555 restricted shares of common stock in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder, in connection with the acquisition of eWare Limited, a privately held company organized under the laws of Ireland.

        No underwriters were engaged in connection with any of the foregoing issuances of securities. With the exception of the restricted shares of common stock issued in connection with our acquisition of eWare Limited, the securities issued in the above transactions were offered and sold in reliance upon the exemptions from registration under Section 4(2) of the Securities Act or Rule 701 promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

1.1	*	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation of the Registrant
3.2		Amended and Restated Bylaws of the Registrant
4.1	*	Form of Common Stock Certificate of the Registrant
4.2		Forms of Subscription and Registration Rights Agreement and Share Sale Agreement
5.1	*	Opinion of Covington & Burling
10.1		Contribution Agreement between the Registrant and Computer Associates, dated January 7, 1998
10.2		Promissory Note, between the Registrant and Computer Associates dated January 7, 1998
10.3		Amended and Restated Real Estate Agreement between the Registrant and Computer Associates, dated October 1, 2001
10.4		Form of Indemnification Agreement
10.5		1998 Stock Incentive Plan of the Registrant
10.6		2002 Stock Incentive Plan of the Registrant
10.7		2002 Employee Stock Purchase Plan of the Registrant
10.8		Computer Associates Year 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit A of Computer Associates' definitive Proxy Statement dated July 12, 1999)
10.9		Office Lease between Registrant and Patrician Associates, Inc., dated June 5, 1998

10.10	Office Lease, as amended February 21, 2001, between Bentall Properties Ltd., Westminster Management Corp. and ACCPAC Canada Inc.
10.11	Office Lease, as amended March 6, 2000, between Bentall Properties Ltd., Westminster Management Corp. and ACCPAC Canada Inc.
10.12	Assignment and Assumption Agreement between the Registrant and Computer Associates dated July 14, 2000
10.13	Promissory Note, as amended November 13, 2002, between the Registrant and Computer Associates
10.14	Assignment and Assumption Agreement between ACCPAC Australia Pacific, Inc. and Computer Associates Pty Limited dated August 15, 2000
10.15	Assignment and Assumption Agreement between ACCPAC Africa (Pty) Ltd. and Computer Associates Africa (Pty) Ltd. dated July 13, 2000
10.16	Price Book License Agreement between the Registrant and Computer Associates dated September 3, 2002
10.17	Product Transfer Agreement between the Registrant and Computer Associates dated January 1, 2000
10.18	Waiver, Consent and Agreement between the Registrant and Computer Associates, dated November 13, 2002
21.1	Subsidiaries of the Registrant
23.1	Consent of KPMG LLP, Independent Accountants
23.2	Consent of Covington & Burling (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*
To be filed by Amendment

(b)
Financial Statement Schedule

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)  That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)  That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of this issue.

        (4)  To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denomination and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, state of California, on December 18, 2002.

ACCPAC INTERNATIONAL, INC.
By:	/s/ DAVID M. HOOD David M. Hood President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints David M. Hood and Donnat Lettman as his attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement relating to this registration statement under Rule 462 of the Securities Act and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID M. HOOD David M. Hood	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 18, 2002
/s/ DONNAT LETTMAN Donnat Lettman	Executive Vice President, Chief Operating Officer and Director	December 18, 2002
/s/ MICHAEL HOBERG Michael Hoberg	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 18, 2002
/s/ SIDNEY BRAGINSKY Sidney Braginsky	Director	December 18, 2002
/s/ DAVID GIDDINGS David Giddings	Director	December 18, 2002
/s/ WILLIAM RIZZARDI William Rizzardi	Director	December 18, 2002
/s/ ALFONSE D'AMATO Alfonse D'Amato	Director	December 18, 2002
/s/ BRUCE BLAKEMAN Bruce Blakeman	Director	December 18, 2002

EXHIBIT INDEX

1.1	*	Form of Underwriting Agreement
3.1		Amended and Restated Certificate of Incorporation of the Registrant
3.2		Amended and Restated Bylaws of the Registrant
4.1	*	Form of Common Stock Certificate of the Registrant
4.2		Forms of Subscription and Registration Rights Agreement and Share Sale Agreement
5.1	*	Opinion of Covington & Burling
10.1		Contribution Agreement between the Registrant and Computer Associates, dated January 7, 1998
10.2		Promissory Note, between the Registrant and Computer Associates dated January 7, 1998
10.3		Amended and Restated Real Estate Agreement between the Registrant and Computer Associates, dated October 1, 2001
10.4		Form of Indemnification Agreement
10.5		1998 Stock Incentive Plan of the Registrant
10.6		2002 Stock Incentive Plan of the Registrant
10.7		2002 Employee Stock Purchase Plan of the Registrant
10.8		Computer Associates Year 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit A of Computer Associates' definitive Proxy Statement dated July 12, 1999)
10.9		Office Lease between Registrant and Patrician Associates, Inc., dated June 5, 1998
10.10		Office Lease, as amended February 21, 2001, between Bentall Properties Ltd., Westminster Management Corp. and ACCPAC Canada Inc.
10.11		Office Lease, as amended March 6, 2000, between Bentall Properties Ltd., Westminster Management Corp. and ACCPAC Canada Inc.
10.12		Assignment and Assumption Agreement between the Registrant and Computer Associates dated July 14, 2000
10.13		Promissory Note, as amended November 13, 2002, between the Registrant and Computer Associates
10.14		Assignment and Assumption Agreement between ACCPAC Australia Pacific, Inc. and Computer Associates Pty Limited dated August 15, 2000
10.15		Assignment and Assumption Agreement between ACCPAC Africa (Pty) Ltd. and Computer Associates Africa (Pty) Ltd. dated July 13, 2000
10.16		Price Book License Agreement between the Registrant and Computer Associates dated September 3, 2002
10.17		Product Transfer Agreement between the Registrant and Computer Associates dated January 1, 2000
10.18		Waiver, Consent and Agreement between the Registrant and Computer Associates, dated November 13, 2002
21.1		Subsidiaries of the Registrant
23.1		Consent of KPMG LLP, Independent Accountants
23.2		Consent of Covington & Burling (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page)

*
To be filed by Amendment

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TABLE OF CONTENTS
DEALER PROSPECTUS DELIVERY OBLIGATION
PROSPECTUS SUMMARY
ACCPAC International, Inc.
The Offering
Summary Consolidated Financial and Other Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Relating to Computer Associates
Risks Related to the Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
Option Grants in Fiscal 2002
Option Values at March 31, 2002 for Computer Associates' Stock
CERTAIN TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ACCPAC International, Inc. and Subsidiaries Index to Consolidated Financial Statements
INDEPENDENT AUDITORS' REPORT
ACCPAC International, Inc. and Subsidiaries Consolidated Balance Sheets (In Thousands, Except Share and Per Share Amounts)
ACCPAC International, Inc. and Subsidiaries Consolidated Statements of Operations (In Thousands, Except Per Share Amounts)
ACCPAC International, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss) (In Thousands)
ACCPAC International, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In Thousands)
ACCPAC International, Inc. and Subsidiaries Notes to the Consolidated Financial Statements (Information as of September 30, 2002 and for the Six-Months Ended September 30, 2001 and 2002 is Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Transfers of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX